Execution Version
Exhibit 10.1
Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that has been omitted is indicated by “[***]”.
Schedules and exhibits to this Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

CREDIT AGREEMENT
Dated as of September 15, 2026

by and among

HALLADOR ENERGY COMPANY,
as a Borrower,

TURTLE CREEK GAS HOLDINGS, LLC,
as a Borrower,

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Administrative Agent

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent, and

THE LENDERS PARTY HERETO

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TABLE OF CONTENTS
i

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SCHEDULES
IA    Subsidiary Guarantors
IB    Dutch Auction Procedures
1.01(b)    Material Project Documents
1.01(c)    Unrestricted Subsidiaries
2.01    Term Commitments and Term Percentages
2.02    Draw Schedule
5.01(s)(i)    Mortgaged Properties
6.03    Subsidiaries and Other Equity Investments
6.07    Environmental Matters
6.09(a)    Employee Matters
6.18    Pending Required Approvals
7.16    Energy Regulatory Status and Other Energy Regulatory Matters
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8.01(b)    Existing Liens
8.02    Existing Investments
8.03    Existing Indebtedness
8.08    Transactions with Affiliates
11.02    Addresses for Notices
EXHIBITS
A    Form of Borrowing Notice
B    Form of Term Loan Note
C    Form of Compliance Certificate
D-1    Form of Assignment and Assumption
D-2    Form of Affiliate Lender Assignment and Assumption
E    Form of Administrative Questionnaire
F    Form of Certificate of Foreign Lender

H    Form of Solvency Certificate
I    Form of Joinder Agreement

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This CREDIT AGREEMENT (this “Agreement”), dated as of September 15, 2026, by and among HALLADOR ENERGY COMPANY, a Colorado corporation (“Hallador”) and TURTLE CREEK GAS HOLDINGS, LLC, a Delaware limited liability company (“Turtle Creek”, each individually, a “Borrower”, and collectively, the “Borrowers”), each Lender from time to time party hereto, U.S. Bank Trust Company, National Association, as Administrative Agent, and U.S. Bank National Association, as Collateral Agent.
PRELIMINARY STATEMENTS
Each Borrower has requested that the Lenders extend credit to such Borrower as described in this Agreement. The Lenders are willing to make such credit available to each Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I

Definitions and Accounting Terms
Section 1.01Defined Terms
. As used in this Agreement, the following terms shall have the meanings set forth below:
“ABR” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to the highest of (a) the rate that the Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time, (b) the sum of (i) the Federal Funds Rate in effect on such day plus (ii) 0.50%, (c) the sum of (i) Term SOFR for a one-month tenor in effect on such day plus (ii) 1.00%, and (d) 0.00%. Any change in the ABR due to a change in the rate announced by the Administrative Agent as its prime or base commercial lending rate, the Federal Funds Rate or Term SOFR shall be effective as of the opening of business on the effective day of such change in the rate announced by the Administrative Agent as its prime or base commercial lending rate, the Federal Funds Rate or Term SOFR, respectively.
“ABR Loan” means a Loan that bears interest based on the ABR.
“ABR Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.
“Accounts” means, collectively the Construction Account, the Revenue Account, and each other deposit account, securities account or commodity account of any Borrower Entity, and “Account” means any one of them. All Accounts, other than Excluded Accounts, shall be subject to a Deposit Account Control Agreement as required by Section 2.18(a).
“Administrative Agent” means U.S. Bank Trust Company, National Association, acting through such of its Affiliates or branches as it may designate, in its capacity as administrative

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agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.
“Administrative Agent Account” means Account Number: [***], ABA Number [***], SWIFT Code: [***], Account Name: Administrative Agent DDA, Reference: [***] for Hallador Energy Company.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the applicable Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person (a) that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person; (b) that directly or indirectly beneficially owns or holds 20% or more of any class of voting Equity Interests of such Person; or (c) 20% or more of the voting Equity Interests of which is directly or indirectly beneficially owned or held by such Person.
“Affiliate Lender Assignment and Assumption” has the meaning set forth in Section 11.07(h)(i).
“Affiliate Lender Cap” has the meaning set forth in Section 11.07(h)(ii).
“Affiliate Lenders” means, collectively, the Borrower and their respective Affiliates.
“Agent Expenses” has the meaning set forth in Section 2.06.
“Agent-Related Persons” means each Agent, together with its Related Parties.
“Agents” means, collectively, the Administrative Agent and the Collateral Agent.
“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the aggregate then unpaid principal amount of such Lender’s Term Loans.
“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement” has the meaning set forth in the introductory paragraph to this agreement.
“AML Laws” means all laws, rules, and regulations of the United States of America, the United Kingdom and any other applicable jurisdiction, including laws, rules and regulations

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applicable to any Borrower Entity, in each case, from time to time concerning or relating to anti-money laundering or counter-terrorism financing.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act and all other applicable laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including those applicable to any Borrower Entity by virtue of such Person being organized or operating in such jurisdiction.
“Anticipated Cure Deadline” has the meaning set forth in Section 9.03.
“APA Escrow Account” means the escrow account established pursuant to Section 3.3 of the Asset Purchase Agreement.
“APA Escrow Agreement” means the “Escrow Agreement” (as defined in the Asset Purchase Agreement), in form and substance substantially similar to the version of such agreement provided to the KLIM Lender prior to the Closing Date, as the same may be amended, supplemented, registered or otherwise modified from time to time in accordance with this Agreement.
“Applicable Rate” means, as to the Term Facility, (i) prior to the Commercial Operation Date, a percentage per annum equal to the sum of the PIK Rate plus the Fixed Rate and (ii) commencing on the Commercial Operation Date and thereafter, a percentage per annum equal to eight percent (8.00%) per annum for SOFR Loans and seven percent (7.00%) per annum for ABR Loans.
“Approved Budget” means the annual operating budget approved or deemed approved pursuant to Section 7.12.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate (including branches, managed funds or accounts, limited partners and any other account) that is engaged in making, purchasing, holding or investing in bank or commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender or an Affiliate of a Lender.
“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of May 30, 2026, by and between Energy World Corporation Ltd., as the seller, and Hallador, as the buyer.
“Assignee” has the meaning set forth in Section 11.07(b).
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1, or otherwise in form and substance reasonably acceptable to the Administrative Agent (acting at the written direction of the Required Lenders).
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic

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Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Auction Manager” means (a) the Administrative Agent or (b) any other financial institution or advisor engaged by the Borrowers (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Dutch Auction; provided that the Borrowers shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as and the Borrowers shall be under no obligation to engage the Administrative Agent to act as the Auction Manager); provided, further, that no Borrower Entity nor any of their respective Affiliates may act as the Auction Manager.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to Section 2.17(d).
“Award Properties” means all equipment and other property, including any real property, acquired with the funds provided by the DOE pursuant to the DPA Agreement prior to DOE’s release of its interest in such property.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent (acting at the written direction of the Required Lenders) and the Borrower giving due

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consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent (acting at the written direction of the Required Lenders) and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means, the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

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“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.17.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Black Lung Act” means, collectively, the Black Lung Benefits Revenue Act of 1977, as amended and the Black Lung Benefits Reform Act of 1977, as amended.
“Borrower” means each of Hallador and Turtle Creek, individually or collectively, as the context may require, and each reference to “the Borrower” or the “Borrowers” shall be a joint and several reference to each of them.
“Borrower Entities” means the Borrower and its Restricted Subsidiaries.
“Borrower Materials” has the meaning set forth in Section 11.02(b).
“Borrowing” means, individually or collectively, as the context may require, a borrowing of Term Loans.
“Borrowing Date” means any Business Day specified by the applicable Borrower as a date on which the applicable Borrower requests the relevant Lenders to make Loans hereunder.
“Borrowing Notice” means a written Borrowing Notice substantially in the form of Exhibit A and signed by a Responsible Officer of each Borrower.
“Building” means a building or structure with at least two (2) walls and a roof or any such building or structure in the course of construction.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York, New York are authorized or required by law or other governmental action to close.

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“Capital Expenditures” means, with respect to any Person, any expenditure by such Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real Property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to clause (a) or (b) above.
“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases.
“Cash Available for Debt Service” means, for any Test Period, (a) EBITDA for such period less (b) Capital Expenditures (excluding any Capital Expenditures incurred in connection with the (x) DPA Agreement or (y) the Project prior to the Commercial Operation Date) paid in cash or (without duplication) payable during such period.
“Cash Equivalents” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case, maturing within one (1) year from the date of acquisition thereof; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having a rating of A+ or higher from S&P or A1 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (c) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within two hundred seventy (270) days from the date of acquisition thereof issued or guaranteed by or placed with the Depositary Bank or any domestic office of any commercial bank organized under the Laws of the United States or any state thereof that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (e) money market deposit accounts, deposit accounts or interest bearing deposits issued or offered by the Depositary Bank or any domestic office of any financial institution organized under the Laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; (f) repurchase or reverse repurchase agreements with a term of not more than ninety (90) days fully collateralized with securities described in clause (a) or (b) above, including those of the Depositary Bank or any of its Affiliates; (g) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of which assets are invested in investments of the type described in clauses (a)-(f) above including any money market fund for which the Depositary Bank or an Affiliate of the Depositary Bank serves as investment manager, administrator, shareholder servicing agent, and/or custodian or sub-custodian, notwithstanding that the Depositary Bank or an Affiliate of the

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Depositary Bank receives fees from funds for services rendered; (h) demand deposits, including interest bearing money market accounts, time deposits, trust funds, trust accounts, overnight bank deposits, interest-bearing deposits, and certificates of deposit or bankers acceptances of depository institutions, including by the Depositary Bank or any of its Affiliates, rated in the AA long term ratings category or higher by S&P or Moody’s or which are fully FDIC-insured; and (i) cash.
“Cash Interest Expense” means, with respect to the Borrower Entities on a combined or consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay in kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting or in connection with any Prepaid Forward Power Sales Contract), (b) to the extent included in Interest Expense, the amortization of any debt issuance costs, commissions, financing fees paid by, or on behalf of, any Borrower Entity, including such fees paid in connection with the Transactions, and the expensing of any bridge, commitment or other financing fees, including those paid in connection with the Transactions or any amendment of this Agreement, (c) the amortization of debt discounts, if any, or fees in respect of Hedge Agreements and (d) cash interest income received by any Borrower Entity in such period.
“Cash Management Agreement” means any agreement to provide cash management services or control over an account, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to any Loan Party.
“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an Affiliate of a Lender or an Agent, or (b) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date, a Lender or an Agent or an Affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Cash Management Agreement.
“Casualty Event” means any event that gives rise to the receipt by any Borrower Entity of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof (but excluding proposals thereof) by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) (but excluding proposals thereof) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and

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(ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of forty-five percent (45%) or more of the Equity Interests of Hallador entitled to vote for members of the board of directors or equivalent governing body of Hallador on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Hallador cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) Hallador ceases to own, directly or indirectly, one hundred percent (100%) of the Equity Interests in Turtle Creek.
“[***]” means [***] and its successors and assigns.
“[***] ISDA” means that certain ISDA 1992 Master Agreement dated as of [***], among [***], Hallador, and Hallador Power Company LLC, together with any and all confirmations and transactions thereunder and exhibits, annexes, and schedules thereto, in each case, as in effect on the Closing Date and as may be modified in accordance with the terms of this Agreement, and any and all confirmations and transactions thereunder, and any and all exhibits, annexes, and schedules thereto, in each case, entered into after the Closing Date in accordance with the terms of this Agreement.
“Class” means when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans.
“Closing Date” means the date on which each of the conditions precedent under Section 5.01 have been satisfied or waived in accordance with the terms of this Agreement and the Initial Term Loans have been funded.
“Closing Date Intercompany Loan” has the meaning set forth in Section 8.06(c).
“Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, as amended.

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“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties; provided that none of the Excluded Collateral shall constitute Collateral for the Term Facility.
“Collateral Agent” means U.S. Bank National Association, acting through such of its Affiliates or branches as it may designate, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed pursuant to this Agreement.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)    the Agents shall have received each Collateral Document required to be delivered (i) on the Closing Date, pursuant to Section 5.01(a)(ii) and (ii) at such time as may be designated therein, pursuant to the Collateral Documents, Section 7.11, subject to the limitations and exceptions of this Agreement and the Collateral Documents, duly executed by each Loan Party party thereto;
(b)    all Obligations (other than, with respect to the Borrower Entities, any Excluded Hedge Obligations of the Borrower Entities) shall have been unconditionally guaranteed by the Subsidiary Guarantors;
(c)    the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (subject to prior Liens or Permitted Liens to the extent permitted by Section 8.01) in (i) all Equity Interests in any Borrower Entity owned by any Loan Party and (ii) all intercompany Indebtedness owed to any Loan Party by any Borrower Entity; and
(d)    except to the extent otherwise provided hereunder (including the requirements of Section 5.01 and Section 7.11), including subject to prior Liens to the extent permitted by Section 8.01, or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities or instruments, recording such Mortgage, filing financing statements under the Uniform Commercial Code or to the extent required in the Guarantee and Collateral Agreement) in substantially all tangible and intangible assets of the Borrower and each Subsidiary Guarantor, in each case, with the priority required by the Collateral Documents, in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents.
“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, each Deposit Account Control Agreement, the Mortgages, each of the mortgages, collateral assignments, supplements to the Guarantee and Collateral Agreement, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and/or the Administrative Agent pursuant to Section 7.11, and each of the other agreements, instruments or

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documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
“Commercialization” means that Turtle Creek or any of its Subsidiaries shall have entered into one or more Qualified Contracts (other than the Hoosier Energy Contract unless the Hoosier Energy Contract qualifies as a Qualified Contract under clause (i) or (ii) of the definition of Qualified Contract) providing for the sale of not less than the lesser of (x) fifty percent (50%) of the MISO-accredited capacity of the Project or (y) 190 ZRCs (MISO Zone 6 Accredited Capacity), or such lesser amount as may be approved in writing by the KLIM Lender, and the Administrative Agent shall have received evidence of the foregoing reasonably satisfactory to it (at the written direction of the KLIM Lender).
“Commercial Operation Date” means the date on which (a) the Borrower delivers to the Administrative Agent a certificate signed by a Responsible Officer, together with reasonably detailed supporting documentation, certifying that: (i) construction, installation and testing of the Project (including the Gas Turbines and related equipment) have been completed in all material respects in accordance with Prudent Industry Practice and the Material Project Documents, (ii) all Required Approvals necessary for the ownership, construction and commercial operation of the Project have been obtained and are in full force and effect and are not subject to any pending or unresolved appeal or challenge, (iii) all performance, reliability and acceptance tests required under the Material Project Documents to be completed prior to commercial operation have been successfully completed, and the results thereof have been delivered to the Administrative Agent, (iv) the Project has commenced the commercial sale of electric energy, capacity or ancillary services on an ongoing basis, (v) no Event of Default has occurred and is continuing; (b) the Independent Engineer has certified to the Administrative Agent that the matters set forth in clauses (a)(i) through (a)(v) have been satisfied; and (c) the Administrative Agent (acting at the written direction of the Required Lenders) has confirmed its acceptance of such certification and supporting documentation.
“Commitment” means, as to any Lender, its Term Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and

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responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided further that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, Section 4.03, Section 11.05 or Section 11.15(b) than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.17 and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrower) that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower Entities (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) determined on a consolidated basis in accordance with GAAP; provided, that Indebtedness for purposes of this definition shall not include (i) obligations in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments, except, in each case, to the extent of unreimbursed amounts thereunder (provided, that any amounts (a) serving as cash collateral under drawn letters of credit, (b) on deposit with respect to surety bonds, performance bonds and similar instruments, and (c) drawn amounts in respect of letters of credit and surety bonds, performance bonds or similar instruments that are reimbursed within one (1) Business Day, shall not be included as Consolidated Debt), (ii) obligations under Hedge Agreements (but including termination payments under Hedge Agreements), and (iii) for the avoidance of doubt, undrawn amounts under the Revolving Facility.
“Consolidated Debt Service Coverage Ratio” means, for any Test Period, the ratio of (a) Cash Available for Debt Service for such Test Period to (b) Debt Service for such Test Period.
“Consolidated Excess Cash Flow” means, for any fiscal year, (a) all Revenues of the Borrower Entities received during such fiscal year (excluding the Net Cash Proceeds from all equity contributions, issuances of Equity Interests and issuances of Indebtedness permitted under

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Section 8.03(a)), minus (b) O&M Costs paid in cash during such fiscal year, minus (c) Debt Service paid in cash during such fiscal year, minus (d) (without duplication of any amount in O&M Costs) maintenance and other Capital Expenditures of the Borrower Entities set forth in the Approved Budget or the budget for Hallador delivered pursuant to Section 7.12(d), as applicable, excluding any Capital Expenditures incurred in connection with the DPA Agreement or included in the Approved Budget for the calendar year ending December 31, 2027, and (i) actually paid in cash during such fiscal year or (ii) contracted during such fiscal year and expected to be paid in cash during the immediately succeeding fiscal year; provided, that any amount that is deducted from the calculation of Consolidated Excess Cash Flow pursuant to this clause (d)(ii) and that is not paid in cash during such immediately succeeding fiscal year shall be added back to the Consolidated Excess Cash Flow calculation for such immediately succeeding fiscal year, minus (e) cash Taxes paid during such fiscal year, minus (f) cash actually deposited and maintained during such fiscal year as cash collateral, cash deposits or other credit support required under any Qualified Contract or other power purchase agreement permitted pursuant to this Agreement; provided that no Consolidated Excess Cash Flow shall be required to be calculated, and no prepayment shall be required under Section 2.08(b)(i), with respect to any period ending prior to the Commercial Operation Date.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of Consolidated Debt as of such date to EBITDA for the most recently ended Test Period; provided, that EBITDA attributable to the Turtle Creek Entities for any Test Period (a) ending on the last day of the first full fiscal quarter ending after the Commercial Operation Date shall be deemed to be an amount equal to EBITDA attributable to the Turtle Creek Entities for such period multiplied by four (4), (b) ending on the last day of the second full fiscal quarter ending after the Commercial Operation Date shall be deemed to be an amount equal to EBITDA attributable to the Turtle Creek Entities for such period multiplied by two (2), and (c) ending on the last day of the third full fiscal quarter ending after the Commercial Operation Date shall be deemed to be an amount equal to EBITDA attributable to the Turtle Creek Entities for such period multiplied by four (4) then divided by three (3).
“Construction Account” means that certain deposit account of Turtle Creek Gas maintained at the Depositary Bank and set forth in the Construction Account DACA.
“Construction Account DACA” means that certain Deposit Account Control Agreement with respect to the Construction Account.
“Construction Milestone” means each construction, acquisition, refurbishment, delivery, interconnection and completion milestone for the Project set forth on the Draw Schedule.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting

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securities, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Party” has the meaning set forth in Section 11.27(a).
“Credit Support Event” means the occurrence of any event or condition that requires the applicable Borrower or its Restricted Subsidiaries to provide a pari passu or senior Lien on any of their Property (or any other Lien not permitted under Section 8.01) to (a) [***] as credit support for the obligations of Hallador or any of its Subsidiaries under the [***] ISDA or (b) [***] as credit support for the obligations of Hallador or any of its Subsidiaries under the [***] ISDA.
“Cure Amount” has the meaning set forth in Section 9.03.
“Cure Right” has the meaning set forth in Section 9.03.
“Debt Service” means, with respect to the Borrower Entities on a combined or consolidated basis for any period, (a) Cash Interest Expense of the Borrower Entities for such period, plus (b) scheduled principal amortization of Consolidated Debt of the Borrower Entities for such period (as such scheduled principal amortization payments may be reduced from time to time pursuant to Section 2.08(a) and Section 2.08(b)(v) hereof).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Proceeds” has the meaning set forth in Section 2.08(b)(viii).
“Declining Lender” has the meaning set forth in Section 2.08(b)(viii).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Defaulting Lender” means, subject to Section 4.07(e), at any time, any Lender that has:
(a)    failed to (i) fund any portion of its Loans within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due;
(b)    notified the Borrower, the Administrative Agent, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has

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made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been or cannot be satisfied);
(c)    failed, within three (3) Business Days after written request by the Administrative Agent, the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent and the Borrower); or
(d)    (i) become or is insolvent or has a direct or indirect parent company that has become or is insolvent, (ii) become the subject of a proceeding under any Debtor Relief Law, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors, a custodian or similar Person appointed for it charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a direct or indirect parent company that has become the subject of a proceeding under any Debtor Relief Law, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors, a custodian or similar Person appointed for it in such capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
Any determination by the Administrative Agent as to whether or not a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.
“Delayed Draw Term Loan Availability Period” means the period commencing on the Closing Date and ending on the earlier of (a) the Delayed Draw Term Loan Commitment Termination Date and (b) the first date on which the Delayed Draw Term Loan Commitments have been terminated and/or reduced to $0.
“Delayed Draw Term Loan Commitment” means, as to any Term Lender, the commitment of such Term Lender to make a Delayed Draw Term Loan pursuant to Section 2.01(b) in the amount set forth opposite such Term Lender’s name on Schedule 2.01 or in an

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Assignment and Assumption. The original aggregate amount of the Delayed Draw Term Loan Commitments is $50,000,000.
“Delayed Draw Term Loan Commitment Termination Date” means the date that is twelve (12) months after the Closing Date.
“Delayed Draw Term Loan” has the meaning set forth in Section 2.01(b).
“Deposit Account Control Agreement” or “DACA” means one or more deposit account control agreements, in form and substance reasonably satisfactory to the Collateral Agent (acting at the written direction of the Required Lenders), among the applicable Borrower Entity, the Collateral Agent and the applicable Depositary Bank, granting the Collateral Agent control (within the meaning of Section 9-104 of the UCC) over each Account.
“Depositary Bank” means Old National Bank or such other depositary institution as may be reasonably acceptable to the Collateral Agent (acting at the written direction of the Required Lenders), in its capacity as depositary bank under any Deposit Account Control Agreement or the Construction Account DACA.
“Draw Certificate” means a certificate of a Responsible Officer of the Borrowers, in form reasonably acceptable to the Administrative Agent (acting at the written direction of the Required Lenders), requesting a disbursement from the Construction Account, delivered together with a Draw Request and certifying as to each of the Draw Conditions set forth in Section 2.18(f).
“Draw Conditions” means the conditions to disbursement from the Construction Account set forth in Section 2.18(f).
“Draw Request” means a written request of a Responsible Officer of the Borrowers for a disbursement from the Construction Account, delivered together with a Draw Certificate and the supporting documentation required by Section 2.18(f).
“Draw Schedule” means the schedule of Project construction milestones, corresponding budgeted costs and maximum cumulative disbursement amounts set forth on Schedule 2.02, as the same may be amended from time to time with the prior written consent of the KLIM Lender.
“Disposition” or “Dispose” means the sale, transfer, lease or other disposition of any Property by any Person (including any sale and leaseback transaction).
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other

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Obligations (other than contingent indemnification obligations as to which no claim has been asserted) that are accrued and payable and the termination of all of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Scheduled Termination Date in respect of the Term Facility; provided that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of any Loan Party or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by any Borrower Entity in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“DOE” means the United States Department of Energy.
“Dollar” and “$” mean lawful money of the United States.
“DPA Agreement” means any Defense Production Act Agreement between the DOE and Hallador Power Company, LLC for the purpose of modernizing the water management system at the Merom Generating Station to ensure compliance with the Effluent Limitation Guidelines issued by the U.S. Environmental Protection Agency.
“Dutch Auction” has the meaning given to such term on Schedule IB hereof.
“E&C Contract” means any engineering and construction contract executed by and between any Turtle Creek Entity and Nomad Infrastructure, LLC in connection with the Project.
“EBITDA” means, for Hallador for any Test Period, an amount, determined on a consolidated basis for Hallador and its Restricted Subsidiaries, equal to (a) Net Income plus (b) without duplication, the sum of the following to the extent deducted in the calculation of Net Income: (i) interest expense; (ii) income Taxes; (iii) depreciation; (iv) depletion; (v) amortization; (vi) unusual and non-recurring losses determined in accordance with GAAP; (vii) other non-recurring expenses reducing such Net Income which do not represent a cash item in such Test Period or any future period; (viii) losses on the sale of assets (other than inventory in the ordinary course of business) or resulting from the termination of hedging transactions; (ix) cash transaction costs and expenses incurred (a) in connection with the Transactions and (b) in connection with the administration (including in connection with any waiver, amendment, supplementation or other modification of the Loan Documents) of the Loans, provided any expenses incurred pursuant to clause (ix)(b) shall not exceed fifteen percent (15%) of EBITDA (prior to giving effect to such add-back) in the aggregate during any Test Period; (x) payments received by the Borrower or any Restricted Subsidiary in respect of any power purchase agreement exclusivity agreements; (xi) proceeds of business interruption insurance (to the extent not reflected as revenue or income or Net Income); and (xii) to the extent not otherwise included above, all other non-cash expenses or charges other than (A) any non-cash item to the extent it represents an accrual of, or reserve for, anticipated cash expenditures in any future period and (B) any non-cash item relating to write-downs, write-offs or reserves with respect to accounts receivable or inventory, minus (c) without duplication, the sum of the following to the extent

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included in the calculation of Net Income: (i) income Tax credits; (ii) extraordinary gains determined in accordance with GAAP; (iii) gains on the sale of assets (other than inventory in the ordinary course of business) or resulting from the termination of hedging transactions; (iv) all non-cash items increasing Net Income, excluding non-cash items under any Prepaid Forward Power Sales Contract; and (v) any cash payments made during such period in respect of non-cash charges described in clause (b)(vii) taken in a prior period. For purposes of calculating EBITDA for any Test Period, if during such Test Period any Loan Party shall have consummated a Material Acquisition or a Material Disposition, EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition, as the case may be, occurred on the first day of such Test Period; provided that all such pro forma calculations shall be reasonably satisfactory to the Administrative Agent (acting at the written direction of the Required Lenders).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) any Person that meets the requirements to be an assignee under Section 11.07 (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan or Commitment to such Person under Section 11.07(b)) and (b) with respect to the Term Loans and Term Commitments only, any Affiliate Lender; provided that in no event shall any Borrower Entity constitute an Eligible Assignee.
“Environmental Consultant” means KERAMIDA Inc. or such other nationally recognized consultant as may be reasonably satisfactory to Borrower and Lenders.
“Environmental Laws” means any and all federal, state, local and foreign Laws, including applicable common law, regulations, judicial decisions, orders, decrees, rules, permits, licenses, and other governmental restrictions and requirements pertaining to human health and safety with respect to the handling of, or exposure to Hazardous Materials, or protection of the environment and natural resources, including, without limitation, CERCLA as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., the Toxic Substances Control Act, 15

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U.S.C. §2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Endangered Species Act, 16 U.S.C. §1531 et seq., the National Environmental Policy Act, 42 U.S.C. §4321 et seq., the Rivers and Harbors Appropriation Act of 1899, 33 U.S.C. §401 et seq., all similar state statutes and local ordinances, and all regulations promulgated under any of those statutes, and all applicable administrative and judicial actions pursuant to such legislation, all as amended from time to time.
“Environmental Liability” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, permit, order or agreement with any Governmental Authority or other Person, arising under Environmental Laws or the Release or threatened Release of a Hazardous Material into the environment.
“Environmental Report” means a Phase I environmental site assessment prepared in accordance with ASTM International standards for the Project site.
“Equity Interests” means, with respect to any Person, all of the shares, membership interests or other similar equivalents (however designated) of capital stock of (or other ownership in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Erroneous Payment” has the meaning set forth in Section 10.16(a).
“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 10.16(d).
“Erroneous Payment Impacted Class” has the meaning set forth in Section 10.16(d).
“Erroneous Payment Return Deficiency” has the meaning set forth in Section 10.16(d).
“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 10.16(d).
“Escrow Release Proceeds” means all amounts released, returned or otherwise paid or payable to any Borrower Entity from the APA Escrow Account or otherwise under or in respect of the Asset Purchase Agreement, including in respect of restoration costs, liquidated damages, indemnity claims, purchase price adjustments, refunds and termination payments.

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning set forth in Section 9.01.
“EWG” means an “exempt wholesale generator” as such term is defined in Section 1262(6) of PUHCA and FERC’s regulations at 18 C.F.R. Part 366.
“Excluded Account” means any deposit account of a Borrower Entity that is (a) used solely for payroll, payroll taxes, other employee wage and benefit payments, or withholding tax, paying or remitting taxes (including sale taxes), or other fiduciary or trust obligations, (b) a zero-balance account all amounts in which are swept no less frequently than daily into an Account subject to a Deposit Account Control Agreement, or (c) which is subject to a Lien permitted pursuant to Section 8.01(q), Section 8.01(r), or Section 8.01(u); provided that (i) the aggregate balance of all Excluded Accounts described in the foregoing clause (b) shall not at any time exceed $250,000, and (ii) each Excluded Account described in the foregoing clause (b) shall at all times constitute Collateral notwithstanding that it is not subject to a Deposit Account Control Agreement.
“Excluded Collateral” means the equity interests of any Unrestricted Subsidiary and each of the following:
(a)    assets that the Administrative Agent (acting at the written direction of the Required Lenders) reasonably determines the cost or burden of obtaining a security interest in such assets are excessive in relation to the value afforded thereby;
(b)    any lease, license, contract, property rights, equipment, joint venture interests, or agreement to which a Loan Party is a party or any of its rights or interests thereunder if and for so long as the grant of a security interest therein shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of such Loan Party therein or (ii) a breach or termination pursuant to the terms of, or a default under, or requires any consent not obtained under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however that, in the case of either the foregoing clause (i) or (ii), such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in the foregoing clause (i) or (ii);
(c)    any equipment that is subject to a purchase money lien or capital lease (solely to the extent that such lien or interest secures purchase money debt or capital leases permitted under the Loan Documents) if the terms of the applicable contract or lease agreement prohibits the grant of a security interest over the applicable equipment (or if the grant of such security interest

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breaches, violates or gives rise to any right of termination or invalidity of the underlying contract or lease agreement);
(d)    any interests in any oil and gas leases;
(e)    any Excluded Account; and
(f)    any Award Properties.
Notwithstanding anything to the contrary set forth herein, in no event shall any direct or indirect right, title or interest in the Merom Station, any mining complexes or surface mines (including, without limitation, the mining complexes Oaktown 1 and 2 underground mines, Prosperity surface mine, and Carlisle wash plant), any coal leases that constitute any Material Real Property or any Material Intellectual Property constitute Excluded Collateral.
“Excluded Hedge Obligation” means, with respect to any guarantor of Hedge Obligations, (a) as it relates to all or a portion of the guaranty of such guarantor, any Hedge Obligation if, and to the extent that, such Hedge Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such guarantor becomes effective with respect to such Hedge Obligation, or (b) as it relates to all or a portion of the grant by such guarantor of a security interest, any Hedge Obligation if, and to the extent that, such Hedge Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one hedge, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to hedges for which such guaranty or security interest is or becomes illegal.
“Excluded Taxes” has the meaning set forth in Section 4.01(a).
“Ex-Im Laws” means (a) applicable Laws related to (i) export controls, including the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, and (ii) import controls or customs, including those administered by U.S. Customs and Border Protection (including the Uyghur Forced Labor Prevention Act and other Forced Labor Laws) and (b) U.S. anti-boycott laws administered by the U.S. Department of Commerce and U.S. Department of the Treasury.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 5, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified prior to

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the date hereof) among Hallador, as borrower, Texas Capital Bank, as administrative agent, and the lenders party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Extension Request” has the meaning set forth in Section 2.16(a).
“Facility” means each of the Term Commitments and the Term Loans made hereunder (the “Term Facility”).
“FATCA” has the meaning set forth in Section 4.01(a).
“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) zero percent (0%).
“Fee Letter” means, collectively (a) that certain term loan facility fee letter agreement, dated as of the Closing Date, among Term Lender and the Borrower (b) that certain Fee Schedule for Services as Administrative Agent and Collateral Agent for Hallador, dated as of August 28, 2026, and (c) any other letter agreement setting forth fees payable by any of the Loan Parties to the Agents, Lender Parties or their respective Affiliates relating to the transaction contemplated by the Loan Documents.
“Fee Payment Date” means each Quarterly Payment Date.
“FERC” means the Federal Energy Regulatory Commission or any successor entity.
“Financial Model” means the financial model delivered by or on behalf of the Borrower to the KLIM Lender on September 14, 2026, with the file name “Hallador Financial Model - vExternal - 09.14.2026”.
“Fixed Rate” means 3.5% per annum.
“Flood Compliance Event” means the occurrence of any of the following: (a) a Flood Redesignation with respect to any Mortgaged Property, and (b) the addition of any Special Flood Hazard Property as a Mortgaged Property pursuant to Section 7.11(b) or Section 7.11(c).
“Flood Hazard Determination” has the meaning specified in Section 5.01(s)(iii).
“Flood Laws” has the meaning specified in Section 7.06(a)(i).
“Flood Redesignation” means the designation of any Mortgaged Property as a Special Flood Hazard Property where such Mortgaged Property was not a Special Flood Hazard Property previous to such designation.

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“Flood Requirements” has the meaning specified in Section 5.01(s)(iii).
“Floor” means a rate of interest equal to three point five percent (3.500%) per annum with respect to the Term Facility.
“Flow of Funds Memo” has the meaning specified in Section 5.01(i).
“Foreign Lender” has the meaning set forth in Section 11.15(b).
“FPA” means the Federal Power Act, as amended, and FERC’s regulations promulgated thereunder.
“FRB” means the Board of Governors of the United States Federal Reserve System.
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funding Office” means the office of the Administrative Agent specified in Section 11.02 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lender Parties.
“GAAP” means generally accepted accounting principles in the United States set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.
“Gas Turbines” means the gas turbine generating units, together with all related ancillary equipment, controls, foundations, interconnection facilities, and other appurtenances thereto, to be purchased and refurbished by the Borrower in connection with the gas plant expansion constituting part of the Project, as more particularly described on Attachment 1 to the Asset Purchase Agreement.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, for the avoidance of doubt, (a) FERC, (b) IURC, (c) NERC, and (d) any supranational bodies such as the European Union or the European Central Bank.
“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, whether or not contingent, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in

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respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain (or to advance or supply funds to maintain) working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement, dated as of the Closing Date, among the Loan Parties and the Collateral Agent.
“Guaranty” means the guarantee made by each Subsidiary Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties under the Guarantee and Collateral Agreement.
“Hallador Accounts” means those certain deposit accounts of the Borrower Entities (other than the Turtle Creek Entities) maintained with the Depositary Bank.
“Hallador Collateral” means all Collateral other than the Equity Interests of Turtle Creek and any asset owned by Turtle Creek or its Subsidiaries.
“Hazardous Materials” means any substance, product, waste, pollutant, chemical, contaminant, constituent, or other material that is or becomes listed or regulated by, or for which liability or standards of conduct may be imposed under any Environmental Law, including, without limitation, any petroleum and petroleum byproducts, natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel (or mixture of natural gas and such synthetic gas), polychlorinated biphenyls, per- or polyfluoroalkyl substances, lead and lead-based paint, radon, radioactive materials, flammables and explosives, and mold. “Hazardous Material” shall include, without limitation, any hazardous or toxic substance, material or waste or any chemical, element, compound or mixture which is: (i) asbestos and asbestos-containing materials; (ii) designated as a “pollutant” or “toxic pollutant” pursuant to the Federal Water Pollution Control Act, 33 U.S.C. § 1362; (iii) defined as a “solid waste” or “hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6903; (iv) defined as “hazardous

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substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601; (v) “hazardous materials” listed in the United States Department of Transportation Table at 49 CFR 172.101 or by the Environmental Protection Agency as hazardous substances at 40 CFR part 302; (vi) “contaminant” as defined in the Safe Drinking Water Act, 42 U.S.C. § 300f; (vii) “extremely hazardous substances” as defined in the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11049; and (viii) “oil” as defined in the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701.
“Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and annexes, a “Master Agreement”), (c) any and all Master Agreements and any and all related confirmations, (d) any other agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act; provided that no Prepaid Forward Power Sales Contract, including, without limitation, the [***] ISDA and the [***] ISDA, shall constitute a Hedge Agreement and (e) any Permitted Bond Hedge Transaction.
“Hedge Obligation” means, with respect to any person, any obligation to pay or perform under any Hedge Agreement.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as market-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Hoosier Energy Contract” means that certain Master Power Purchase and Sale Agreement Amended and Restated Confirmation Letter effective as of December 22, 2025, by and between Hoosier Energy Rural Electric Cooperative, Inc. and Hallador Power Company, LLC, as amended, restated, amended and restated, supplemented or otherwise modified from time to time as permitted hereunder.

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“Immaterial Subsidiary” means any Subsidiary that, as of the date of determination, does not have consolidated EBITDA for the applicable Test Period (when combined with the consolidated EBITDA of all Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 2.5% of the consolidated EBITDA of Hallador and its Restricted Subsidiaries.
“Impositions” has the meaning set forth in Section 4.01(a).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of (i) all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)    net obligations of such Person under any Hedge Agreement;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business and maturing within three hundred sixty-five (365) days after the incurrence thereof except if such trade accounts payable bear interest, (y) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (z) expenses accrued in the ordinary course of business);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness;
(g)    all obligations of such Person in respect of Disqualified Equity Interests; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) that is expressly made nonrecourse or limited-recourse (limited solely to the assets securing such

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Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Independent Manager” means a natural person who is not, and has not for the five (5) years preceding such individual’s appointment been, a direct or indirect equity holder, director, officer, manager, employee, affiliate, customer, supplier or creditor (including any Lender) of Hallador or any of its Subsidiaries (other than in such person’s capacity as an Independent Manager of a Turtle Creek Entity or an independent director of Hallador), and who is provided by a nationally recognized provider of independent director or manager services reasonably acceptable to the Borrower and Required Lenders; provided, that any independent director of Hallador acceptable to the KLIM Lender shall be qualified as an Independent Manager for purposes of this definition; provided, further, that Dan Hudson shall be deemed to be qualified as an Independent Manager for purposes of this definition.
“Indemnified Liabilities” has the meaning set forth in Section 11.05.
“Indemnitees” has the meaning set forth in Section 11.05.
“Independent Engineer” means Leidos Engineering, LLC or another nationally recognized engineering consultant selected by the Administrative Agent (acting at the written direction of the Required Lenders) and reasonably acceptable to the Borrower.
“Information” has the meaning set forth in Section 11.08.
“Initial Term Commitment” means, as to any Term Lender, the commitment of such Term Lender, if any, to make an Initial Term Loan to the Borrower on the Closing Date in the amount set forth opposite such Term Lender’s name on Schedule 2.01. The original aggregate amount of the Initial Term Commitments is $550,000,000.
“Initial Term Loan” has the meaning set forth Section 2.01(a).
“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA. “Insolvent” shall have a meaning correlative to the foregoing.
“Insolvency Proceeding” means (a) any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Loan Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets, (c) any liquidation, dissolution, reorganization or winding-up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Loan Party.

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“Insurance Consultant” means (a) Moore-McNeil, LLC, (b) Mandy McNeil International Limited, or (c) another nationally recognized insurance consultant selected by the Administrative Agent (acting at the written direction of the Required Lenders) and reasonably acceptable to the Borrower.
“Intellectual Property” means the following: (a) copyrights, mask works (including integrated circuit designs) and rights in works of authorship, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom, and all inventions, discoveries and designs claimed or described therein, (d) trade secrets, and other confidential information, including ideas, designs, concepts, compilations of information, databases and rights in data, methods, techniques, procedures, processes and other know-how, whether or not patentable and (e) all other intellectual property or industrial property.
“Intercompany Note” means that certain Intercompany Note, dated as of the Closing Date, executed by Hallador, as payor, in favor of Turtle Creek, as payee, evidencing the Closing Date Intercompany Loan.
“Intercreditor Agreement” means a customary intercreditor agreement, by and among the Administrative Agent, the Collateral Agent, and the administrative agent and collateral agent of the Revolving Facility and on terms consistent with the Term Sheet, negotiated in good faith and in form and substance reasonably satisfactory to the Required Lenders, which intercreditor agreement provides that (i) the Revolving Facility shall not have any Lien on, or rights with respect to Turtle Creek or any asset owned by Turtle Creek or its Subsidiaries, and (ii) the Term Lenders shall have the right to purchase at par 100% of the outstanding obligations under the Revolving Facility upon the occurrence of certain customary events.
“Interest Expense” means, for any period, total interest expense (including that portion attributable to Capitalized Leases in accordance with GAAP and capitalized interest) of the Borrower Entities on a consolidated basis with respect to all outstanding Indebtedness of the Borrower Entities, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Hedging Agreements, if any.
“Interest Payment Date” means, (a) as to any ABR Loan, each Quarterly Payment Date (or, if an Event of Default is in existence, the last Business Day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan (commencing on the last Business Day of the first (1st) fiscal quarter ending after the Closing Date), (b) as to any SOFR Loan, the last day of such Interest Period; provided that if any Interest Period exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates and (c) the date of any repayment or prepayment made in respect of any Loan.

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“Interest Period” means, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such SOFR Loan and ending one, three or six (or, if agreed to by all Lenders under the relevant Facility, twelve) months thereafter, as selected by the applicable Borrower in its Borrowing Notice or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such SOFR Loan and ending one (1), three (3) or six (6) (or, if agreed to by all Lenders under the relevant Facility, twelve) months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 11:00 a.m., New York City time, on the date that is three (3) U.S. Government Securities Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Scheduled Termination Date of such Facility;
(d)    the Borrower may request that the initial Borrowing of Loans on the Closing Date have an Interest Period ending on the last Business Day of the first (1st) fiscal quarter ending after the Closing Date, whether such Loans are borrowed initially as ABR Loans and then converted to SOFR Loans or borrowed initially as SOFR Loans; provided that Term SOFR for a three (3) month Interest Period shall apply thereto; and
(e)    no tenor that has been removed from this definition pursuant to Section 2.17(d) shall be available for election by the applicable Borrower in any Borrowing Notice or in any conversion or continuation request pursuant to Section 2.09.
“Interest Rate Hedging Agreement” means any Hedge Agreement entered into by a Borrower Entity not for speculative purposes in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of a Borrower Entity.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other

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Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to (and reducing such amount by) any returns or distributions of capital or repayment of principal, interest or other amounts actually received in cash by such Person with respect thereto.
“IP Rights” has the meaning set forth in Section 6.12.
“IRS” means the United States Internal Revenue Service.
“IURC” means the Indiana Utility Regulation Commission or any successor entity.
“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit I.
“KLIM Lender” means any Term Lender that is an Affiliate or Approved Fund of the KLIM Representative.
“KLIM Representative” means Kennedy Lewis Investment Management LLC.
“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lender Parties” means a collective reference to the Lenders.
“Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Lenders and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption or an Affiliate Lender Assignment and Assumption or loan modification offer in accordance with Section 11.01, other than any such Person that shall have ceased to be a party hereto as a Lender pursuant to an Assignment and Assumption or an Affiliate Lender Assignment and Assumption.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the applicable Borrower and the Administrative Agent.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real

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property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).
“Loan” means any loan made by any Lender pursuant to this Agreement, including any Term Loan.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) each Fee Letter, (d) the Collateral Documents, (e) each Joinder Agreement and (f) any other agreement provided by the Loan Parties for the benefit of the Secured Parties and jointly designated by the Borrower and the Administrative Agent as a “Loan Document”.
“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.
“Market Consultant” means ICF International Inc. or another nationally recognized market consultant selected by the Administrative Agent (acting at the written direction of the Required Lenders) and reasonably acceptable to the Borrower.
“Material Acquisition” means any acquisition or series of related acquisitions that involves the payment of consideration by the Borrower Entities in excess of $15,000,000.
“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent), financial condition or results of operations of the Borrowers and their Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective material obligations under the Loan Documents or (c) a material adverse effect on the material rights and remedies of the Administrative Agent (for the benefit of the Lender Parties), the Collateral Agent (for the benefit of the Lender Parties) or all of the Lender Parties (taken as a whole) under the Loan Documents.
“Material Disposition” means any Disposition of Property or series of related Dispositions of Property that involves the payment of consideration to the Borrower Entities in excess of $15,000,000.
“Material Hallador Document” means each power purchase agreement to which any of the Borrower Entities (other than the Turtle Creek Entities) is a party.
“Material Intellectual Property” means any Intellectual Property owned or licensed by a Loan Party that is material (as reasonably determined by the Administrative Agent in consultation with the Borrower) to the businesses of the Loan Parties, taken as a whole.
“Material Project Document” means (a) each of the agreements set forth on Schedule 1.01(b), (b) the E&C Contract, (c) each Project Real Property Agreement where the aggregate consideration exceeds $10,000,000, (d) any shared services agreement between Hallador Power Company, LLC and any Turtle Creek Entity, (e) each Material Hallador Document, (f) each Material Turtle Creek Document, and (g) any other agreement entered into by the Turtle Creek Entities in connection with the development or construction of the Project where the aggregate consideration exceeds $10,000,000.

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“Material Real Property” means (a) any parcel of real property owned in fee by a Loan Party or leased by a Loan Party, in each case, that is material to the operation of the Project; provided, however, that one or more parcels owned in fee or leased by any Loan Party and located adjacent to, contiguous with, or in close proximity to, any other parcels owned in fee or leased by any other Loan Party shall, in the reasonable discretion of the Administrative Agent, be deemed to be Material Real Property for the purposes of this definition; (b) Merom Station, (c) any other parcel of real property owned in fee by a Loan Party, (d) easements, right of ways and other interests of a Loan Party associated with the natural gas pipeline that is part of the Project, (e) all of the Loan Parties’ coal leases in Knox County, Indiana, (f) the Loan Parties’ coal leases outside of Knox County, Indiana covering at least 90% of coal reserves contained within all such leases, and (g) all material leased property on which physical assets associated with a Loan Party’s mine complex (such as portals, buildings, stockpiles, coal preparation plants) are located.
“Material Turtle Creek Document” means each energy, capacity, power purchase, tolling or other similar contract to which any Turtle Creek Entity is a party or otherwise entered into by any Turtle Creek Entity or any of its Affiliates for the sale of energy, capacity, power or ancillary services generated by or in respect of the Project.
“Maximum Rate” has the meaning set forth in Section 11.10.
“Merom Generating Station” means that certain 1,080 MW coal fired power generating station, consisting of two steam turbine generators, located in Indiana and owned and operated by Hallador Power Company, LLC located on Merom Station.
“Merom Station” means all interests in real property, both owned and leased, and the licenses, easements, right of ways, water rights and other interests of each Loan Party associated with that certain 1,080 MW coal fired power generating station, consisting of two steam turbine generators, located in Indiana and owned and operated by Hallador Power Company, LLC.
“Minimum MOIC” means (a) 1.35x on the funded amount of the Term Loans (and including, upon funding of the Delayed Draw Term Loans, on the funded amount of the Delayed Draw Term Loans), which amount shall increase to (b) 1.50x on the funded amount of the Term Loans (and including, upon funding of the Delayed Draw Term Loans, on the funded amount of the Delayed Draw Term Loans) from and after the extension of the Scheduled Termination Date in accordance with this Agreement.
“MISO” means Midcontinent Independent System Operator, Inc.
“MOIC” means, as of any date of calculation with respect to any Term Lender and as of any date of determination, the quotient (expressed as a decimal) obtained by dividing: (a) the sum of (i) all cash payments of principal received by such Term Lender in respect of its Term Loans; (ii) all cash interest received by such Term Lender in respect of its Term Loans (including any interest previously capitalized into principal and subsequently paid in cash); and (iii) the outstanding principal amount of such Term Lender’s Term Loans as of such date (including any capitalized interest or interest paid-in-kind included therein), as the numerator by (b) the

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aggregate principal amount of such Term Lender’s Term Commitment as in effect on the Closing Date, as the denominator; provided that the MOIC shall be calculated without giving effect to the MOIC Premium payable in connection with such calculation.
“MOIC Premium” means, as of any date of calculation with respect to any Term Lender, an additional amount (if any) required to result in a MOIC for such Term Lender as of the date of calculation equal to the Minimum MOIC; provided that in no event will the MOIC Premium be less than $0.
“MOIC Trigger Event” means the occurrence of any of the following: (a) the repayment in full of the principal amount of the Term Loans (including on the Scheduled Termination Date), (b) the acceleration of the Term Loans in accordance with the terms of this Agreement; (c) any foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure, sale or other disposition of or realization upon all or substantially all of the Collateral securing the Obligations or any other satisfaction, release, restructuring, reorganization, defeasance or compromise of all of the Obligations in connection with any proceeding under any Debtor Relief Law; or (d) any prepayment of Term Loans if, after giving effect to such prepayment, the outstanding principal amount of the Term Loans will be less than ten percent (10%) of the Term Loan Commitment.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” means, collectively, the deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties.
“Mortgaged Properties” means the parcels of real property that are the subject of a Mortgage. The properties described on Schedule 5.01(s)(i) shall be subject to a Mortgage pursuant to the terms of Section 5.01(s)(i).
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
“NERC” means the North American Electric Reliability Corporation, together with any regional entity exercising delegated authority therefrom, or the successor to any of the foregoing.
“Net Cash Proceeds” means:
(a)    with respect to the Disposition of any asset by any Borrower Entity or any Casualty Event affecting a Borrower Entity, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any casualty insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of such Borrower Entity and including any proceeds received as a result of unwinding any related Hedge Agreement in connection with

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such related transaction) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents and, if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking junior to the Lien securing the Obligations), (B) the out-of-pocket expenses incurred by such Borrower Entity in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, consent fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) income taxes reasonably estimated to be actually payable by any Borrower Entity or its beneficial owner within two (2) years of the date of the relevant Disposition or Casualty Event as a result of any gain recognized in connection therewith and any repatriation costs associated with receipt by the applicable taxpayer of such proceeds, (D) any costs (including any income taxes reasonably estimated to be payable by any Borrower Entity or its beneficial owner) associated with unwinding any related Hedge Agreement in connection with such transaction, (E) any reserve for adjustment in respect of (i) the sale price of the property that is the subject of such Disposition established in accordance with the terms of the applicable purchase and sale agreement governing such sale and (ii) any liabilities associated with such property and retained by any Borrower Entity after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and (F) any cash collateral required to be returned as a result of such Disposition, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any noncash consideration received by any Borrower Entity in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within two (2) years after such Disposition or Casualty Event, the amount of such reserve; and
(b)    with respect to the incurrence or issuance of any Indebtedness by any Borrower Entity, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Hedge Agreement in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, taxes reasonably estimated to be actually payable within two (2) years of the date of such incurrence or issuance and other out-of-pocket expenses and other customary expenses, incurred by such Borrower Entity in connection with such incurrence or issuance and any costs associated with unwinding any related Hedge Agreement in connection therewith.
“Net Income” means, for the Borrower Entities for any Test Period, the net income (or loss) of the Borrower Entities on a consolidated basis as determined in accordance with GAAP; provided that Net Income shall exclude (a) the net income (or loss) of any Person (other than a Loan Party) during such Test Period to the extent that the declaration or payment of dividends or similar distributions by such Person of its net income is not permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of

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the terms of its Organization Documents or any agreement, instrument or Laws applicable to such Person or its equity holders during such Test Period, except that such Person’s equity in any net loss of any such Subsidiary for such Test Period shall be included in determining Net Income, (b) any net income (or loss) for such Test Period of any other Person if such other Person is not a Restricted Subsidiary, except that Borrower’s equity in the net income of any such Person for such Test Period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such Test Period to Borrower or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to Borrower as described in clause (a) of this proviso), (c) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to asset sales or other dispositions, in each case other than in the ordinary course of business, (d) any net after-tax extraordinary gains or losses and (e) the cumulative effect of a change in accounting principles.
“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to any Borrower Entity, any of their respective Affiliates or any Equity Interests of any of the foregoing.
“Non-Recourse Persons” has the meaning set forth in Section 11.24.
“Note” means the collective reference to any promissory note evidencing Loans.
“NPL” means the National Priorities List under CERCLA.
“O&M Costs” means, for any period, all out-of-pocket costs incurred and then due and payable by the Borrower Entities for the ordinary course operation and maintenance of the Project and the Borrower Entities’ business during such period, but excluding Debt Service, Capital Expenditures, depreciation, amortization and other non-cash charges; provided that, O&M Costs shall include, in each case without duplication and notwithstanding the exclusion of Capital Expenditures above, (a) major maintenance and scheduled and unscheduled outage expenses in respect of the Merom Generating Station and (b) capital expenditures in respect of the Sunrise Coal, LLC facility that are required by applicable Law, Prudent Industry Practice or any Material Project Document.
“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of any Loan Party to the Administrative Agent, the Collateral Agent or Lender Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent (including Agent

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Expenses), the Collateral Agent or any Lender Party that are required to be paid by any Loan Party pursuant hereto or any other Loan Document) or otherwise.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” has the meaning set forth in Section 4.01(b).
“Participant” has the meaning set forth in Section 11.07(d).
“Participant Register” has the meaning set forth in Section 11.07(j).
“PATRIOT Act” has the meaning set forth in Section 11.22.
“Payment Recipient” has the meaning assigned to such term in Section 10.16(a).
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.
“Permit” means any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required to be obtained from a Governmental Authority.
“Permitted Bond Hedge Transaction” means any call option (including any capped call option) on the common stock of Hallador purchased by Hallador from one or more dealers substantially concurrently with the issuance of any convertible securities issued by Hallador in a transaction not in violation of Section 8.03, in which the purpose of such transaction is to hedge or offset, in whole or in part, the potential economic dilution resulting from the conversion, settlement or exchange of such convertible securities.
“Permitted Liens” means with respect to any Borrower Entity, any lien permitted under Section 8.01.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PIK Rate” means 4.50% per annum.
“Plan” means, at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning set forth in Section 11.02(b).
“Pledged Debt” has the meaning set forth in the Guarantee and Collateral Agreement.
“Pledged Equity Interests” has the meaning set forth in the Guarantee and Collateral Agreement.
“Prepaid Forward Power Sales Contract” means any forward sale or purchase agreement that includes prepayment of eighty percent (80%) or more of the consideration for the delivery of electricity upon execution of such agreement, including, without limitation, the [***] ISDA and the [***] ISDA.
“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction shall be (i) excluded (in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary or any division, product line or facility used for operations of the Borrower or any Restricted Subsidiary) and (ii) included (in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person or a designation of a Subsidiary as a Subsidiary), (b) any retirement of Indebtedness, and (c) if and to the extent applicable hereunder, any incurrence or assumption of Indebtedness by the Borrower or any of its Restricted Subsidiaries (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness)); provided that (A) Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be reasonably identifiable and calculated in good faith in a reasonable and factually supportable manner and (B) any such calculation shall be subject to the applicable limitations set forth in the definition of “EBITDA” and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies resulting from or relating to any Specified Transaction (including the Transactions) which is being given pro forma effect that

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have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of any financial ratios or tests (and in respect of any subsequent pro forma calculations in which such Specified Transaction is given pro forma effect) and during any applicable subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that such amounts are in the good faith judgment of the Borrower (x) directly attributable to such transaction and (y) expected to have a continuing impact on the Borrower or any of its Restricted Subsidiaries; provided, further, that, in each such case, (1) such actions are taken or are expected to be taken within twenty-four (24) months after the date of consummation of the applicable Specified Transaction, (2) all Specified Transactions and all related actions shall be deemed to have occurred as of the first day of the applicable Test Period, (3) any amounts included in EBITDA on a Pro Forma Basis as a result of any such adjustment do not exceed in the aggregate twenty five (25)% of EBITDA for any Test Period (without giving effect to this definition) and (4) any such amount added to EBITDA shall not be duplicative of any other charge or expense added pursuant to any other clause contained in EBITDA.
“Project” means that certain 463 MW natural gas fired facility to be located in Sullivan County, Indiana and owned by Turtle Creek Gas.
“Project Real Property Agreement” has the meaning set forth in Section 7.15(b).
“Property” means any right or interest in or to any asset or property of any kind whatsoever (including Equity Interests), whether real, personal or mixed and whether tangible or intangible.
“Prudent Industry Practice” means those practices, methods, techniques, specifications and standards of safety and performance, as they may be modified from time to time, that (a) are generally accepted in the electric generating and transmission industry as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair or use of electric generating and transmission facilities which are similar to the Project and (b) are otherwise in compliance in all material respects with applicable Law and Required Approvals. Prudent Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region or as required by any Governmental Authority or standards setting agency, including but not limited to FERC, IURC and NERC.

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“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” means Lenders that do not wish to receive Non-Public Information with respect to the Borrower Entities or their respective Equity Interests.
“PUHCA” means the Public Utility Holding Company Act of 2005, and FERC’s regulations promulgated thereunder.
“QFC Credit Support” has the meaning set forth in Section 11.27.
“Qualified Contract” means, (i) an energy, power purchase, tolling or other similar commercial energy contract structured in the ordinary course in a manner substantially similar to the capacity contracts entered into by Hallador or its Subsidiaries with utility customers for the Merom Generating Station as of the Closing Date and entered into with (A) a utility counterparty, or (B) any other non-financial counterparty (excluding data center counterparties) that has a long-term unsecured debt rating of at least BBB- from S&P or Baa3 from Moody’s, unless otherwise approved by the Required Lenders; (ii) pursuant to which the applicable energy and capacity pricing is at or above the levels reflected in the Financial Model (or such other forecast delivered to and approved by the Required Lenders); and (iii) any contract that does not satisfy the rating requirement set forth in clause (i) or the pricing requirement set forth in clause (ii), shall require the prior written consent of the KLIM Lender to constitute a “Qualified Contract”. The Hoosier Energy Contract shall constitute a Qualified Contract.
“Quarterly Payment Date” means the last Business Day of each March, June, September and December.
“Recipient” means the Administrative Agent or any Lender, as applicable.
“Register” has the meaning set forth in Section 11.07(c).
“Regulation D” means Regulation D of the FRB, as in effect from time to time.
“Regulation T” means Regulation T of the FRB, as in effect from time to time.
“Regulation U” means Regulation U of the FRB, as in effect from time to time.
“Regulatory Authority” has the meaning set forth in Section 11.08.
“Rejection Notice” has the meaning set forth in Section 2.08(b)(viii).
“Related Parties” means as to any Person, such Person’s partners, members, directors, officers, employees, Affiliates and agents of such Person.
“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, leaching, pouring, emptying, discharging, dumping, or migration of Hazardous Materials into the environment.

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“Relevant Governmental Body” means, the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.
“Relevant Transaction” has the meaning set forth in Section 2.08(b)(iv)(A).
“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived.
“Reporting Deliverable” has the meaning set forth in Section 1.02(f).
“Required Approvals” has the meaning set forth in Section 6.18.
“Required Insurance” has the meaning set forth in Section 7.06(a).
“Required Lenders” means (a) the holders of more than fifty percent (50%) of the aggregate unpaid principal amount of the Term Loans and (b) so long as KLIM Lenders in the aggregate at such time hold outstanding Term Loans with an aggregate principal amount equal to or greater than thirty-five percent (35%) of all then outstanding Term Loans, the KLIM Representative; provided that, in each case, the Term Loans of any Affiliate Lender shall be disregarded to the extent required in accordance with Section 11.01.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Resource Development Agreement” has the meaning set forth in Section 6.14.
“Responsible Officer” means the chief executive officer, director, president, vice president, executive vice president, managing director, chief financial officer, treasurer or assistant treasurer or other similar officer or authorized signatory of a Loan Party, and, as to any document delivered on the Closing Date (except as otherwise expressly set forth in Section 5.01), any secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or

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termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Persons thereof), and (b) any voluntary prepayment, repurchase, redemption, retirement, defeasance or other acquisition for value of any unsecured or subordinated Indebtedness (including any intercompany Indebtedness expressly subordinated to the Obligations), excluding, for the avoidance of doubt, any regularly scheduled amortization, amounts due at maturity or upon acceleration as a result of an event of default (or analogous event) thereunder or any amounts mandatorily required to be prepaid or redeemed with respect to any such Indebtedness.
“Restricted Subsidiaries” means all Subsidiaries of the Borrower other than the Unrestricted Subsidiaries, and “Restricted Subsidiary” means any one of the Restricted Subsidiaries.
“Revenue Account” means the Hallador Accounts and the Turtle Creek Revenue Account.
“Revenues” means all cash receipts of the Borrower Entities from any source, including proceeds from the sale of energy, capacity and ancillary services, proceeds of any Hedge Agreement, insurance proceeds, condemnation awards, and all other income (whether cash or non-cash), revenues (whether cash or non-cash) and receipts of the Borrower Entities, in each case determined on a combined basis.
“Revolving Facility” means a revolving credit facility with one or more commercial banks, in an aggregate principal amount not to exceed $75,000,000, secured by the Hallador Collateral on a first-priority basis, ahead of the Liens in favor of the Collateral Agent for the benefit of the Secured Parties on the Hallador Collateral, with allocation of priority payments to such Revolving Facility upon customary triggers, and subject to the Intercreditor Agreement; provided that the Revolving Facility shall not be secured by any Equity Interests of Turtle Creek or any assets owned by Turtle Creek or its Subsidiaries, with representations, affirmative, negative and general reporting covenants, and events of default not materially more restrictive than the Events of Default (but with maintenance financial covenants as agreed with the commercial bank(s) providing the Revolving Facility).
“Revolving Facility Closing Date” means the date on which the Revolving Facility is first funded or otherwise becomes effective.
“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services, LLC, and any successor thereto.
“Sanctioned Country” means, at any time, (a) a country, region or territory that is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such governments, country, region or territory (as of the Closing Date, Cuba, Iran, North Korea, the Government of Venezuela, and the Crimea region of Ukraine, and the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Kherson, and Zaporizhzhia regions of Ukraine), or (b) a country, region or territory that is otherwise the subject or target of broad Sanctions (as of the Closing Date, Afghanistan, Russia and Belarus).

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“Sanctioned Person” means, at any time, any Person that is, or that is acting for, on behalf of or at the direction of a Person that is, (a) the target of (i) Sanctions including any Person listed on the SDN List or any other Sanctions-related list maintained by the United States (including by OFAC and the U.S. Department of State), the United Nations Security Council, the European Union or any of its member states, the United Kingdom (including His Majesty’s Treasury), or any other Sanctions authority, or (ii) Ex-Im Laws, including any Person(s) listed on any Ex-Im Laws list, including the U.S. Department of Commerce’s Bureau of Industry and Security’s Entity List and the UFLPA Entity List; (b) located, organized or resident in, or any governmental entity or governmental instrumentality of, a Sanctioned Country or (c) any Person fifty percent (50%) or more directly or indirectly owned by, or controlled by, any Person(s) described in clause(s) (a) and/or (b) hereof.
“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC and the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) the United Kingdom (including His Majesty’s Treasury); (e) Cayman Islands; or (f) the respective governmental institutions, agencies and subdivisions of any of the foregoing.
“Scheduled Termination Date” means the date that is three (3) years after the Closing Date (or, if such date is not a Business Day, the next preceding Business Day); provided that the Scheduled Termination Date shall be extended for an additional two (2) years upon the exercise of the Extension Option in accordance with Section 2.16.
“SDN List” means the Specially Designated Nationals and Blocked Persons List maintained by OFAC.
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank, except for any such Cash Management Agreement designated by the applicable Borrower in writing to the Administrative Agent as an “unsecured cash management agreement” as of the Closing Date or, if later, as of the time of entering into such Cash Management Agreement.
“Secured Obligations” means the Obligations and all obligations of any Loan Party under any Secured Cash Management Agreement, in each case to the extent secured or intended to be secured by the Collateral Documents.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each Lender Party and each Cash Management Bank with respect to any Secured Cash Management Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” means Energy World Corporation Ltd., a corporation incorporated in Australia.

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“SEMS” means the Superfund Enterprise Management System maintained by the U.S. Environmental Protection Agency.
“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR other than pursuant to clause (c) of the definition of “ABR”.
“Solvent” means, with respect to any Person, as of any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured, (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, a business for which their assets, on a consolidated basis, would constitute an unreasonably small capital with which to carry on such business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Special Flood Hazard Property” has the meaning specified in Section 5.01(s)(iii).
“Specified Transaction” means any incurrence or repayment of Indebtedness or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrower or other event or action that in each case by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.
“Specified Triggering Event” means (i) an Event of Default under Section 9.01(a), (ii) an Event of Default under (A) Section 9.01(b) (to the extent arising from a breach of Section 8.10, subject to the cure rights contained in Section 9.03) or (B) Section 9.01(c) (to the extent arising from a breach of Section 7.01 and/or Section 7.02(a)), (iii) an Event of Default under Section

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9.01(e)(iii), Section 9.01(f) or Section 9.01(g), or (iv) any acceleration of outstanding Obligations or exercise of (or direction to exercise any) remedies by or from the Required Lenders.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantor” means (a) each Restricted Subsidiary of the Borrower set forth on Schedule IA and (b) each other Subsidiary of the Borrower that becomes a party to the Guarantee and Collateral Agreement.
“Supported QFC” has the meaning set forth in Section 11.27.
“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.
“Taxes” has the meaning set forth in Section 4.01(a).
“Term Commitment” means as to any Lender, the sum of such Lender’s Initial Term Commitment (if any) plus such Lender’s Delayed Draw Term Loan Commitment (if any). The original aggregate amount of the Term Commitments is $600,000,000.
“Term Facility” has the meaning set forth in the definition of “Facility”.
“Term Lender” means each Lender that has a Term Commitment or that holds a Term Loan.
“Term Loan” means an Initial Term Loan or a Delayed Draw Term Loan, as applicable.
“Term Percentage” means, as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of all Term Loans then outstanding).
“Term Sheet” means the Hallador Term Sheet dated July 27, 2026 executed by Hallador and the KLIM Representative.
“Term SOFR” means:

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(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that, if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that, if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;
provided that, if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent (acting at the written direction of the Required Lenders)).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Term SOFR Tranche” means the collective reference to SOFR Loans under a particular Facility where the then-current Interest Periods with respect to all of which begin on the same date and end on the same date (whether or not such Loans shall originally have been made on the same day).
“Test Period” means, at any time, the four (4) consecutive fiscal quarters of the Borrower then last ended (in each case taken as one (1) accounting period).

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“Title Companies” means Hendrich Title Company and/or any other nationally recognized title insurance provider selected by the Borrower and reasonably acceptable to the Administrative Agent (acting at the written direction of the Required Lenders) and “Title Company” means any one of the Title Companies.
“Title Policies” means the title policies to be issued by the Title Company with respect to each Mortgaged Property in accordance with the Collateral and Guarantee Requirement and Section 7.11.
“[***] ISDA” means that certain ISDA 2002 Master Agreement dated as of [***], among [***] and Hallador Power Company, LLC, together with any and all confirmations and transactions thereunder and exhibits, annexes, and schedules thereto, in each case, as in effect on the Closing Date and as may be modified in accordance with the terms of this Agreement, and any and all confirmations and transactions thereunder, and any and all exhibits, annexes, and schedules thereto, in each case, entered into after the Closing Date in accordance with the terms of this Agreement.
“Transaction Expenses” means any fees, costs or expenses (including Agent Expenses) incurred or paid by the Borrower or any other direct or indirect parent of the Borrower or any other Borrower Entity in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.
“Transactions” means, collectively, the refinancing of existing Indebtedness of the Borrower under the Existing Credit Agreement, the funding of the Initial Term Loans on the Closing Date, the payment of the Transaction Expenses and the execution and delivery of Loan Documents to be entered into on the Closing Date.
“Turtle Creek Entities” means Turtle Creek and each of its direct and indirect Subsidiaries, and “Turtle Creek Entity” means any one of the Turtle Creek Entities.
“Turtle Creek Gas” means Turtle Creek Gas Generation, LLC.
“Turtle Creek Revenue Account” means a deposit account of Turtle Creek established with the Depositary Bank and subject to a Deposit Account Control Agreement, into which all Revenues and all other cash receipts of the Turtle Creek Entities (other than amounts required to be deposited into the Construction Account) received after the Commercial Operation Date shall be deposited.
“Type” means, with respect to a Loan, its character as an ABR Loan or a SOFR Loan. “U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Lender” has the meaning set forth in Section 11.15(c).

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“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.27.
“U.S. Tax Law Change” means, as applied in respect of any Lender Party or Agent, as the case may be, the occurrence after the date it first became a party to this Agreement (including, for the avoidance of doubt, by means of assignment) of the enactment of any applicable United States federal tax Law or promulgation of any United States Treasury regulation or the entry into force, revocation or change or modification of any income tax convention to which the United States is a party, or change in the administrative application or administrative or judicial interpretation of any of the foregoing (excluding, for the avoidance of doubt, FATCA).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or the Uniform Commercial Code of any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Cash” means unrestricted cash and Cash Equivalents of the Borrower Entities not subject to any Liens (other than Liens created under the Loan Documents and Permitted Liens).
“Unrestricted Subsidiaries” means only the entities set forth on Schedule 1.01(c), subject to restrictions set forth in Section 7.18.
“Waterfall Triggering Event” shall have the meaning assigned to such term in Section 2.15(c).
“Waterfall Triggering Notice” means a written notice given by Required Lenders to the Administrative Agent following the occurrence and during the continuance of any Specified Triggering Event described in clause (i) or clause (ii) of the definition of “Specified Triggering Event”, electing to trigger the waterfall provisions set forth in Section 2.15(c) hereof.
“Withholding Agent” means any Loan Party and the Administrative Agent.

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“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“ZRCs” means zonal resource credits, as defined in the MISO Open Access Transmission, Energy and Operating Reserve Markets Tariff.
Section 1.02Other Interpretive Provisions
. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(i)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(ii)The term “including” is by way of example and not limitation.
(iii)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(iv)The use of the term “or” is not intended to be exclusive.
(v)Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.
(c)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(d)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(e)For purposes of determining compliance with any Section of Article VIII at any time, in the event that any Lien, Investment, Indebtedness (whether at the time of

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incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.
(f)Notwithstanding anything herein to the contrary, any Default or Event of Default that occurs and is continuing solely as a result of a failure of any Loan Party to provide to the Administrative Agent, the Collateral Agent, the Depositary Bank or a Lender a notice, a report, a budget, a certificate, financial statements or a similar written deliverable (collectively a “Reporting Deliverable”) prior to the date set forth herein with respect thereto or the expiration of the time period specified for the delivery of such Reporting Deliverable shall be deemed to be cured upon delivery of such Reporting Deliverable to the Administrative Agent, the Collateral Agent, the Depositary Bank or such Lender, as applicable, notwithstanding that the time period for delivery of such Reporting Deliverable shall have expired or passed.
Section 1.03Accounting Terms
.
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein.
(b)If at any time any change in GAAP or the application thereof would affect the computation of any financial ratio, basket or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders through the Administrative Agent shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, basket or requirement to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Administrative Agent (acting at the written direction of the Required Lenders) not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) such ratio basket or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent (acting at the written direction of the Required Lenders), between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the application thereof.
Section 1.04Rounding
. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05References to Agreements and Laws
. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed

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to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.06Times of Day
. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).
Section 1.07Timing of Payment or Performance
. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.09 or as described in the definition of “Interest Period” or Quarterly Payment Date) or performance shall extend to the immediately succeeding Business Day.
Section 1.08Pro Forma Calculations
. Notwithstanding anything to the contrary herein, any financial covenant calculation shall be calculated on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period but not later than the date of such calculation.
Section 1.09Rates
. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR or the Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such

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rate (or component thereof) provided by any such information source or service, except in instances of the Administrative Agent’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.
Section 1.10Divisions
. For all purposes under the Loan Documents, in connection with any division or plan of division by any Loan Party under Section 18-217 of Title 6 of the Delaware Code (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Loan Party or any Subsidiary of any Loan Party becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Loan Party or Subsidiary of a Loan Party (as the case may be) to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Article II

The Loan Commitments and Borrowings
Section 2.01The Term Commitments
.
(a)Initial Term Loans. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make an initial term loan (an “Initial Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Initial Term Commitment of such Term Lender. The Initial Term Loans may from time to time be SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.02 and Section 2.09. Amounts repaid or prepaid in respect of Initial Term Loans may not be reborrowed. Each Borrower is a co-borrower of, and is jointly and severally liable for, all the Term Loans and all other Obligations, regardless of which Borrower receives the proceeds of any Borrowing.
(b)Delayed Draw Term Loans. Subject to the terms and conditions set forth herein (including the conditions set forth in Section 5.03), during the period from the Closing Date until the Delayed Draw Term Loan Commitment Termination Date, each Term Lender severally agrees to make one or more term loans (each, a “Delayed Draw Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount of such Term Lender’s Delayed Draw Term Loan Commitment. The Delayed Draw Term Loan Commitment of each Term Lender shall automatically and permanently terminate on the Delayed Draw Term Loan Commitment Termination Date to the extent not theretofore drawn. The Delayed Draw Term Loans may from time to time be SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.02 and Section 2.09. Amounts repaid or prepaid in respect of Delayed Draw Term Loans may not be reborrowed.
Section 2.02Procedure for Term Loan Borrowing
.
(a)Initial Term Loan Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which shall be irrevocable and must be received by

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the Administrative Agent prior to 11:00 A.M., New York City time, in the case of a borrowing of SOFR Loans, three (3) U.S. Government Securities Business Days prior to the anticipated Closing Date, or such shorter period as the Administrative Agent may agree to at the written direction of the KLIM Lender, and, in the case of a borrowing of ABR Loans, one (1) Business Day prior to the anticipated Closing Date, or such shorter period as the Administrative Agent may agree to at the written direction of the KLIM Lender) requesting that the Term Lenders make the Initial Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of any such Borrowing Notice, the Administrative Agent shall promptly notify each relevant Term Lender thereof. Not later than 12:00 noon, New York City time, on the Closing Date, each Term Lender shall make available to the Administrative Agent (by wire transfer to the Administrative Agent Account, unless otherwise directed in writing by the Administrative Agent) an amount in immediately available funds equal to the Initial Term Loan to be made by such Term Lender. The Administrative Agent shall credit the account designated by the Borrower pursuant to the applicable Borrowing Notice or, on the Closing Date, in accordance with the Flow of Funds Memo, with the aggregate of the amounts made available to the Administrative Agent by the applicable Term Lenders in immediately available funds.
(b)Delayed Draw Term Loan Borrowing. The Borrower may borrow Delayed Draw Term Loans during the Delayed Draw Term Loan Availability Period on any Business Day by delivering to the Administrative Agent a Borrowing Notice (which shall be irrevocable and must be received by the Administrative Agent prior to 11:00 A.M., New York City time, (i) three (3) U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of SOFR Loans, or (ii) one (1) Business Day prior to the requested Borrowing Date, in the case of ABR Loans) specifying (A) that the Borrowing is a Delayed Draw Term Loan borrowing, (B) the requested Borrowing Date, (C) the aggregate amount of Delayed Draw Term Loans to be borrowed (which shall not exceed the aggregate Delayed Draw Term Loan Commitments then in effect), (D) the Type of Loans requested and (E) in the case of SOFR Loans, the length of the initial Interest Period therefor. Upon receipt of any such Borrowing Notice, the Administrative Agent shall promptly notify each relevant Term Lender thereof. Not later than 12:00 noon, New York City time, on the Borrowing Date specified in the applicable Borrowing Notice, each Term Lender shall make available to the Administrative Agent an amount in immediately available funds equal to the Delayed Draw Term Loan to be made by such Term Lender. The Administrative Agent shall credit the account designated by the Borrower pursuant to the applicable Borrowing Notice with the aggregate of the amounts made available to the Administrative Agent by the applicable Term Lenders.
(c)General. Each Borrowing Notice delivered pursuant to this Section 2.02 shall specify whether the Borrowing is an Initial Term Loan or a Delayed Draw Term Loan. The respective obligations of each Term Lender under this Agreement are several and not joint and no Term Lender shall be responsible for the failure of any other Term Lender to satisfy its obligations hereunder.
Section 2.03Repayment of Term Loans
. The Term Loans of each Term Lender shall amortize in consecutive quarterly installments on the last Business Day of each calendar quarter prior to the Scheduled Termination Date in respect of the Term Facility, commencing on the last Business Day of the first (1st) full calendar quarter to occur after the Commercial Operation Date, in an amount equal to such Term Lender’s Term Percentage multiplied by the amount equal to (a) prior to the Commercial Operation Date, zero percent (0%) and (b) on and after the Commercial Operation Date, zero point two five percent (0.25%), in each case, of the original principal amount of the Term Loans (reduced by the amount of any Term Loans prepaid in connection with an optional

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or mandatory prepayment, as the case may be, in accordance with Section 2.08); provided that the final principal installment shall be repaid on the Scheduled Termination Date in respect of the Term Facility and shall be in an amount equal to the aggregate principal amount of the Term Loans outstanding on such date.
Section 2.04[Reserved]
.
Section 2.05[Reserved]
.
Section 2.06Agent Fees
. The Borrower agrees to pay to each Agent, for its own account, the fees and costs payable in the amounts and at the times agreed pursuant to the applicable Fee Letter or otherwise in writing between the Borrower and the Agents (the foregoing, collectively, “Agent Expenses”) and to perform any other obligations contained in the applicable Fee Letter. All fees payable under this Section 2.06 shall be computed on the basis of a year of three hundred and sixty (360) days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.
Section 2.07[Reserved]
.
Section 2.08Prepayments
.
(a)Optional; Call Protection. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three (3) U.S. Government Securities Business Days prior thereto, in the case of SOFR Loans, and no later than 11:00 A.M., New York City time, one (1) Business Day prior thereto, in the case of ABR Loans, which notice shall specify (x) the date and amount of prepayment, (y) whether the prepayment is of SOFR Loans or ABR Loans and (z) the Facility as to which such prepayment is to be applied; provided that, if a SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.04 on the date of prepayment. Each such notice shall provide a reasonably detailed calculation of the aggregate amount of such prepayment. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender under the applicable Facility thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued and unpaid interest to such date on the amount prepaid and any amounts payable pursuant to Section 4.04, if any. Partial prepayments of Loans prepaid under this Section 2.08(a) shall be in an aggregate principal amount of $250,000.00 or a whole multiple of $50,000 in excess thereof in the case of ABR Loans or $1,000,000 or a whole multiple of $200,000 in excess thereof in the case of SOFR Loans (or, in

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the event of a prepayment in full of the Term Loans, an amount equal to the outstanding principal amount of such Term Loans being prepaid). Each prepayment made pursuant to this Section 2.08(a) shall be applied ratably to repay the Loans outstanding under the applicable Facility and, with respect to any prepayment of the Term Loans, shall be applied to the principal repayment installments of such Term Loans as directed by the Borrower (or, absent direction from the Borrower, in direct order of maturity to the remaining scheduled installments thereof).
(b)Mandatory.
(i)Commencing with the first full fiscal year ending after the date on which the Project achieves the Commercial Operation Date, and for each fiscal year thereafter, within ten (10) Business Days after the earlier of (x) the date the annual financial statements for such fiscal year are delivered pursuant to Section 7.01(a) and (y) the date such financial statements were required to be delivered, the Borrowers shall, subject to Section 8.06(c), prepay the Term Loans in an aggregate principal amount equal to one hundred percent (100%) of Consolidated Excess Cash Flow of the Borrowers for such fiscal year.
(ii)Upon receipt of the Cure Amount pursuant to Section 9.03 exercised solely with respect to the Borrower’s failure to comply with the requirement set forth in Section 8.10(c), the Borrowers shall prepay the Term Loans in an aggregate principal amount equal to one hundred percent (100%) of such Cure Amount.
(iii)Upon the issuance of any convertible securities (excluding preferred equity) permitted by Section 8.03(a)(xix) on or after April 30, 2027, the Borrowers shall prepay the Term Loans in an aggregate principal amount equal to one hundred percent (100%) of the Net Cash Proceeds thereof; provided, that before any such Net Cash Proceeds are required to be applied as a mandatory prepayment, the Borrowers may apply such Net Cash Proceeds to the aggregate remaining budgeted construction costs of the Project set forth in the Approved Budget or to provide credit support for Qualified Contracts of the Turtle Creek Entities only to the extent the KLIM Lender consents to such application in writing.
(iv)Relevant Transaction.
(A)If any Borrower Entity Disposes of any property or assets pursuant to Section 8.05(b) or any Casualty Event occurs (any such transaction or series of related transactions resulting in Net Cash Proceeds being a “Relevant Transaction”), the Borrower shall (1) give written notice to the Administrative Agent thereof promptly after the date of receipt of such Net Cash Proceeds and (2) except to the extent Borrower elects in such notice to reinvest all or a portion of such Net Cash Proceeds to provide credit support for Qualified Contracts, prepay an aggregate principal amount of the Loans in an amount equal to all Net Cash Proceeds received from such Relevant Transaction within three (3) Business Days of receipt thereof by such Borrower Entity; provided that no prepayment shall be required under this Section 2.08(b)(iv) unless the Net Cash Proceeds from such Relevant Transaction exceed $2,500,000, and any such prepayment shall only be required to the extent such Net Cash Proceeds exceed $2,500,000.
(B)With respect to any Net Cash Proceeds received with respect to any Relevant Transaction at the option of the relevant Borrower Entity, such Borrower Entity may reinvest (or commit to reinvest) all or any portion of such Net Cash Proceeds in assets useful in the business of any Borrower Entity within one hundred eighty (180) days following receipt of such Net Cash Proceeds (or, if the relevant Borrower Entity has contractually committed within one hundred eighty (180) days

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following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, then within two hundred seventy (270) days following receipt of such Net Cash Proceeds); provided, however, that, (x) the Administrative Agent shall have received a reinvestment notice signed by a Responsible Officer of the relevant Borrower Entity and setting forth in reasonable detail the proposed reinvestment and a projected budget and timeline therefor, (y) no Default or Event of Default shall exist at the time of such reinvestment and (z) if any of such Net Cash Proceeds are no longer intended to be so reinvested at any time after the occurrence of the Relevant Transaction (or are not reinvested within such one hundred eighty (180) days or two hundred seventy (270) days, as applicable), an amount equal to any such Net Cash Proceeds shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.08.
(v)Upon the incurrence or issuance by any Borrower Entity of the net proceeds of any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 8.03, the Borrower shall prepay an aggregate principal amount of the Loans in an amount equal to one hundred percent (100%) of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Borrower Entity.
(vi)MOIC Premium.
(A)Upon the occurrence of a MOIC Trigger Event, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Term Lenders, an amount equal to the MOIC Premium. It is understood and agreed that if the Obligations are accelerated (including pursuant to Article IX of this Agreement as a result of any Event of Default, by operation of law or otherwise), the MOIC Premium shall also be due and payable on such date and such MOIC Premium shall constitute part of the Obligations.
(B)[Reserved].
(C)In view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Term Lender’s lost profits as a result thereof, the amounts payable pursuant to this Section 2.08(b)(vi) shall be presumed to be the liquidated damages sustained by each Lender as the result of the early prepayment or repayment of the Term Loans hereunder and the Loan Parties agree that such amount is reasonable under the circumstances currently existing. Such amounts shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means). EACH OF THE LOAN PARTIES HEREBY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF SUCH AMOUNTS IN CONNECTION WITH ANY SUCH ACCELERATION OR OTHERWISE. Each of the Loan Parties expressly agrees (to the fullest extent that each may lawfully do so) that: (A) such amounts are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) such amounts shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay such amounts; (D) such amounts are not intended to act as a penalty or to punish the Loan Parties for any prepayment or repayment of the Loans; (E) such amounts represent a good faith, reasonable estimate and calculation of the lost profits or damages of the Agents and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the

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Lenders or profits lost by the Agents and the Lenders as a result of such prepayment; and (F) each of the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.08. Each of the Loan Parties expressly acknowledges that its agreement to pay such amounts to the Term Lenders as herein described is a material inducement to the Term Lenders to provide the Term Loans.
(vii)Each prepayment of Term Loans pursuant to (A) Section 2.08(b)(i), (B) Section 2.08(b)(iii), (C) Section 2.08(b)(iv) or (D) Section 2.08(b)(v) shall be applied ratably among each Class of Term Loans then outstanding to the principal repayment installments of such Class of Term Loans as directed by the Borrowers (or, absent direction from the Borrowers, in direct order of maturity to the remaining scheduled installments thereof), together with any corresponding termination payments (if any) to be paid under any Interest Rate Hedging Agreements; provided that, in each case with respect to any such prepayment of Term Loans, if no Lenders exercise the right to waive a mandatory prepayment of the Term Loans pursuant to Section 2.08(b)(viii), then, with respect to such mandatory prepayment, the amount thereof shall be applied first to ABR Loans under the Term Facility to the full extent thereof before application to SOFR Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 4.04.
All prepayments under this Section 2.08 shall be made (A) together with, in the case of any such prepayment of a SOFR Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such SOFR Loan pursuant to Section 4.04 and, (B) other than in the case of any repayment in full made pursuant to Section 2.08(b)(v), any such prepayment shall be made without premium or penalty.
Notwithstanding anything to the contrary contained herein, any repayment in full of the Term Loans pursuant to Section 2.08(b)(v) shall include, as applicable, any MOIC Premium then due and payable in connection therewith, and such MOIC Premium shall be applied concurrently with the repayment of the principal amount of the Term Loans giving rise to such MOIC Premium.
(viii)Except as provided in the last sentence of this Section 2.08(b)(viii), any Term Lender, at its option, may elect not to accept all but not less than all of any prepayment of the Term Loans pursuant to this Section 2.08(b) (other than Section 2.08(b)(i) thereof). Subject to the immediately preceding sentence, upon each prepayment date set forth in this Section 2.08(b) (other than Section 2.08(b)(i) thereof) for any prepayment of Term Loans, the Borrower shall notify the Administrative Agent in writing of the amount that is available to prepay the Term Loans. Promptly after the date of receipt of such notice, the Administrative Agent shall provide written notice to the Term Lenders of the amount available to prepay the Term Loans. Any Term Lender declining such prepayment (a “Declining Lender” and such declined amounts, the “Declined Proceeds”) shall give written notice (each, a “Rejection Notice”) thereof to the Administrative Agent by 11:00 A.M. New York City time no later than one (1) Business Day after the date of such notice from the Administrative Agent. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be deposited into (A) prior to the Commercial Operation Date, the Construction Account and (B) on or after the Commercial Operation Date, Turtle Creek Revenue Account and, in each case, shall be applied to the next mandatory prepayment of the Term Loans pursuant to this Section 2.08(b).

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Section 2.09Conversion and Continuation Options; Illegality
.
(a)The Borrower may elect from time to time to convert SOFR Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of SOFR Loans to ABR Loans may only be made on the last day of an Interest Period with respect thereto, unless the Borrower pays any amounts owing pursuant to Section 4.04 on the conversion date. The Borrower may elect from time to time to convert ABR Loans to SOFR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third (3rd) U.S. Government Securities Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a SOFR Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.
(b)Any SOFR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the definition of the term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such Loan; provided that no SOFR Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion, subject to Section 11.01, not to permit such continuations; provided, further that, if such Borrower shall fail to give any required notice as described above in this paragraph, then, unless such SOFR Loan is repaid as provided herein, such Borrower shall be deemed to have selected that such SOFR Loan shall automatically be continued as a SOFR Loan with an Interest Period of one month at the end of such Interest Period or if such continuation is not permitted pursuant to the preceding proviso, such SOFR Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.
(c)If any Lender determines in good faith that compliance by such Lender with any law, treaty, governmental rule, regulation, guideline or order applicable to such Lender has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon written notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, if necessary to avoid such illegality, (i) the Borrower shall, upon demand from such Lender (through the Administrative Agent), convert all affected SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may

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not lawfully continue to maintain such SOFR Loans to such day and (ii) the Administrative Agent shall, during the period of such suspension, compute ABR without reference to clause (c) of the definition of “ABR”, in each case, until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.04. Notwithstanding the foregoing, to the extent a determination by such Lender as described above relates to a SOFR Loan then being requested by the Borrower pursuant to Section 2.02 or Section 2.09(a), the Borrower shall have the option, subject to the provisions of Section 4.04, to rescind such request as to all Lenders by giving notice to the Administrative Agent of such rescission on the date on which such Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).
Section 2.10Limitation on Term SOFR Tranches
. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of SOFR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the SOFR Loans comprising each Term SOFR Tranche shall be equal to $1,000,000.00 or a whole multiple of $200,000.00 in excess thereof, other than any conversions or continuations in the full principal amount of an applicable Loan and (b) no more than eight (8) Term SOFR Tranches shall be outstanding at any one time.
Section 2.11Interest
.
(a)Each SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Term SOFR determined for such day plus the Applicable Rate.
(b)Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Rate.
(c)(i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.11 plus two percent (2.00%) and (ii) if all or a portion of any interest payable on any Loan or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the highest rate then applicable to the ABR Loans under the Term Facility plus two percent (2.00%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
(d)Interest shall be payable in arrears on each Interest Payment Date and as otherwise provided herein; provided that (i) prior to the Commercial Operation Date, interest accruing at the Fixed Rate shall be paid in cash while the remaining accrued interest (including any increase in the PIK Rate pursuant to Section 8.06(c)) shall be paid in kind by adding the amount of such interest to the outstanding principal amount of the Term Loans and (ii) interest accruing pursuant to clause (c) shall be payable from time to time on demand.

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Section 2.12Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate
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(a)Interest and fees payable pursuant hereto shall be calculated on the basis of a three hundred sixty (360)-day year for the actual days elapsed, except that with respect to ABR Loans the rate of interest on which is calculated on the basis of the rate set forth in clause (a) of the definition of “ABR”, the interest thereon shall be calculated on the basis of a three hundred sixty-five (365)- (or three hundred sixty-six (366)-, as the case may be) day year for the actual days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be based upon the outstanding principal amount of such Loan as of the applicable date of determination. The Administrative Agent shall as soon as practicable notify the applicable Borrower and the relevant Lenders of each determination of Term SOFR. Any change in the interest rate on a Loan resulting from a change in the ABR or Term SOFR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the applicable Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b)Each determination of an interest rate by the Administrative Agent (acting at the written direction of the Required Lenders) pursuant to any provision of this Agreement shall be conclusive and binding on the applicable Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the applicable Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).
(c)In connection with the use or administration of any Benchmark, the Administrative Agent (acting at the written direction of the Required Lenders) will have the right to make Conforming Changes from time to time in consultation with the applicable Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the applicable Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.
Section 2.13Evidence of Indebtedness
.
(a)Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender Party resulting from each Loan owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender Party from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Note representing Term Loans, as applicable, in substantially the form of Exhibit B hereto, payable to such Lender Party or its registered assigns in a principal

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amount equal to its Term Loans, respectively, of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.
(b)The Register maintained by the Administrative Agent pursuant to Section 11.07(c) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.
(c)Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.13(b), and by each Lender Party in its account or accounts pursuant to Section 2.13(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the applicable Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the applicable Borrower under this Agreement.
Section 2.14Payments Generally; Presumptions by Administrative Agent
.
(a)General. All payments (including prepayments, but excluding payments made pursuant to Section 2.08(b)(i) of this Agreement) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lender Parties, at the Funding Office (or by wire transfer to the Administrative Agent Account, unless otherwise directed in writing by the Administrative Agent), in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender Party promptly upon receipt in like funds as received, net of any amounts owing by such Lender Party pursuant to Section 10.07. If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(b)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have been notified in writing by any Lender at least one (1) Business Day prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such

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Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the applicable Borrower. If both the applicable Borrower and such Lender pays such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(i)Payments by the Borrower. Unless the Administrative Agent shall have been notified in writing by the applicable Borrower at least one (1) Business Day prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the applicable Borrower.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.14(b) shall be conclusive, absent manifest error.
Section 2.15Sharing of Payments
.
(a)Subject to Section 2.15(c), each Borrowing by the Borrower from the Lenders hereunder, and, subject to Section 4.03, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages of the Lenders.
(b)Subject to Section 2.15(c), each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied in accordance with Section 2.08. Amounts repaid or prepaid on account of the Term Loans may not be re-borrowed.

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(c)Notwithstanding anything to the contrary contained elsewhere in this Agreement or the other Loan Documents, the parties hereto hereby agree that (x) at all times from and after the occurrence and during the continuance of a Specified Triggering Event occurring as a result of the occurrence of any event or circumstances described in clause (iii) or clause (iv) of the definition of “Specified Triggering Event”, (y) with respect to the Disposition of any Collateral at any time following the occurrence and during the continuance of any Event of Default, and (z) at all times from and after the receipt by the Administrative Agent of a Waterfall Triggering Notice from the Required Lenders with respect to any other Specified Triggering Event, and continuing after such occurrence under any of the foregoing clause(s) (x), (y) and (z) until the earlier of (A) such time thereafter as no Specified Triggering Event shall be continuing and/or (B) the Required Lenders, giving written notice to the Administrative Agent revoking such Waterfall Triggering Notice (the foregoing, the “Waterfall Triggering Event”), (I) in the case of clauses (x) or (z) above, any amounts collected or received by the Administrative Agent or any other Lender Party on account of the Obligations (including without limitation any amounts on account of any adequate protection payments and distributions under a plan of reorganization), or in respect of the Collateral that, in accordance with the terms of this Agreement, are to be applied to any of the Obligations and (II) in the case of clause (y) above, any amount collected or received by the Administrative Agent or any Lender Party in respect of the Collateral subject to a Disposition described in clause (y) above, shall be paid over or delivered as follows, in each case, subject to the Intercreditor Agreement (if applicable):
(i)first, to pay (or reimburse, as applicable) any costs, expenses, fees and indemnities then due to any Agent (in its capacity as an Agent) hereunder and under the other Loan Documents (including any such arising or accruing after the commencement of any applicable Insolvency Proceeding as to any Loan Party, whether or not a claim therefor is allowable or allowed in any such Insolvency Proceeding), ratably among them in proportion to the amounts described in this first clause, until paid in full in cash,
(ii)second, to pay (or reimburse, as applicable) any costs, expenses, fees and indemnities then due to any Term Lender (in its capacity as such) hereunder and under the other Loan Documents (including any such arising or accruing after the commencement of any applicable Insolvency Proceeding as to any Person, whether or not a claim therefor is allowable or allowed in any such Insolvency Proceeding), ratably among them in proportion to the amounts described in this second clause, until paid in full in cash,
(iii)third, to pay that portion of Obligations constituting accrued and unpaid interest (including any such arising or accruing after the commencement of any applicable Insolvency Proceeding as to any Person, whether or not a claim therefor is allowable or allowed in any such Insolvency Proceeding) on the Term Loans then due to the Term Lenders (in their respective capacities as such), ratably among them in proportion to the amounts described in this third clause, until paid in full in cash,
(iv)fourth, to pay that portion of Obligations constituting unpaid principal (including any associated MOIC Premium) on the Term Loans, ratably among them in proportion to the amounts described in this fourth clause, until paid in full in cash,
(v)fifth, to the payment in full of all other Obligations (including Obligations with respect to Secured Cash Management Agreements owing to Cash Management Banks and other than contingent indemnification obligations for which no claim has yet been made) then due to any Agent or Lender Parties, ratably among them in proportion to the amounts described in this fifth clause, until paid in full in cash,

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(vi)sixth, the balance, if any, to the applicable Borrower or as otherwise required by law.
Each of the parties party to this Agreement hereby irrevocably agree that this Agreement (including the provisions of this Section 2.15) constitutes a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code of the United States, and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law, and that the terms hereof will survive, and will continue in full force and effect and be binding on each of the parties hereto, in any Insolvency Proceeding (including any Insolvency Proceeding in which a Loan Party is a “debtor-in-possession”). If any Lender Party collects or receives any amounts on account of the Obligations to which it is not entitled under this Section 2.15 or otherwise by the terms of this Agreement (including pursuant to any rights of set-off or any distribution in any Insolvency Proceeding, including, for the avoidance of doubt, any and all adequate protection payments), such Lender Party shall hold the same in trust for the applicable Lender Parties entitled thereto and shall forthwith deliver the same to the Administrative Agent, for the account of such Lender Parties, to be applied in accordance with this Section 2.15, in each case until the prior payment in full in cash of the applicable Obligations of such Lender Parties entitled thereto.
Notwithstanding the foregoing, Obligations with respect to Secured Cash Management Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable holder of such obligations.
After a Waterfall Triggering Event, (i) the cash proceeds realized from the sale of any Collateral or any other cash amounts/distributions received in respect of the Obligations shall be applied to the Obligations in the order set forth in this Section 2.15 and (ii) non-cash proceeds realized from the sale of any Collateral or any other non-cash distributions received in respect of the Obligations will be held by the Administrative Agent until they are converted into cash, at which time, such cash shall be applied to the Obligations in the order set forth in this Section 2.15.
Section 2.16Extension Option
.
(a)The Borrower may request, by written notice to the Administrative Agent delivered not less than ninety (90) days prior to the then-applicable Scheduled Termination Date (the “Extension Request”), that the Scheduled Termination Date in respect of the Term Facility be extended for an additional two (2) years (the “Extension Option”). Any Extension Option shall be subject to the prior written approval of the KLIM Lender, in its sole discretion and no Default or Event of Default shall have occurred and be continuing at the time of either the delivery of the Extension Request or the then-applicable Scheduled Termination Date.
(b)If the Extension Option is exercised and approved, the Borrower shall pay to the Administrative Agent for the ratable account of the Term Lenders an extension fee (the “Extension Fee”) equal to three percent (3.00%) of the aggregate outstanding principal amount of the outstanding Term Loans (for avoidance of doubt, including any principal amount accruing

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from the conversion of accrued interest to principal at the PIK Rate) as of the date of such extension, which Extension Fee shall be due and payable on the effective date of such extension.
(c)Upon payment of the Extension Fee and satisfaction of any conditions reasonably specified by the Administrative Agent, the Scheduled Termination Date in respect of the Term Facility shall be extended for an additional two (2) years from the then-applicable Scheduled Termination Date.
Section 2.17Benchmark Replacement Setting
.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent (acting at the written direction of the Required Lenders) and the applicable Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and such Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.17(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (acting at the written direction of the Required Lenders) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the applicable Borrower and the Lender Parties of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the applicable Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to (d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent (acting at the written direction of the Required Lenders in

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their reasonable discretion) or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent (acting at the written direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent (acting at the written direction of the Required Lenders) may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the applicable Borrower may revoke any pending request for a borrowing of SOFR Loans or a conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the applicable Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans and any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
Section 2.18Accounts; Construction Account Waterfall
s.
(a)Establishment of Accounts. On or prior to (x) the Closing Date, the Borrowers shall establish the Construction Account and (y) the Commercial Operation Date, the Borrowers shall establish the Turtle Creek Revenue Account, in each case, with the Depositary Bank and shall cause each Account (other than the Excluded Accounts) to be subject at all times to a Deposit Account Control Agreement in favor of the Collateral Agent for the benefit of the Secured Parties; provided that, the Construction Account shall at all times be maintained as a blocked account under the exclusive dominion and control of the Collateral Agent in accordance with Section 2.18(b) and the Deposit Account Control Agreement applicable thereto. The Borrowers shall not maintain any deposit account, securities account or commodity account that is not subject to a Deposit Account Control Agreement, other than Excluded Accounts. No Excluded Account shall be subject to the Lien of any Person other than Permitted Liens.
(b)Construction Account; Draw Requests. Except as expressly permitted by Section 7.10, all proceeds of the Term Loans and all other amounts required hereunder to be applied to Project costs, shall be deposited into the Construction Account. All Escrow Release Proceeds shall be deposited directly into the Construction Account when received by a Borrower Entity and no Borrower Entity shall direct, permit or receive payment of any Escrow Release Proceeds to or into any other account. The Construction Account shall be subject to the Construction Account DACA and shall remain under the control of the Collateral Agent. Amounts on deposit in the Construction Account may be used solely for Project costs in accordance with the Approved Budget and Draw Schedule and shall be disbursed (x) on the Closing Date, in accordance with a flow of funds memo approved by the Borrowers and the Administrative Agent (acting at the written direction of the KLIM Lender) and (y) thereafter,

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only upon delivery of a Draw Request and Draw Certificate in form and substance reasonably satisfactory to the Administrative Agent and approval by the Administrative Agent acting at the written direction of the KLIM Lender. Upon such approval, the Administrative Agent shall instruct the Depositary Bank to release the approved amount. No Borrower Entity shall have any right to withdraw or otherwise access funds in the Construction Account except as expressly provided in this Section 2.18(b). No disbursement shall be made while a Default or Event of Default is continuing. Any use of Term Facility proceeds otherwise permitted under this Agreement shall be made through the Construction Account pursuant to the procedures set forth in this Section and shall not constitute a separate borrowing or draw mechanism.
(c)Limitation on Upstream Transfers from Turtle Creek Accounts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, no amounts on deposit in the Turtle Creek Revenue Account or the Construction Account shall be transferred, distributed, loaned, advanced or otherwise made available, directly or indirectly, to Hallador or any Restricted Subsidiary that is not a Turtle Creek Entity, except (a) as expressly required pursuant to the waterfall provisions of this Section 2.18, (b) as expressly permitted by Section 8.02(d), (c) as expressly permitted by Section 8.06(a) or Section 8.06(c), or (d) with the prior written consent of the Required Lenders.
(d)Revenue Account Waterfall. All Revenues from Turtle Creek or its Subsidiaries shall be deposited into (x) prior to the Commercial Operation Date, the Construction Account and (y) from and after the Commercial Operation Date, the Turtle Creek Revenue Account and all Revenues from Hallador and its subsidiaries (other than the Turtle Creek Entities) shall be deposited into the Hallador Accounts. So long as no Event of Default has occurred and is continuing, amounts on deposit in the Turtle Creek Revenue Account shall be applied, on each Quarterly Payment Date and in the following order of priority: (A) first, to pay O&M Costs, Capital Expenditures, and any federal, state, local, foreign and other taxes of the Turtle Creek Entities then due and payable; (B) second, to pay fees, costs, expenses and indemnities then due to the Agents; (C) third, to pay interest then due and payable on the Term Loans; (D) fourth, to pay scheduled principal amortization of the Term Loans then due and payable; (E) fifth, to pay any other Obligations then due and payable; (F) sixth, to fund any mandatory prepayment then required under Section 2.08(b), including the prepayment of Consolidated Excess Cash Flow required under Section 2.08(b)(i); and (G) seventh, so long as no Default or Event of Default exists and all amounts required to be applied under Section 2.08(b) have been so applied, the balance may be released to Turtle Creek for application to Capital Expenditures and other purposes permitted hereunder.
(e)Reporting. The Borrowers shall deliver to the Administrative Agent, within thirty (30) days after the end of each calendar month, a statement of all deposits into and disbursements from the Construction Account and, from and after the Commercial Operation Date, the Turtle Creek Revenue Account, together with (i) a reconciliation against the Approved Budget and the Draw Schedule and (ii) a line-item reconciliation of each disbursement from the Construction Account against the Draw Schedule and the approved Construction Milestones, including the applicable Budget line item, Construction Milestone, payee, amount and date.
(f)Construction Account Conditions to Disbursement. As a condition precedent to each disbursement from the Construction Account, the Borrowers shall deliver a Draw Request and Draw Certificate certifying that: (i) the requested disbursement is for Project costs permitted under this Agreement and consistent in all material respects with the Approved Budget and Draw Schedule; (ii) no Default or Event of Default has occurred and is continuing or would result from such disbursement; (iii) the representations and warranties of the Loan Parties are true and correct in all material respects on the requested disbursement date (or, if made as of an earlier date, as of such earlier date); (iv) the Borrowers are in compliance in all material respects with the Approved Budget and the Draw Schedule and after giving effect to such

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disbursement, funds available in the Construction Account and other committed funding sources are reasonably expected to be sufficient to achieve the Commercial Operation Date in accordance in all material respects with the Approved Budget and Draw Schedule; (v) the Borrowers are in compliance in all material respects with the Asset Purchase Agreement and any Material Project Documents applicable to the costs being funded; and (vi) the Borrowers have delivered such invoices, contracts, milestone certifications and other supporting documentation as the Administrative Agent (acting at the written direction of the Required Lenders) may reasonably request (including the APA Escrow Agreement); and (vii) no event has occurred that would reasonably be expected to materially delay the Commercial Operation Date beyond the date contemplated thereby. No disbursement shall be made unless approved by the Administrative Agent acting at the written direction of the KLIM Lender (such direction not to be unreasonably withheld or delayed).
Article III

[Reserved]
Article IV

Taxes, Increased Costs Protection
Section 4.01Taxes
.
(a)Except as provided in this Section 4.01 and subject to Section 11.15, any and all payments by the Borrower and any other Loan Party to or for the account of any Agent or any Lender Party under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges imposed by any Governmental Authority, and all liabilities (including additions to tax, penalties and interest) with respect thereto (collectively, “Impositions”), excluding, in the case of each Agent and each Lender Party or other recipient of payment to be made by or on account of a Loan Party under any Loan Document, any Impositions (x) imposed on or measured by its net income (including any branch profits Imposition imposed by the United States or any similar Imposition), and franchise (and similar) Impositions (including minimum Impositions) imposed on it in lieu of net income Impositions, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender Party, as the case may be, is organized, in which its principal office is located, in which it maintains its Lending Office or in which it is subject to such Imposition by reason of a present or former connection between it and such jurisdiction (other than a connection arising solely from such Agent or such Lender Party (or its applicable Lending Office) as the case may be, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Loan Document) and (y) that are any United States federal withholding Impositions (including (i) in the case of the Agent or a Lender Party, withholding Impositions imposed under Section 871 or Section 881 of the Code subject to withholding pursuant to Section 1441 or Section 1442 of the Code and (ii) Impositions imposed as a result of such Agent’s or such Lender Party’s failure to comply with the requirements of Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official governmental interpretation published in the Internal Revenue Bulletin thereof, any intergovernmental agreement in connection therewith and any implementing legislation and any agreement entered into pursuant to Section 1471(b)(1) of the Code

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(“FATCA”) to establish an exemption from withholding thereunder, whether or not in any such case withheld from any payment), other than, as to any Lender Party or Agent, United States federal withholding Impositions imposed on or with respect to any payment under this Agreement or any other Loan Document to such Lender Party or Agent (i) as a result of a U.S. Tax Law Change or (ii) pursuant to a law in effect on the date on which such Lender Party became a party to this Agreement pursuant to an assignment request by the Borrower under Section 4.06 (excluding FATCA) (all such non-excluded Impositions being hereinafter referred to as “Taxes” and all such excluded Impositions being hereinafter referred to as “Excluded Taxes”); provided, however, that, if at the date of the Assignment and Assumption pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under this clause (a) in respect of Impositions with respect to payments at such date, then, to such extent, the term Taxes shall include such Impositions, if any, imposed under applicable Law with respect to the Lender Party assignee on such date. Subject to Section 11.15, if any Withholding Agent shall be required by any Laws to deduct any Impositions from or in respect of any sum payable by or on account of any obligation of any Loan Party under any Loan Document, then (i) except in the case of Excluded Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions and withholdings of Taxes or Other Taxes applicable to additional sums payable under this Section 4.01), the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Withholding Agent shall make such deductions, (iii) the Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws and (iv) if the Withholding Agent is a Loan Party, within ten (10) Business Days after the date of such payment, the Loan Party shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.
(b)In addition but without duplication, the Borrower agrees to pay any and all present or future stamp, court or documentary Impositions and any other excise, property, filing, intangible or mortgage recording or similar Impositions which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of any security interest under, or otherwise with respect to, any Loan Document, but excluding any such Impositions arising from a transfer or assignment of any Loan Document (such non-excluded items hereinafter referred to as “Other Taxes”).
(c)Subject to Section 11.15 the Borrower agrees to indemnify each Agent and each Lender Party for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any Governmental Authority on amounts payable under this Section 4.01) payable or paid by such Agent and such Lender Party or required to be withheld from or deducted from a payment to such Agent and such Lender Party and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail a calculation of the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Payment under this Section 4.01(c) shall be made within ten (10) Business Days after the date such Lender Party or such Agent makes a written demand therefor.
(d)Notwithstanding anything herein to the contrary, the Borrower shall not be required pursuant to this Section 4.01 to pay any additional amount to, or to indemnify, any Lender Party or Agent, as the case may be, to the extent that such Lender Party or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender Party

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or Agent becomes a party to this Agreement) as a result of a change in the Lending Office of such Lender Party, except to the extent that any such change is requested or required by the Borrower or to the extent that such Lender Party or Agent was entitled, at the time of the change in Lending Office, to receive additional amounts from the Borrower pursuant to Section 4.01(a) and Section 4.01(c) (and provided that nothing in this Section 4.01(d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change that is a U.S. Tax Law Change).
(e)If any Lender Party or Agent determines in its sole discretion exercised in good faith that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 4.01, it shall promptly remit such refund (but only to the extent of indemnity payments made under this Section 4.01 with respect to the Taxes and Other Taxes giving rise to such refund) to the Borrower, net of all reasonable out-of-pocket expenses (including Impositions) of the Lender Party or Agent, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Lender Party or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant Governmental Authority. Nothing herein contained shall interfere with the right of a Lender Party or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party or Agent to claim any tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender Party or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. This paragraph shall not be construed to require any Lender Party or Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(f)Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.01(a) or Section 4.01(c) with respect to such Lender Party it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender Party’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 4.01, including to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender Party, cause such Lender Party and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 4.01(f) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender Party pursuant to Section 4.01(a) and Section 4.01(c). The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender Party as a result of a request by the Borrower under this Section 4.01(f).
(g)If a payment made to an Agent or Lender Party under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Agent or Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Agent or Lender Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Agent or Lender Party has complied with such Agent’s or Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for

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purposes of this Section 4.01(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(h)Survival. Each party’s obligations under this Section 4.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender Party, the termination of all of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 4.02Inability to Determine Interest Rates
. Subject to Section 2.17, if prior to the first day of any Interest Period for any SOFR Loan:
(a)the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the applicable Borrower absent manifest error) that the Term SOFR Reference Rate cannot be determined pursuant to the definition thereof; or
(b)the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly notify the Borrowers and each Lender.
Upon notice thereof by the Administrative Agent to the Borrower, (i) any obligation of the Lenders to make or continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended to the extent of the affected SOFR Loans or affected Interest Periods until the Administrative Agent (with respect to Section 4.02(b), at the instruction of the Required Lenders) revokes such notice and (ii) if such determination affects the calculation of the ABR, the Administrative Agent shall during the period of such suspension compute the ABR without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such notice. Upon receipt of such notice, (x) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (in each case, to the extent of the affected SOFR Loans or the affected Interest Periods thereof) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans in the amount specified therein and (y) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans, which shall occur at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.04.
Section 4.03Yield Protection
.
(a)If any Change in Law shall:
(i)impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender Party;

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(ii)subject any Lender Party to any Impositions (other than Taxes, Excluded Taxes or Other Taxes, which are otherwise provided for in Section 4.01) on its Loans, Loan principal, Commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender Party any other condition, cost or expense (other than Impositions) affecting this Agreement or the Loans made by such Lender;
and the result of any of the foregoing is to increase the cost to such Lender Party, by an amount that such Lender Party deems in its reasonable discretion to be material, of making, converting into, continuing or maintaining any Loans or of maintaining its obligation to make any such Loan, or to reduce any amount receivable (whether of principal, interest or any other amount) by such Lender Party hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender Party upon its demand, any additional amounts necessary to compensate such Lender Party for such increased cost or reduced amount receivable. If any Lender Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)If any Lender Party shall have determined in good faith that any Change in Law affecting such Lender Party or any lending office of such Lender Party or such Lender Party’s holding company regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender Party or any direct or indirect parent entity or company controlling such Lender Party with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender Party’s or such direct or indirect parent entity’s or company’s capital as a consequence of its obligations hereunder to a level below that which such Lender Party or such direct or indirect parent entity or company could have achieved but for such Change in Law (taking into consideration such Lender Party’s or such direct or indirect parent entity’s or company’s policies with respect to capital adequacy) by an amount deemed by such Lender Party in its reasonable discretion to be material, then from time to time, after submission by such Lender Party to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender Party such additional amount or amounts as will compensate such Lender Party or such direct or indirect parent entity or company for such reduction.
(c)A certificate as to any additional amounts payable pursuant to this Section 4.03 submitted by any Lender Party to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 4.03, the Borrower shall not be required to compensate any Lender Party pursuant to this Section 4.03 for any amounts incurred more than nine months prior to the date that such Lender Party notifies the Borrower of such Lender Party’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 4.03 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 4.04Funding Losses
. Upon written demand of any Lender Party (with a copy to the Administrative Agent) from time to time, which shall include a certificate of such Lender Party setting forth in

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reasonable detail the basis for calculating such compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any SOFR Loan on the date or in the amount notified by the Borrower or the rescission of any notice of prepayment pursuant to Section 2.08(a); or
(c)any mandatory assignment of such Lender’s SOFR Loans pursuant to Section 4.06 on a day other than the last day of the Interest Period for such Loans;
such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such SOFR Loans provided for herein (excluding, however, the Applicable Rate included therein, if any) over (B) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the market for overnight cash borrowing collateralized by United States government securities. A certificate as to any amounts payable pursuant to this Section 4.04 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 4.05Matters Applicable to All Requests for Compensation
.
(a)A certificate of any Agent or any Lender claiming compensation under this Article IV and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.
(b)With respect to any Lender’s claim for compensation under Section 4.01(c), Section 4.02 or Section 4.03, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred twenty (120) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such one hundred twenty (120)-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 4.06Replacement of Lenders under Certain Circumstances
. The Borrower shall, at its sole cost and expense, be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.01 or Section 4.03,

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(b) is a Defaulting Lender, (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as, subject to Section 11.01, the consent of the Required Lenders has been obtained), or (d) provides a notice to the Borrower that such Lender requests a conversion of SOFR Loans to ABR Loans pursuant to Section 2.09; provided that (i) in the case of clause (c), the replacement Lender shall have consented to the amendment, supplement, modification, consent or waiver to which the replaced Lender did not consent, (ii) in the case of clause (a) or (d), prior to any such replacement, such Lender shall have taken no action under Section 4.08 that had the result of eliminating the continued need for payment of amounts owing pursuant to Section 4.01 or Section 4.03 or the conversion of SOFR Loans to ABR Loans pursuant to Section 2.09, (iii) the Borrower may require the replaced Lender to assign and delegate all of its interests, rights and obligations hereunder and under any other Loan Document to one or more Eligible Assignees that shall assume such obligations and the applicable Eligible Assignee shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) in the case of clauses (a) and (c), the Borrower shall be liable to such replaced Lender under Section 4.04 if any SOFR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the applicable Eligible Assignee shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.07 (provided that (x) the Borrower shall be obligated to pay the registration and processing fee referred to therein and (y) the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment may be recorded in the Register and the Notes shall be deemed to be canceled upon such failure), (vii) in the case of clause (a), until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.01 or Section 4.03, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any Lender Party shall have against the replaced Lender.
Section 4.07Defaulting Lenders
. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(a)Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted to the extent set forth in the definitions of “Required Lenders”.
(b)Subject to Section 4.07(e), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to any Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in

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respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to any applicable Loans under this Agreement; fourth, to the payment of any amounts owing to any Lender Party as a result of any judgment of a court of competent jurisdiction obtained by any Lender Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Term Percentages. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this (b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)No Defaulting Lender shall be entitled to receive any commitment fee pursuant to any Fee Letter for any period payable as to which such Lender is a Defaulting Lender during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such commitment fee pursuant to any Fee Letter that otherwise would have been required to have been paid to such Defaulting Lender).
(d)If the Loan Parties and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other applicable Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the applicable Loans to be held pro rata by the Lenders in accordance with the Term Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Loan Parties while that Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(e)If a consent, waiver or vote of all Lenders is required for any action under the Loan Documents, or the consent or waiver of a Defaulting Lender is required pursuant to Section 4.07(a) or Section 11.01, then an affirmative consent, waiver or vote of the Defaulting Lender shall be deemed given if such Defaulting Lender does not provide a written response within twenty (20) days after the date of a written notice to the Defaulting Lender requesting such vote or consent.
Section 4.08Change of Lending Office
. Each Lender Party agrees that, upon the occurrence of any event giving rise to the operation of Section 4.01 or Section 4.03 with respect to such Lender Party, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender

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Party) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender Party, cause such Lender Party and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided, further that nothing in this Section 4.08 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender Party pursuant to Section 4.01 or Section 4.03.
Article V

Conditions Precedent
Section 5.01Conditions to Closing Date
. The occurrence of the Closing Date and the obligation of each Lender Party to make the initial extension of credit requested to be made by it hereunder is subject to satisfaction or waiver (in accordance with Section 11.01) of the following conditions:
(a)The Administrative Agent shall have received all of the following, each of which shall be originals or facsimiles or “.pdf” files unless otherwise specified, each executed by a Responsible Officer of the signing Loan Party, and dated as of the Closing Date:
(i)With respect to any Initial Term Loan to be made on the Closing Date, the Administrative Agent shall have received a Borrowing Notice as and when required by Section 2.02(a).
(ii)Executed counterparts of:
(A)this Agreement;
(B)the Guarantee and Collateral Agreement, together with (1) certificates, if any, representing the Pledged Equity Interests referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank, (2)  customary UCC, tax and judgment lien searches with respect to each of the Borrower Entities reasonably requested by the Administrative Agent (acting at the written direction of the Required Lenders) prior to the Closing Date and (3) financing statements with respect to each Loan Party under the Uniform Commercial Code in proper form for filing;
(C)the Intercompany Note, duly executed and endorsed in blank, delivered to the Collateral Agent; and
(D)the Notes (if any).
(iii)a certificate from a Responsible Officer of each Loan Party, together with all applicable attachments, certifying as to the following:
(A)attached thereto is a copy of each Organization Document of such Loan Party originally executed and delivered by each party thereto and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto;

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(B)set forth therein are the signature and incumbency of the officers or other authorized representatives of such Loan Party authorized to execute and sign the Loan Documents to which it is a party on the Closing Date;
(C)attached thereto are copies of resolutions of the board of directors (or similar governing body) of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, as applicable, in each case, being in full force and effect without modification or amendment; and
(D)attached thereto is a good standing or subsistence certificate from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date and certifying as to the good standing or subsistence of such Loan Party (but only if the concept of good standing or subsistence, as applicable, exists in the applicable jurisdiction);
(iv)the legal opinion of special New York counsel to the Loan Parties from King & Spalding LLP, covering customary New York and federal law matters for all Loan Parties, and customary corporate and perfection matters for each Loan Party organized in the State of Delaware, and such other matters incident to the transactions contemplated by this Agreement and the Administrative Agent may reasonably require;
(v)the legal opinion of special Indiana counsel to the Loan Parties from Krieg DeVault LLP, covering customary corporate and perfection matters for each Loan Party organized in the State of Indiana, and such other matters incident to the transactions contemplated by this Agreement and the Administrative Agent may reasonably require; and
(vi)a solvency certificate from a Responsible Officer of the Borrower substantially in the form of Exhibit H.
(b)no Default or Event of Default shall have occurred and be continuing as of such date as certified in a certificate of a Responsible Officer of the Borrower or after giving effect to the extensions of credit requested to be made on such date.
(c)copies of (i) the unaudited consolidated balance sheet of the Borrower as at the end of the fiscal quarter ended March 31, 2026, and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter, and (ii) the consolidated balance sheet of the Borrower as at the end of the fiscal year ended December 31, 2025, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year.
(d)the Borrower shall have paid all fees, costs and expenses (including legal fees and expenses) and other compensation required to be paid hereunder on the Closing Date (including, without limitation, Agent Expenses and any other fees and expenses payable pursuant to the Fee Letters), to the extent due and, in the case of costs and expenses, invoiced as least one (1) Business Day prior to the Closing Date.
(e)The Construction Account and the Revenue Account shall have been established in accordance with the Depositary Bank and each shall be subject to a Deposit Account Control Agreement in favor of the Collateral Agent.

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(f)The Administrative Agent shall have received evidence that, substantially concurrently with the Closing Date, (i) the Indebtedness outstanding under the Existing Credit Agreement will be repaid in full and all of the Borrower’s obligations thereunder will be fully paid, discharged and terminated and (ii) all Liens and guarantees created pursuant to, or securing the foregoing, have been released.
(g)Each of the representations and warranties made by any Loan Party in the Loan Documents to which such Person is a party shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) on and as of such date as certified in a certificate of a Responsible Officer of the Borrower; provided that, to the extent such representations and warranties expressly relate to an earlier date, they shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) as of such earlier date.
(h)The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date (or such later date as the Administrative Agent may reasonably agree), in form and substance reasonably satisfactory to the Administrative Agent and the Lender Parties, all documentation and other information in connection with AML Laws and Sanctions, including documentation and other information about each Borrower Entity required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested by the Administrative Agent in writing at least ten (10) days prior to the Closing Date. If either Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230 and the Administrative Agent has provided such Borrower the name of each requesting Lender and its electronic delivery requirements at least 10 calendar days prior to the Closing Date, the Administrative Agent and each such Lender requesting a Beneficial Ownership Certification (which request is made through the Administrative Agent) will have received, at least three (3) Business Days prior to the Closing Date, the Beneficial Ownership Certification in relation to such Borrower.
(i)The Administrative Agent shall have received a flow of funds memorandum (the “Flow of Funds Memo”) outlining the use of the Loans (which use shall be in compliance with Section 7.10).
(j)[Reserved].
(k)The Administrative Agent shall have received a market report prepared by the Market Consultant together with a reliance letter permitting Lenders to rely on such market report, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
(l)[Reserved].
(m)To the extent applicable, the Loan Parties and their “related persons” (as defined in the Coal Act) are in compliance in all material respects with the Coal Act and none of the Loan Parties or their respective related persons has any liability under the Coal Act except with respect to premiums or other payments required thereunder which have been paid when due and except to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Effect. The Loan Parties are in compliance in all material respects with the Black Lung Act, and none of the Loan Parties has any liability under the Black Lung Act except with respect to premiums, contributions or other payments required thereunder which have been paid when due and except to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Effect.

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(n)After giving effect to the transactions contemplated by the Loan Documents, the Borrower has a sufficient mine bonding capacity to conduct its operations as projected in accordance with the financial projections of the Borrower and its Restricted Subsidiaries provided to the Administrative Agent.
(o)No Loan Party has been barred for a period in excess of fourteen (14) consecutive days from receiving surface mining or underground mining permits pursuant to the permit block provisions of the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq., and the regulations promulgated thereto, or any corresponding state laws or regulations.
(p)[Reserved].
(q)The Administrative Agent shall have received a UCC search report as of a recent date before the Closing Date for each of the jurisdictions in which the UCC-1 financing statements, the fixture filings and the Mortgages are intended to be filed in respect of the Collateral being granted as of the Closing Date, showing that upon due filing, the security interests created under the relevant Collateral Documents will have a first priority interest over all other financing statements in respect of such Collateral (subject only to the Permitted Liens that, pursuant to applicable Law, are entitled to a higher priority than the liens granted by the Collateral Documents). The Administrative Agent shall have received litigation and docket search reports of a recent date before the Closing Date for each relevant jurisdiction.
(r)All liens contemplated by the Collateral Documents to be created and perfected in favor of the Collateral Agent pursuant to such Collateral Documents shall have been perfected, recorded (or deemed recorded) and filed in the appropriate jurisdictions, or arrangements acceptable to the Administrative Agent (acting at the written direction of the Required Lenders) shall have been made for such perfection, recordation or filing to occur concurrently on the Closing Date, and upon such perfection, recordation or filing shall be in full force and effect and shall constitute valid and enforceable first-priority liens (subject only to Permitted Liens that, pursuant to applicable Law, are entitled to a higher priority than the liens granted by the Collateral Documents).
(s)Delivery to the Administrative Agent of:
(i)counterparts of a Mortgage with respect to the Mortgaged Properties described on Schedule 5.01(s)(i), in form and substance reasonably satisfactory to the Administrative Agent (acting at the written direction of the Required Lenders), duly executed, acknowledged or witnessed, and in form suitable for recording, and delivered by the applicable Loan Party;
(ii)[Reserved];
(iii) a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination (a “Flood Hazard Determination”) with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Borrower and the applicable Loan Party if any Building on any Mortgaged Property is located within an area designated a “special flood hazard area”) (any such Mortgaged Property being a “Special Flood Hazard Property”), and if any Building on such Mortgaged Property is so located in a “special flood hazard area”, (x) a copy of, or a certificate as to coverage under, and a copy of the flood insurance policy and a declaration page relating to, the insurance policies required by Section 7.06 and the applicable provisions of the Collateral Documents and shall be in form and substance reasonably satisfactory to the

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Administrative Agent (acting at the written direction of the Required Lenders) (the requirements described in this clause (iii) being the “Flood Requirements”);
(iv) ALTA surveys or boundary surveys or aerial maps (so called “zip maps”) in lieu of ALTA surveys, or any combination thereof, in form and substance reasonably acceptable to the Administrative Agent (acting at the written direction of the Required Lenders) or such existing surveys together with no change affidavits, in each case in form and substance reasonably acceptable to the Administrative Agent (acting at the written direction of the Required Lenders) and sufficient for the Title Company to remove all standard survey exceptions from the Title Policies and issue the endorsements required in sub clause (ii) above to the extent such coverage and endorsements are available in the applicable jurisdictions and at commercially reasonable rates;
(v)opinions, addressed to the Agents and the Lender Parties, from local counsel in each jurisdiction where a Mortgaged Property is located regarding the enforceability of the Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent;
(t)the UCC financing statements as required by the Collateral and Guarantee Requirement or by Law or as may be requested by the Administrative Agent (acting at the written direction of the Required Lenders), in proper form for filing; and
(u)The Borrower shall have delivered to the Administrative Agent a reasonably detailed budget and schedule for all anticipated costs of the Project, sources and uses of funds, estimates of revenues, and cash flows expected to be generated through the date of expected Commercial Operation Date.
Section 5.02Conditions to Each Subsequent Extension of Credit
. The obligation of each Lender Party to make any subsequent extension of credit requested to be made by it hereunder on any date after the Closing Date is subject to satisfaction or waiver (in accordance with Section 11.01) of the following conditions precedent:
(a)Each of the representations and warranties made by any Loan Party in the Loan Documents to which such Person is a party shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);
(b)No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
Each Borrowing shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions in this Section 5.02 have been satisfied.
Section 5.03Additional Conditions to Delayed Draw Term Loan Borrowing
. In addition to Section 5.02, the obligations of the Term Lenders to make the Delayed Draw Term Loans hereunder are subject to the following additional conditions precedent:

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(a)The requested Borrowing Date shall occur during the Delayed Draw Term Loan Availability Period.
(b)The Administrative Agent shall have received a Borrowing Notice as and when required by Section 2.02(b).
(c)Commercialization with respect to the Project has occurred and the Administrative Agent shall have received evidence reasonably satisfactory to it (at the direction of the KLIM Lender) confirming that Qualified Contracts supporting achievement of Commercialization have, in the aggregate, a weighted average remaining tenor of at least five (5) years from the date of Commercialization.
(d)The Administrative Agent shall have received, and the KLIM Lender shall have approved in writing (such approval not to be unreasonably withheld or delayed), all material documents relating to the development, construction, acquisition and operation of the Project, including (i) the E&C Contract, (ii) the construction budget for the Project, and (iii) any Material Project Document not previously delivered to the Administrative Agent.
(e)The Administrative Agent and the KLIM Lender shall have received a completed report of the Independent Engineer with respect to the Project as constructed (and not solely with respect to the Gas Turbines being acquired), in form and substance reasonably satisfactory to the KLIM Lender, confirming the status of construction of the Project, the estimated remaining cost to complete relative to the Approved Budget and the reasonably expected date of achievement of the Commercial Operation Date, together with a reliance letter or use-of-work-product agreement in favor of the Administrative Agent and the Lenders which reliance letter shall be in form and substance substantially similar to the form of reliance letter provided to the Administrative Agent and the Required Lenders prior to the Closing Date.
Section 5.04Post-Closing Obligations
: The Borrowers shall satisfy each of the following post-closing obligations:
(a)Delivery to the Administrative Agent within thirty (30) days of the Closing Date:
(i)each Title Policy or a marked-up commitment or signed pro forma thereof insuring, except as otherwise contemplated by Section 6.14, the Lien of each such Mortgage as a valid first priority Lien on the property described therein, free of any other Liens except as expressly permitted by Section 8.01, together with such endorsements and coinsurance or reinsurance in such amounts as the Administrative Agent (acting at the written direction of the Required Lenders) may reasonably request (but in no event in excess of the lesser of (x) one hundred percent (100%) of the outstanding principal amount of the Term Loans and (y) one hundred ten percent (110%) of the fair market value of such Mortgaged Property (to the extent the applicable insurer is permitted to insure an amount in excess of one hundred percent (100%) of such fair market value, and otherwise in an insured amount not to exceed one hundred percent (100%) of such fair market value)) and which are available at commercially reasonable rates in the jurisdiction where the Mortgaged Property is located;
(ii)evidence reasonably acceptable to the Administrative Agent of payment by the applicable Loan Party of all Title Policy premiums, search and

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examination charges, escrow charges and related charges, fees, charges, costs and expenses required for the issuance of the Title Policies referred to above;
(iii)such other documents as the Title Company may reasonably request in connection with the issuance of the Title Policies in the form required hereunder;
(iv)an Environmental Report for the Project from Borrower’s Environmental Consultant addressed to the Administrative Agent, which report shall be dated no earlier than one hundred eighty (180) days prior to delivery to the Administrative Agent (and with the site visit, records review, environmental professional’s declaration, and owner/operator interviews performed no earlier than such date), together with a reliance letter permitting Lenders to rely on such Environmental Report; and
(v)a fully executed copy of the APA Escrow Agreement.
Article VI

Representations and Warranties
Each Borrower hereby represents and warrants (as to itself, and as to each other Loan Party), to the Administrative Agent and each Lender Party that:
Section 6.01Existence, Qualification and Power; Compliance with Laws
. Each of the Borrower Entities (a) is a Person duly organized or formed, validly existing and in good standing or subsisting (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as now being conducted and as proposed to be conducted and (ii) in the case of any Loan Party, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws (including Environmental Laws and all applicable Laws which regulate the generation, transmission or sale of energy, capacity and ancillary services) except where a failure to be in compliance would not reasonably be expected to have a Material Adverse Effect, and (e) has all material requisite Permits to operate its business as currently conducted.
Section 6.02Authorization; No Contravention
. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the transactions contemplated hereby, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Permitted Liens), or result in a Credit Support Event or require any payment to be made under (i) any material Contractual Obligation (other

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than any Material Project Document) to which such Person is a party or affecting such Person or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate any Law.
Section 6.03Capitalization
. The Equity Interests of each Loan Party (other than Hallador) have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable and are owned by the applicable Loan Party free and clear of all Liens, except those created under the Collateral Documents and other Permitted Liens. Except as set forth on Schedule 6.03 as of the Closing Date, there are no existing options, warrants, calls, rights, commitments or other agreements requiring the issuance by any Borrower Entity (other than Hallador) of any Equity Interests of such Borrower Entity or any securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire such Equity Interests, and there are no outstanding Equity Interests of any such Borrower Entity that upon conversion or exchange would require the issuance of any additional Equity Interests of any such Borrower Entity, except, in each case, as expressly permitted under the Loan Documents. With respect to Hallador, the authorized, issued and outstanding Equity Interests of Hallador are publicly disclosed in Hallador’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the SEC prior to the Closing Date, as supplemented by any subsequent SEC filings made prior to the Closing Date. No Person holds any option, warrant, call, right, commitment or other agreement to acquire Equity Interests of Hallador except as disclosed in such SEC filings or as would not reasonably be expected to result in a Change of Control. Schedule 6.03 correctly sets forth, as of the Closing Date, (a) each Borrower Entity other than Hallador, (b) its jurisdiction of organization, (c) the record and beneficial ownership of its Equity Interests, including the percentage of such Equity Interests directly or indirectly owned by Hallador or another Borrower Entity, and (d) whether such Person is a Loan Party. As of the Closing Date, Hallador directly or indirectly owns one hundred percent (100%) of the Equity Interests of Turtle Creek, free and clear of all Liens other than Liens created under the Collateral Documents and other Permitted Liens.
Section 6.04Binding Effect
. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding in equity or law).
Section 6.05Litigation
. There are no actions, suits, proceedings, claims or disputes pending or, threatened or contemplated, at Law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party, or against any of their properties that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

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Section 6.06Ownership of Property; Liens
. Each of the Borrower Entities has good record title in fee simple to, or valid leasehold or easement interests in, or other necessary, appropriate or adequate right to use all Material Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except for Permitted Liens. All Collateral required to be delivered pursuant to the Collateral Documents has been duly and validly pledged. The Liens created under the Collateral Documents constitute first priority perfected Liens on the Collateral, subject only to Permitted Liens.
Section 6.07Environmental Compliance
. Except as disclosed in Schedule 6.07 hereto:
(a)None of the Borrowers or their Subsidiaries are, or would be reasonably expected to become subject to, any Environmental Liability that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned or operated by the Borrower or any Subsidiary is listed or, proposed for listing on the NPL or on the SEMS or any analogous foreign, state or local list or is adjacent to any such property and (ii) Hazardous Materials have not been Released, discharged or disposed of on any property currently or, formerly owned or operated by the Borrower or any Subsidiary.
(c)None of the Material Real Properties contain any Hazardous Materials in amounts or in concentrations which constitute a violation of, require remedial action under, or would reasonably be expected to give rise to, an Environmental Liability, except for any such violations, remedial actions and liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)None of the Borrowers or any of their Subsidiaries (other than as set forth on Schedule 6.07) is undertaking, and none has completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for any such investigations or assessments or remedial or responsive actions that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(e)All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Subsidiary have been disposed of in a manner not reasonably expected to result in liability to the Borrower or any Subsidiary that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(f)None of the Borrowers or their Subsidiaries has received written notice from any Person regarding any actual or alleged violation of, or liability arising under, any Environmental Law that, if adversely resolved, would reasonably be expected to result in a Material Adverse Effect.

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(g)None of the Borrowers, their Subsidiaries or the Project are subject to any outstanding order, injunction, writ or decree that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
(h)None of the Borrowers or their Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any liability of any other Person relating to Environmental Laws that would reasonably be expected to result in a Material Adverse Effect.
Section 6.08Taxes
. Each Borrower Entity has filed all federal, state, local, foreign and other tax returns and reports required to be filed, and has paid all federal, state, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Borrower Entity or (b) with respect to which the failure to make such filing or payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 6.09Employee Matters; ERISA Matters
.
(a)Except as set forth on Schedule 6.09(a), as of the Closing Date, no Borrower Entity is party to any collective bargaining agreement. No Borrower Entity is engaged in any unfair labor practice that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, there is (i) no unfair labor practice complaint pending against any Borrower Entity or to the Borrower’s knowledge, threatened against any Subsidiary before the National Labor Relations Board and no arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Borrower Entity or, to the Borrower’s knowledge, threatened against any Borrower Entity, (ii) no strike or work stoppage in existence or, to the Borrower’s knowledge, threatened involving any Borrower Entity or the Project, and (iii)  to the Borrower’s knowledge, no union organization activity that is taking place at the Project. The consummation of the transactions contemplated hereby will not give rise to any right of termination, modification, or renegotiation on the part of any union under any collective bargaining agreement to which any Borrower Entity is party. Except as would not have a Material Adverse Effect, all Borrower Entities are in compliance with all laws applicable to wages, hours, terms and conditions of employment, termination of employment.
(b)Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan: (i) neither a Reportable Event nor a failure to satisfy the “minimum funding standards” (whether or not waived), within the meaning of Section 412 of the Code or Section 302 of ERISA has occurred, there has been no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan and no Lien in favor of the PBGC with respect to a Single Employer Plan or in favor of a Single Employer Plan has arisen; (ii) each Single Employer Plan has complied in all respects with the applicable provisions of ERISA and the Code; (iii) there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); (iv) neither the Borrower nor any Commonly Controlled Entity has received a notice from the PBGC to terminate any Single Employer Plan

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under Section 4041 of ERISA or to have a trustee appointed for any Single Employer Plan under Section 4042 of ERISA; (v) no termination of a Single Employer Plan has occurred and the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (vi) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; (vii) no Multiemployer Plan to which the Borrower or any Commonly Controlled Entity contributes, is obligated to contribute to, is Insolvent or is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; and (viii) the Borrower is not and would not reasonably be expected to be subject to any liability with respect to any Single Employer Plan under Title IV of ERISA (other than premiums due and not delinquent).
Section 6.10Margin Regulations; Investment Company Act; Other Regulations
.
(a)None of the Borrowers or any of their Subsidiaries is engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T or Regulation U.
(b)None of the Borrower or any Subsidiary Guarantor is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 6.11Disclosure; Financial Statements; Undisclosed Liabilities
.
(a)No report, financial statement, certificate or other factual written information with respect to the Borrower Entities furnished by or on behalf of any Borrower Entity (other than projected financial information, pro forma financial information, forward-looking statements and information of a general economic or industry nature) to any Agent or any Lender Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, as of the date so furnished, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in light of the circumstances under which they were made, not materially misleading.
(b)The financial statements delivered pursuant to Section 5.01(c) and Section 7.01 fairly present in all material respects the financial condition of the Borrower Entities as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (i) except as otherwise expressly noted therein and (ii) subject in the case of the quarterly financial statements, to changes resulting from normal year-end adjustments and absence of footnotes.

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(c)As of the Closing Date (after giving effect to the refinancing of the Existing Credit Agreement and the other Transactions contemplated hereby on the Closing Date), the Borrower has no material liabilities or obligations, accrued, absolute, contingent or otherwise, other than (i) the Secured Obligations and (ii) the liabilities set forth in the financial statements delivered pursuant to Section 5.01(c).
Section 6.12Intellectual Property; Licenses, Etc
. Each of the Borrower and its Subsidiaries owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other Intellectual Property rights (collectively, “IP Rights”) that are necessary for the operation of its respective business, as currently conducted, and such IP Rights do not conflict with the rights of any other Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 6.13Solvency
. As of the Closing Date, after giving effect to the Transactions and the incurrence of Indebtedness being incurred in connection herewith, the Borrower and the other Loan Parties, on a consolidated basis, are Solvent.
Section 6.14Freelandville Surface Mine Operations.
The Resource Development Agreement between Triad Mining, LLC and Sunrise Coal, LLC (the “Resource Development Agreement”) relating to the Freelandville surface mine has expired, no Borrower Entity is conducting mining operations at the Freelandville surface mine, and no Borrower Entity has any present intention to recommence mining operations at the Freelandville surface mine. Except for reclamation obligations in accordance with the Resource Development Agreement, no Borrower Entity has any material operational or development plans with respect to the Freelandville surface mine.
Section 6.15AML Laws; Anti-Corruption Laws; Ex-Im Laws; and Sanctions
. Each Borrower Entity and each Loan Party have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by such Borrower Entity or Loan Party, its Affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws, AML Laws, Ex-Im Laws and Sanctions. No Borrower Entity or Loan Party, nor any of its Affiliates, nor or any of their respective directors or officers or, any of their respective employees or agents (i) is a Sanctioned Person, (ii) has been during the past five (5) years (and with respect to Sanctions since April 24, 2019) or is in violation of AML Laws, Anti-Corruption Laws, Ex-Im Laws or Sanctions or (iii) has been during the past five (5) years (and with respect to Sanctions since April 24, 2019) or is subject to any action, proceeding, litigation, claim, governmental inquiry, voluntary or directed disclosure, or investigation with regard to any actual or alleged violation of AML Laws, Anti-Corruption Laws, Ex-Im Laws or Sanctions, or (iv) is located, organized, or resident in a Sanctioned Country. The Borrower will not use the

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proceeds of any Loan in a manner that would constitute a violation of AML Laws, Anti-Corruption Laws, Ex-Im Laws or Sanctions. The Borrower represents that neither it, nor any Borrower Entity nor any Loan Party or any other Affiliate of the foregoing has engaged in or intends to engage in any dealings or transactions with, involving or for the benefit of any Sanctioned Person or Sanctioned Country.
Section 6.16No Change
. As of or since the Closing Date (as applicable), there has been no event, development, occurrence or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 6.17No Default
. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by the Loan Documents.
Section 6.18Permits
. As of the Closing Date, except as would not reasonably be expected to have a Material Adverse Effect, each Borrower Entity has (except as set forth on Part 1 of Schedule 6.18), all Permits under existing rules of a Governmental Authority (including Environmental Laws) (the “Required Approvals”) that are required to be obtained by or on behalf of the Borrower Entity for the ownership and operation of the Project (including the sale of electric energy, capacity and any applicable ancillary services therefrom) as the Project is currently designed and contemplated to be owned and operated. As of the Closing Date, except as set forth on Part 2 of Schedule 6.18, (a) each such Permit (i) has been issued to or on behalf of any Borrower Entity and (ii) is not subject to any current legal proceeding (including administrative or judicial appeal, permit renewals or adverse modifications, suspensions or revocations) or to any unsatisfied material condition and (b) all statutorily prescribed appeal periods with respect to the issuance of such Permits have expired. As of the Closing Date, except as would not reasonably be expected to have a Material Adverse Effect, each Borrower Entity is in compliance with all such Permits.
Section 6.19Required Insurance
. As of the Closing Date, all Required Insurance has been obtained and is in full force and effect.
Section 6.20Senior Indebtedness
. The Obligations constitute senior secured first lien Indebtedness of the Borrower, subject only to Permitted Liens. The guarantee of such Obligations of each “Grantor” under (and as defined in) the Guarantee and Collateral Agreement constitute senior secured first lien Indebtedness of such Grantor (as defined in the Guarantee and Collateral Agreement), subject only to Permitted Liens.
Section 6.21Material Project Documents

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. Each Material Project Document to which any Borrower Entity is a party is in full force and effect and constitutes a legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms. To the knowledge of the Borrower, no Borrower Entity is in default under any Material Project Document, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute a material default under any Material Project Document. No counterparty to any Material Project Document has provided written notice of any intention to terminate, not renew, or materially modify any Material Project Document. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowing of the Loans and the transactions contemplated hereby and thereby do not conflict with, breach, violate or result in a default under any Material Project Document. All consents, approvals and waivers required under any Material Project Document in connection with the foregoing have been obtained and are in full force and effect.
Article VII

Affirmative Covenants
So long as any Obligation (other than contingent indemnification obligations) is owing to any Lender Party or the Administrative Agent hereunder or under any other applicable Loan Document, the Borrower shall, and shall cause any other Loan Party and any Restricted Subsidiary then in existence to:
Section 7.01Financial Statements
. Deliver to the Administrative Agent for further distribution to each Lender:
(a)as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower Entities as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, and, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited by a firm of nationally recognized independent certified public accountants reasonably satisfactory to the Required Lenders and accompanied by an opinion of such firm, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under any Facility that is scheduled to occur within one (1) year from the time such opinion is delivered or (ii) any potential inability to satisfy the financial covenant set forth in Section 8.10 on a future date or in a future period); and
(b)as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter, an unaudited consolidated balance sheet of the Borrower Entities as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, and, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of

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operations, shareholders’ equity and cash flows of the Borrower Entities in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
In addition, together with the financial statements required to be delivered pursuant to Section 7,01(a) and (b), the Borrower shall deliver a customary management’s discussion and analysis of financial results with respect to the periods covered by such financial statements.
(c)The Borrower shall, as reasonably requested by the Required Lenders, but in no event more than once per fiscal quarter, participate in a telephonic conference call with the Administrative Agent and the Lenders, which shall be coordinated with the Administrative Agent (acting at the written direction of the Required Lenders) during normal business hours upon reasonable prior notice to the Lenders, to discuss the affairs, finances and accounts of the Borrower Entities.
Section 7.02Certificates; Other Information
. Deliver to the Administrative Agent for further distribution to each Lender:
(a)concurrently with the delivery of the financial statements referred to in Section 7.01(a) and Section 7.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent requests executed originals, be by electronic communication including email and shall be deemed to be an original authentic counterpart thereof for all purposes);
(b)promptly, in form and substance reasonably satisfactory to Administrative Agent and the Lender Parties, such additional documentation and other information as any Lender Party may from time to time reasonably request through the Administrative Agent in connection with AML Laws and Sanctions, including documentation and other information that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and ESG questionnaires;
(c)promptly, such additional information regarding the business affairs of any Borrower Entity, as the Administrative Agent may from time to time reasonably request;
(d)within thirty (30) days prior to the beginning of each fiscal year, a consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of the Borrower Entities as of the end of such fiscal year and the related consolidated statements of projected cash flow and projected income (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Responsible Officer of the Borrower to the effect that the Budget is based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof; and
(e)within sixty (60) days after the Closing Date, customary insurance certificates confirming that the Borrower has obtained the Required Insurance.
(f)promptly (and in any event within the applicable time period for the making of any mandatory prepayment), a report describing in reasonable detail (A) the occurrence of any Consolidated Excess Cash Flow prepayment event for which the applicable Borrower is required to make a mandatory prepayment pursuant to Section 2.08(b)(i), (B) the occurrence of any Relevant Transaction for which the applicable Borrower is required to make a mandatory prepayment pursuant to Section 2.08(b)(iv), and (C) the occurrence of any incurrence or issuance of Indebtedness for which the applicable Borrower is required to make a mandatory

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prepayment pursuant to Section 2.08(b)(v), in each case together with the amount of the corresponding mandatory prepayment required to be made.
(g)promptly upon receipt and in any event within ten (10) Business Days after the following reports become available to the Borrowers, (A) the Independent Engineer’s report and (B) the Insurance Consultant’s report and certificate, each with respect to the Project. If any such report is not addressed to the Administrative Agent, the Borrower shall also deliver a customary reliance letter or use of works product agreement, allowing the Administrative Agent and the Lenders to rely on such report.
(h)quarterly development, construction and budget reports, including updated project timelines, budget variance reports, milestone completion status, and an updated permit status report identifying all material Required Approvals and other material Permits required for the construction, ownership and operation of the Project, the status of each such Permit, anticipated application and issuance dates, and any material issues, delays or disputes relating thereto, in form and substance reasonably satisfactory to the Administrative Agent.
Section 7.03Notices
. Promptly, after a Responsible Officer of the Borrower has obtained knowledge thereof, notify the Administrative Agent:
(a)of the occurrence of any Default or Event of Default;
(b)of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;
(c)of the institution of, or non-frivolous threat of, any material litigation against any Borrower Entity not previously disclosed by any Borrower to the Administrative Agent, or any material development in any material litigation previously disclosed that would, in either case, be reasonably expected to have a Material Adverse Effect, or that seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated herein; in each case to the extent known at such time;
(d)any Credit Support Event;
(e)any material amendment, modification or termination of any Material Project Document or any Required Approval;
(f)any material change order under any construction contract exceeding $5,000,000.00;
(g)any loss of or material impairment to any Required Insurance;
(h)any receipt of notice from any Governmental Authority regarding any material violation of Environmental Laws or any required Permit; and
(i)(i) any Release, or threat of Release, of Hazardous Materials that has resulted or could reasonably be expected to result in personal injury or material property damage, or to have a Material Adverse Effect or is required to be reported to any Governmental Authority under any Environmental Law, (ii) pending or, to any Borrower’s knowledge, threatened in writing, action, suit, proceeding or claim by or before any Governmental Authority against any Borrower Entity arising under Environmental Law, (iii) any condition, circumstance, occurrence

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or event that could result in a material liability under Environmental Laws or in the imposition of any Lien or any other restriction on the title, ownership or transferability of the Project.
Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth reasonable details of the occurrence referred to therein and stating what action (if any) the applicable Borrower (or other applicable Borrower Entity) has taken and proposes to take with respect thereto.
Section 7.04Contractual Obligations
. Pay, discharge or otherwise satisfy, as the same shall become due and payable, all payment obligations under its Contractual Obligations, except (a) where the same are being contested in good faith by appropriate proceedings diligently conducted or (b) as would not reasonably be expected to have a Material Adverse Effect.
Section 7.05Preservation of Existence, Etc.
(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or Section 8.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing or subsistence, if such concept is applicable in its jurisdiction of organization), Permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 7.06Maintenance of Insurance; Property
.
(a)Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as each Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons, except to the extent the failure of a Restricted Subsidiary to do so would not reasonably be expected to materially impair the value of the Collateral or have a Material Adverse Effect (the “Required Insurance”).
(i)In addition to clause (a) above, if any improved real property comprising a portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994 (or any amendment or successor act thereto and including the regulations issued thereunder (collectively, the “Flood Laws”)), then the applicable Borrower or the applicable Loan Party or the applicable Restricted Subsidiary shall maintain, or cause to be maintained, with financially sound and reputable insurance companies, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

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(ii)The Lenders acknowledge that as of the Closing Date, the insurance program of each Borrower, any other Loan Party and its Restricted Subsidiaries satisfy the requirements of this Section 7.06.
(iii)If a Flood Redesignation shall occur with respect to any Mortgaged Property, the Collateral Agent (acting at the written direction of the Administrative Agent on behalf of the Required Lenders) shall obtain a completed Flood Hazard Determination with respect to the Mortgaged Property, and the applicable Borrower or Loan Party shall comply with the Flood Requirements with respect to such Mortgaged Property by not later than ninety (90) days after the date a Responsible Officer of the applicable Borrower or Loan Party has obtained knowledge of such Flood Redesignation.
(iv)As a condition precedent to the occurrence of any Flood Compliance Event (other than a Flood Redesignation), the Borrower shall comply, or re-comply, as the case may be, with the Flood Requirements applicable to such Flood Compliance Event.
(b)Keep and maintain the Project in good working order and condition, ordinary wear and tear excepted, and maintain and operate the Project in accordance with Prudent Industry Practice and all applicable requirements of Law, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(c)Maintain all Required Insurance in full force and effect, and cause all Required Insurance policies to name the Collateral Agent as additional insured and loss payee, as its interests may appear.
Section 7.07Compliance with Laws
. Comply with the requirements of all Laws (including Environmental Laws and all applicable Laws which regulate the generation, transmission or sale of energy, capacity and ancillary services) and all Permits issued by a Governmental Authority to any Borrower Entity and applicable to it or its business or its property, except if the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
Section 7.08Books and Records
. Maintain proper books of record and account, in which full, true and correct, in all material respects, entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each Borrower and each Subsidiary Guarantor (without qualification as to materiality), and each other Restricted Subsidiary shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Restricted Subsidiary, except to the extent the failure of such other Restricted Subsidiary to do so would not reasonably be expected to have a Material Adverse Effect.
Section 7.09Inspection Rights
. Permit representatives of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or

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abstracts therefrom, and to discuss its affairs, finances and accounts with its directors and officers, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours upon reasonable advance written notice to the applicable Borrower, but in any event not more than twice per calendar year.
Section 7.10Use of Proceeds
.
(a)Use the proceeds of the Term Loans solely to (i) refinance existing Indebtedness of the Borrower under the Existing Credit Agreement, (ii) pay any interest rate hedge breakage and other costs in connection with the refinancing of the existing Indebtedness of the Borrower under the Existing Credit Agreement, (iii)(A) fund payments for the purchase and refurbishment of the Gas Turbines and pre-NTP expenses for the Project, (B) fund the acquisition of the Gas Turbines and certain other equipment related to the Project, or (C) reimburse the Borrower, or any Subsidiaries of the Borrower, for purchase price and refurbishment payments and expenses with respect to the purchase of the Gas Turbines and the Project funded by Hallador, or any Subsidiaries of the Borrower, prior to the Closing Date (in each of clauses (iii)(A) and (iii)(B) case consistent with a budget reasonably approved by the KLIM Lender), fund other development expenses related to the Gas Turbines and the Project, (iv) pay Transaction Expenses, and (v) other general corporate purposes, including any Investment in Restricted Subsidiaries permitted pursuant to Section 8.02, and any Restricted Payment permitted pursuant to Section 8.06.
Section 7.11Treatment of Collateral
. At the Borrower’s expense, subject to the limitations and exceptions of this Agreement, the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent (acting at the written direction of the Required Lenders) or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:
(a)[Reserved].
(b)Upon the formation or acquisition of any new Restricted Subsidiary by any Loan Party after the Closing Date, such Restricted Subsidiary shall become a Subsidiary Guarantor, except if such Subsidiary is an Immaterial Subsidiary, and:
(i)within sixty (60) days after such formation, acquisition or designation, or such longer period as the Administrative Agent (acting at the written direction of the Required Lenders) may agree:
(A)cause each such Subsidiary to duly execute and deliver to the Administrative Agent joinders to the Guarantee and Collateral Agreement and other security documents and documents as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Guarantee and Collateral Agreement and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;
(B)cause each such Subsidiary to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral

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and Guarantee Requirement or the Guarantee and Collateral Agreement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;
(C)take and cause such Subsidiary to take whatever action (including the filing of UCC financing statements and delivery of stock and membership interest certificates to the extent certificated) as may be required pursuant to the terms of the Collateral Documents or as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;
(ii)if requested by the Administrative Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Agents and the Lender Parties, of counsel for the Loan Parties to the Administrative Agent as to such matters set forth in this (ii) as the Administrative Agent may reasonably request; and
(iii)if requested by the Administrative Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree), deliver to the Administrative Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Subsidiary Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (A) or (B) or clause (c) below.
(c)Not later than one hundred twenty (120) days after the acquisition by any Loan Party of Material Real Property as determined by the Borrower (acting reasonably and in good faith) (or such longer period as the Administrative Agent may agree) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, (i) cause such property to be subject to a Lien and mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Agents to grant and perfect or record such Lien and (ii) deliver to the Collateral Agent title insurance, surveys and legal opinions in respect of Material Real Property that is owned in fee or is otherwise obtained by the applicable Loan Party, in each case to the extent required by, and subject to the limitations and exceptions of this Agreement, including the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.
Section 7.12Operation of Project; Operating Reports and Annual Budget
.
(a)Turtle Creek shall (and shall cause the Turtle Creek Entities to) keep and operate the Project, or cause the same to be kept and operated, in good operating condition consistent in all material respects with Prudent Industry Practice, all applicable Permits, applicable Laws and all applicable requirements of the Material Project Documents, and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary) necessary to keep and operate the Project in such condition, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

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(b)Turtle Creek shall (and shall cause the Turtle Creek Entities to) cause the Project to be operated and maintained in all material respects in accordance with the Approved Budget; provided, that solely for the purposes of this Section 7.12(b), any actual operating and maintenance costs that exceed the corresponding budgeted costs in the Approved Budget by an amount less than or equal to fifteen percent (15%) of such budgeted costs in the Approved Budget shall not be considered material.
(c)On or before the Closing Date, the Borrowers shall prepare and deliver to the Administrative Agent and the Lenders a Financial Model reasonably acceptable to the Required Lenders, which Financial Model shall be deemed as the Approved Budget for the remainder of such calendar year 2026.
(d)On December 1 of each year and annually thereafter, Turtle Creek shall prepare and deliver to the Administrative Agent a draft operating budget for the Turtle Creek Entities for the ensuing calendar year. If the aggregate operating and maintenance costs in the draft operating budget exceed by more than fifteen percent (15%) the aggregate operating and maintenance costs set forth for the applicable year in the Financial Model, then such draft operating budget shall become the Approved Budget for the purposes of this Agreement only after the Administrative Agent (acting at the written direction of the Required Lenders and in consultation with the Independent Engineer) has approved the respective draft. If the aggregate operating and maintenance costs in the draft operating budget do not exceed by more than fifteen percent (15%) the aggregate operating and maintenance costs set forth for the applicable year in the Financial Model, then such draft operating budget shall automatically become the Approved Budget. Concurrently with the delivery of each such draft operating budget, the Borrower shall deliver a budget for Hallador and its Subsidiaries for the applicable year.
Section 7.13Separateness
. Each Loan Party shall comply with the following:
(a)maintain deposit accounts or accounts, separate from those of any Affiliate of the Borrower (other than any of the Loan Parties) with commercial banking institutions and will not commingle its funds with those of any such Affiliate (other than any of the Loan Parties);
(b)act solely in its own name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;
(c)conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, such conduct of business shall be reflected in all oral and written communications (if any), including invoices, purchase orders, and contracts);
(d)obtain proper authorization from member(s), shareholder(s), director(s) and manager(s), as required by its limited liability company agreement or bylaws for all of its limited liability company or corporate actions;
(e)comply in all material respects with the terms of its Organization Documents;
(f)within thirty (30) days following the Closing Date,

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(i)cause Turtle Creek (or at election of KLIM Lender, solely Turtle Creek Gas) at all times to have at least one (1) Independent Manager on its board of managers or other governing body;
(ii)cause the Organization Documents of such Person to provide that the affirmative vote or written consent of each Independent Manager shall be required for (A) the institution of, or consent to, any proceeding by or against such Person or any of its Subsidiaries under any Debtor Relief Law, (B) the consent to the appointment of a receiver, liquidator, trustee, examiner or similar official for such Person or any of its Subsidiaries or any substantial part of its property, (C) the making of any general assignment for the benefit of creditors, or (D) the dissolution, liquidation, or other similar fundamental change of such Person to the extent such dissolution, liquidation or other similar fundamental change is not permitted by Section 8.04;
(iii)cause the Organization Documents of such Person to provide that the Independent Manager shall act in a manner reasonably believed to be in the best interest of such Person and such Person’s subsidiaries and their respective stakeholders (including creditors) in connection with any action described in clause (ii); and
(g)cause each Turtle Creek Entity to maintain internally prepared financial statements, books and records, and bank accounts separate from those of Hallador and its other Subsidiaries, to hold itself out as a separate entity, to pay its own liabilities from its own funds, to allocate fairly and reasonably any overhead or shared expenses, and not to commingle assets with Hallador or any Subsidiary of Hallador that is not a Turtle Creek Entity, and not to guarantee, pledge its assets for, or hold itself out as responsible for, the debts of Hallador or any Subsidiary of Hallador that is not a Turtle Creek Entity, other than the Obligations.
Section 7.14Payment of Taxes
. File all federal, state, local, foreign and other tax returns and reports required to be filed, and shall pay all federal, state, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Borrower Entity or (b) with respect to which the failure to make such filing or payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 7.15Further Assurances
.
(a)Promptly upon reasonable request by the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement. If the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the real property of any Loan Party subject to a mortgage constituting Collateral, the applicable Borrower shall comply

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with all applicable requirements imposed by law to enable the Administrative Agent to obtain appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.
(b)In connection with the execution of, or entry into, any lease, easement, right-of-way, pipeline easement, access agreement or other material real property agreement relating to the Project (collectively, “Project Real Property Agreements”), the Borrowers shall deliver to the Administrative Agent (for distribution to the Lenders): (i) copies of such Project Real Property Agreements; (ii) an updated ALTA/NSPS survey reasonably satisfactory to the Administrative Agent depicting the applicable Project improvements and the boundaries of the applicable leasehold estates, easements, rights-of-way and other real property interests relating to the Project, to the extent applicable; (iii) leasehold mortgages, deeds of trust or other Collateral Documents reasonably requested by the Administrative Agent in order to grant and perfect Liens in such leasehold estates, easements and other real property interests created by such Project Real Property Agreements; (iv) title insurance policies or endorsements reasonably satisfactory to the Administrative Agent insuring the Liens of the Collateral Agent in such leasehold estates, easements and other real property interests created by such Project Real Property Agreements, and (v) customary local counsel opinions reasonably requested by the Administrative Agent regarding the due authorization, execution, delivery, enforceability and perfection of applicable leasehold mortgages, deeds of trust or other Collateral Documents.
Section 7.16Energy Regulatory Status and Other Energy Regulatory Matters
. Except where failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) Turtle Creek shall cause the applicable Turtle Creek Entities to obtain on or before the date on which electric energy generated by the Project (including test energy) is first delivered or sold, and maintain, EWG status under PUHCA, or it shall cause the applicable Turtle Creek Entities to obtain an exemption from regulation under PUHCA equivalent to that provided by having EWG status, (b) Turtle Creek shall take or cause to be taken all necessary or appropriate actions so that the applicable Turtle Creek Entity is in compliance in all material respects with the applicable regulatory and reliability requirements of FERC and NERC; and (c) each applicable Turtle Creek Entity shall take all actions necessary so that, except as set forth on Schedule 7.16, neither Turtle Creek nor any other Turtle Creek Entity becomes subject to comprehensive regulation as a “public utility” under Section 201(e) of the FPA or as a “public utility,” “electric utility,” “electric corporation,” “transmission and distribution utility,” “retail electric provider,” or similar terms under any state laws or regulation.
Section 7.17Compliance with AML Laws; Anti-Corruption Laws and Sanctions
.
(a)Comply with and cause Loan Parties and Borrower Entities, their Affiliates, and the directors, officers, employees and agents of the Loan Parties and Borrower Entities and their Affiliates to comply with Anti-Corruption Laws, AML Laws, Ex-Im Laws and Sanctions.
(b)Maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower Entities and Loan Parties, their Affiliates, and their respective directors, officers, employees and agents with Anti-Corruption Laws, AML Laws, Ex-Im Laws and Sanctions.

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Section 7.18Designation of Subsidiaries
. As of the Closing Date, all Subsidiaries of the Borrower shall be Restricted Subsidiaries other than those identified on Schedule 1.01(c). No Subsidiary may be designated or redesignated as an Unrestricted Subsidiary after the Closing Date without the prior written consent of each Term Lender. No Unrestricted Subsidiary may own, acquire or hold any Project asset, Gas Turbine, Material Project Document, Material Real Property, Material Intellectual Property or Collateral.
Section 7.19Asset Purchase Agreement
. As of the date that Payment #4, as described in Section 3.3(d) of the Asset Purchase Agreement, is deposited into the APA Escrow Account, the Borrower shall deliver to the Administrative Agent: (i) a consent and acknowledgement from the Seller (in form and substance reasonably satisfactory to the Administrative Agent acting at the written direction of the Required Lenders) confirming the Seller’s acknowledgement of KLIM Lender, acknowledging the Collateral Agent’s security interest in Turtle Creek’s rights under the Asset Purchase Agreement and (ii) evidence that the Collateral Agent has been provided a collateral assignment of Turtle Creek’s rights under the Asset Purchase Agreement.
Section 7.20Project Construction
. The Borrowers shall use commercially reasonable efforts to cause the Project to be developed, constructed, completed and placed into commercial operation in accordance in all material respects with the Budget, the Material Project Documents, and Prudent Industry Practice, and shall promptly notify the Administrative Agent of any event or circumstance that would reasonably be expected to materially delay the achievement of the Commercial Operation Date by the date on which an Event of Default would occur under Section 9.01(o). The Borrowers shall obtain the prior written approval of the KLIM Lender (which approval shall not be unreasonably withheld or delayed) before entering into, amending, modifying, supplementing or waiving any provision of the Budget relating to the Project, and shall deliver to the Administrative Agent monthly construction progress reports until the Commercial Operation Date.
Section 7.21Revolving Facility and Interim Credit Support
. The Borrowers shall: (a) deliver to the Administrative Agent any information required under Section 8.03(a)(xxii); and (b) upon the establishment of the Revolving Facility, provide the Administrative Agent with information reasonably sufficient to identify any duplication of letter of credit support under the Revolving Facility and any letter of credit facility permitted under Sections 8.03(a)(xx) and (xxi).
Section 7.22Commercialization
. Until the Commercial Operation Date has occurred, the Borrowers shall deliver to the Administrative Agent monthly updates regarding the status of capacity and energy contracting for the Project, including the aggregate MISO-accredited capacity then subject to

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Qualified Contracts. The Borrowers shall, upon request of the KLIM Lender, participate in a monthly call regarding the status of Commercialization.
Section 7.23Turtle Creek Revenue Account
. Turtle Creek shall establish the Turtle Creek Revenue Account on or before the Commercial Operation Date.
Article VIII

Negative Covenants
So long as any Obligation (other than contingent indemnification obligations) is owing to any Lender Party or the Administrative Agent hereunder or under any other applicable Loan Document, the Borrower and each other Loan Party shall not, and shall cause any Restricted Subsidiary then in existence not to:
Section 8.01Liens
. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or authorize the filing under the Uniform Commercial Code of any jurisdiction a financing statement that names any Borrower Entity as debtor, or sign any security agreement authorizing any secured party thereunder to file any such financing statement, other than the following (collectively, “Permitted Liens”):
(a)Liens created pursuant to any Collateral Document;
(b)Liens existing on the Closing Date and listed on Schedule 8.01(b) hereto and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not encumber any property other than (A) property encumbered on the Closing Date, and (B) proceeds and products thereof and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness that does not increase the outstanding principal amount of such obligations;
(c)Liens for taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets the nonpayment of which does not violate Section 7.14;
(d)statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which (i) secure amounts not overdue for a period of more than ninety (90) days or if more than ninety  (90) days overdue, are unfiled and no other action has been taken to enforce such Lien or (ii) are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower Entities;

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(f)deposits to secure the performance of bids, tenders, trade contracts, governmental contracts, leases (other than Indebtedness for borrowed money), statutory obligations, surety, appeal, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by applicable law other than letters of credit) incurred in the ordinary course of business;
(g)(i) all Liens that are disclosed in the documentation delivered pursuant to clause (d) of the definition of “Collateral and Guarantee Requirement”, (ii) all other easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects or irregularities affecting real property which, individually or in the aggregate, do not materially impair the value, use or marketability of the applicable Mortgaged Property or the Lenders’ liens therein, and (iii) matters disclosed on surveys or title insurance policies delivered to the Administrative Agent prior to the Closing Date (or in the case of Material Real Property that is required to be provided as Collateral pursuant to Section 7.11(c) or in the surveys approved by the Administrative Agent pursuant to Section 5.04(a)(iv), matters disclosed on surveys or title insurance policies delivered to the Administrative Agent pursuant to Section 7.11(c)), solely to the extent such matters do not, individually or in the aggregate, materially impair the value, use, operation or marketability of the applicable Mortgaged Property or the Lenders’ liens therein;
(h)Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h);
(i)Liens securing Indebtedness permitted under Section 8.03(a)(v); provided that (i) such Liens do not at any time encumber any property (except for replacements and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and (ii)  with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided further, that the principal amount secured thereby shall not exceed the purchase price of the applicable asset;
(j)leases, licenses, easements, subleases or sublicenses granted to others in the ordinary course of business, and including any leases in connection with the Project, and which do not (i) interfere in any material respect with the business of the Borrower Entities or easements granted by the applicable Borrower Entity to Turtle Creek, or (ii) secure any Indebtedness for borrowed money;
(k)Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(l)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry or (iv) otherwise arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

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(m)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Borrower Entity in the ordinary course of business; provided that such Liens shall not apply to any Project assets, Gas Turbines, generators, interconnection assets, or other material equipment intended for the Project or proceeds thereof;
(n)Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower Entities to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower Entities or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower Entities in the ordinary course of business;
(o)(i) zoning, building, entitlement and other land use regulations by Governmental Authorities or (ii) any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower Entities, including the construction and operation of the Project;
(p)the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignment of goods or other similar transactions;
(q)Liens securing obligations in respect of letters of credit permitted under Section 8.03(a)(xxi), limited to cash or deposit accounts pledged to the issuer of such letters of credit as cash collateral, in an amount not to exceed 105% of the stated amount of such letters of credit or such Lien is otherwise consented to in writing by the Required Lenders;
(r)Liens on cash collateral, cash deposits and deposit accounts that, in each case, solely secure obligations of any Borrower Entity other than the Turtle Creek Entities under power purchase agreements and Hedge Agreements (excluding, for the avoidance of doubt, any Prepaid Forward Power Sales Contract, including the [***] ISDA and the [***] ISDA), not to exceed $25,000,000 in the aggregate for all such cash collateral, cash deposits and deposit accounts at any time;
(s)Liens securing Indebtedness permitted pursuant to Section 8.03(a)(xxii); provided that such Liens shall be subject to the Intercreditor Agreement;
(t)Liens on assets that are not Collateral securing Indebtedness that is permitted under Section 8.03, in an amount not to exceed $10,000,000; provided that this clause (t) shall be available only to Hallador and its Restricted Subsidiaries and shall not be available to Turtle Creek or any of its Subsidiaries;
(u)Liens on cash collateral, cash deposits and deposit accounts that, in each case to the extent such obligations constitute Indebtedness permitted under Section 8.03(a)(xvii); provided that the aggregate amount of all Liens permitted under this clause (u), together with all Liens permitted under clause (r) above, shall not exceed $25,000,000 in the aggregate for all such cash collateral, cash deposits and deposit accounts at any time;
(v)customary Liens in connection with joint venture agreements related to Oaktown Gas, LLC and Sunrise Energy, LLC;

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(w)Liens solely on any cash earnest money deposits made by the Borrower Entities in connection with any letter of intent or purchase or sale agreement permitted hereunder; and
(x)other Liens during the term of this Agreement so long as at the time of and immediately after giving effect to any such Liens, no Default exists or would result therefrom in an amount not to exceed $15,000,000;
(y)Liens of the DOE on the Award Properties in connection with the DPA Agreement;
provided that, notwithstanding anything to the contrary in this Section 8.01, Borrower shall not, nor shall it permit any Borrower Entity to, directly or indirectly, incur, create, assume, or permit to exist any pari passu or senior Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired as credit support for the obligations of the Borrower or any of its Restricted Subsidiaries under the [***] ISDA or the [***] ISDA.
Section 8.02Investments
. Make or hold any Investments except:
(a)extensions of trade credit in the ordinary course of business;
(b)Investments in Cash Equivalents;
(c)Investments in the Accounts or in any other account permitted under the Loan Documents;
(d)(i) intercompany Investments by any Loan Party in any other Loan Party, (ii) Investments by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party, and (iii) Investments by any Loan Party in any Restricted Subsidiary that is not a Loan Party in an amount not to exceed $5,000,000; provided that, notwithstanding anything to the contrary in this clause (d), intercompany Investments by any Turtle Creek Entity in Hallador or any Restricted Subsidiary that is not a Turtle Creek Entity shall not be permitted except as expressly contemplated in the Approved Budget;
(e)(i) Investments made or acquired by any Borrower Entity in assets useful in the business of the Borrower Entities; and (ii) Investments by any Borrower Entity constituting Capital Expenditures (A) relating to the Project, including the acquisition, refurbishment, installation, replacement, repair or improvement of the Gas Turbines and other Project assets, to the extent required by applicable Law or Prudent Industry Practice, the Material Project Documents or the Budget as approved by the KLIM Lender (B) that are to be reimbursed by the customer under a principal lease, service agreement, operating agreement, maintenance agreement, spare parts agreement, power purchase agreement, Prepaid Forward Power Sales Contract or other similar contractual obligations relating to the Project, (C) financed with proceeds of Indebtedness expressly permitted under Section 8.03(a)(v), (D) funded with capital contributions from the Borrower to another Loan Party; provided that no Default or Event of Default has occurred and is continuing or would result therefrom, or (E) incurred in emergency circumstances to resume or maintain operation of the Project in accordance with Prudent Industry Practice, applicable Law or applicable Contractual Obligations or to avoid imminent threat to human life or property, personal injury, material property damage or material environmental harm; provided that, in the case of this clause (E), the Borrower shall promptly

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notify the Administrative Agent of any such expenditure and shall provide reasonable supporting documentation describing the nature and amount thereof;
(f)Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;
(g)Indebtedness permitted by Section 8.03;
(h)Investments consisting of Hedge Agreements permitted under Section 8.12;
(i)loans and advances to officers, directors and employees of the Borrower in the ordinary course of business (including for reasonable and customary travel, entertainment, relocation and similar expenses incurred in the ordinary course of business) in an aggregate unrecovered amount (valued at cost) not to exceed (net of any cash return of capital received by the Borrower in respect of any such Investments) $1,500,000 at any one time outstanding;
(j)other Investments not to exceed $25,000,000 in the aggregate during the term of this Agreement; provided that no such Investment may be made at any time a Default or Event of Default has occurred and is continuing or would result therefrom;
(k)advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable which are payable in cash;
(l)Investments (including debt obligations) acquired in connection with the settlement of delinquent accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;
(m)Investments by either Borrower or any Restricted Subsidiary in any existing Unrestricted Subsidiary in an amount not to exceed $2,500,000 in the aggregate during the term of this Agreement;
(n)to the extent constituting an Investment, Investments in power purchase agreements, including Prepaid Forward Power Sales Contracts and Hedge Agreements; provided that such agreements shall not constitute Indebtedness;
(o)Guarantees by any Borrower Entity of any lease or other obligation of any other Borrower Entity that does not constitute Indebtedness and is entered in the ordinary course of business; and
(p)existing Investments described on Schedule 8.02;
(q)Investments in connection with the DPA Agreement; provided, that (i) such Investments shall be limited to Hallador Power Company, LLC’s required share of the work scope under the DPA Agreement and (ii) promptly upon the DOE’s release of its interest in the Award Properties, the Borrowers shall cause the such properties to constitute Collateral and to be subject to a perfected first-priority Lien in favor of the Collateral Agent subject only to Permitted Liens in accordance with Section 7.11;
provided that, notwithstanding anything to the contrary in this Section 8.02, no Borrower, Loan Party or Restricted Subsidiary shall (i) make any Investment in an Unrestricted Subsidiary other

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than an Investment expressly permitted under clause (m) above or with the prior written consent of the Required Lenders, or (ii) transfer, directly or indirectly, any Project asset, Gas Turbine, Material Project Document, Material Real Property, Material Intellectual Property, Collateral (other than cash and Cash Equivalents constituting a permitted Investment under clause (m)) or Equity Interests of any Borrower Entity to an Unrestricted Subsidiary, except with the prior written consent of the Required Lenders.
Section 8.03Indebtedness
. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)in the case of the Borrower Entities:
(i)Indebtedness of the Loan Parties under the Loan Documents;
(ii)existing Indebtedness described on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) such refinancing, refunding, renewal or extension does not increase the outstanding principal amount thereof and (ii) the final stated maturity and average life to maturity of such Indebtedness as refinanced, refunded, renewed or extended is not less than the final stated maturity or average life to maturity of the original Indebtedness; Guarantees of any Loan Party in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Loan Party;
(iii)Guarantees of any Borrower Entity in respect of Indebtedness otherwise permitted hereunder of any other Borrower Entity;
(iv)Unsecured Indebtedness of any Loan Party (x) owing to any other Loan Party, including the Closing Date Intercompany Note, or (y) owing to any Restricted Subsidiary that is not a Loan Party, subject to a subordination agreement in form and substance satisfactory to the Administrative Agent (acting at the written direction of the Required Lenders);
(v)Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 8.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $25,000,000;
(vi)Indebtedness in respect of Hedge Agreements designed to hedge against fluctuations in interest rates or relating to commodities (including energy, capacity, fuel, storage, transportation, transmission, emissions, environmental attributes and any derivatives or by-products of the foregoing) and not for speculative purposes; provided that, (A) such Hedge Agreements are entered solely for the bona fide hedging purposes and not speculation, (B) such Hedge Agreements are entered into in the ordinary course of business, and (C) no Hedge Agreement is secured by any Collateral (other than as expressly permitted under the Loan Documents); provided, however, that the Hedge Termination Value shall not at any time exceed $20,000,000);
(vii)Indebtedness in respect of purchase price adjustments or other similar adjustments incurred by any Borrower Entity in a Disposition permitted under this

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Agreement pursuant to agreements which provide for the adjustment of the purchase price or for similar adjustments;
(viii)Indebtedness in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(ix)Indebtedness incurred by any Borrower Entity in respect of bank guarantees, bankers’ acceptance, letter of credit, warehouse receipts or similar instruments, in each case, issued or created in the ordinary course of business consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims; provided that the aggregate stated amount thereof shall not exceed $10,000,000 at any time outstanding;
(x)obligations in respect of performance, bid, appeal and surety bonds, performance and completion guarantees, indemnification obligations and similar obligations provided by any Borrower Entity in the ordinary course of business and not in connection with the borrowing of money; provided that such obligations do not guarantee Indebtedness for borrowed money;
(xi)Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business and not in connection with the borrowing of money;
(xii)any Affiliate of the Borrower that is not a Loan Party may make a loan to a Loan Party; provided that such loan is subject to terms of subordination reasonably acceptable to the Administrative Agent (acting at the written direction of the Required Lenders); provided, further, that no cash interest, fees or other cash amounts shall be paid or payable in respect of such Indebtedness prior to the payment in full of the Obligations, and any accrued interest shall be paid solely in kind or capitalized and added to the outstanding principal balance thereof;
(xiii)Indebtedness of any Subsidiary to the Borrower reflecting intercompany allocations of overhead and other parent-level costs in accordance with the Borrower’s customary allocation practices and, with respect to Turtle Creek Entities, in accordance with the Approved Budget; and
(xiv)Indebtedness (including Capitalized Leases) of any Borrower Entity; provided that, (A) no Default or Event of Default exists and (B) the aggregate outstanding amount shall not exceed $20,000,000;
(xv)Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;
(xvi)Indebtedness to current or former officers, directors, employees, their respective estates, spouses, or former spouses to finance the purchase or redemption of equity interests in the Borrower Entities in aggregate amount not to exceed $5,000,000;

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(xvii)to the extent constituting Indebtedness, power purchase agreements solely for the sale of energy (excluding any Prepaid Forward Power Sales Contract), in an aggregate amount not to exceed $25,000,000; provided that, in the case of any such power purchase agreement entered into by Turtle Creek or any of its Subsidiaries, such power purchase agreement shall constitute a Qualified Contract or otherwise be consented to in writing by the KLIM Lender; provided further that such power purchase agreements shall not give rise to any Lien on any Project asset or Collateral except as permitted pursuant to Section 8.01(r) and Section 8.01(u);
(xviii)to the extent constituting Indebtedness, the Prepaid Forward Power Sales Contracts existing on the Closing Date under the [***] ISDA and the [***] ISDA, in an aggregate amount not to exceed the amount outstanding thereunder on the Closing Date; provided that (A) the amount permitted under this clause shall be reduced permanently, and may not be reloaded, as such contracts are performed, expire or terminate, and shall be reduced to zero upon the expiration or termination thereof, (B) such Indebtedness shall at all times remain unsecured and shall not be secured by any Lien on any Collateral or Project asset, and (C) no Borrower Entity shall enter into any new Prepaid Forward Power Sales Contract, or amend, extend, renew or increase any existing Prepaid Forward Power Sales Contract, in each case without the prior written consent of the Required Lenders;
(xix)to the extent constituting Indebtedness, the issuance of unsecured convertible securities (or unsecured preferred equity) in an aggregate principal amount not to exceed (A) prior to April 30, 2027, $200,000,000 (the “Initial Convertible Basket”), and (B) on or after April 30, 2027, (x) any unused portion of the Initial Convertible Basket plus (y) an additional $200,000,000; provided, that the Net Cash Proceeds of any issuance under this clause (xix)(B) shall be used solely (1) to prepay the Term Loans in accordance with Section 2.08(b)(iii) and/or (2) for construction costs of the Project set forth in the Approved Budget or credit support for Qualified Contracts of the Turtle Creek Entities to the extent the KLIM Lender consents to such application in writing; provided, further, that following April 30, 2027, any Net Cash Proceeds of an issuance under this clause (xix) not applied to the purposes described in clause (2) above shall be applied as a mandatory prepayment of the Term Loans in accordance with accordance with Section 2.08(b)(iii);
(xx)Indebtedness in connection with any standalone letter of credit facility in an amount not to exceed $90,000,000; provided that letters of credit issued thereunder may be used solely to provide credit support for energy and capacity contracts relating to the Merom Station (including contracts with NIPSCO Genco and Duke Energy); provided further, that the amount available under this clause shall be reduced solely to the extent of any actual duplication of letter of credit support provided under a Revolving Facility;
(xxi)Indebtedness in connection with a standalone letter of credit facility for the benefit of any Turtle Creek Entity in an aggregate amount not to exceed $50,000,000; provided that no letter of credit may be issued thereunder unless Turtle Creek or any of the Turtle Creek Entities has executed a Qualified Contract, or such letter of credit is otherwise consented to in writing by the Required Lenders; provided further that the aggregate stated amount of letters of credit issued thereunder shall not exceed the aggregate credit support obligations under such Qualified Contracts or other contracts consented to in writing by the Required Lenders.
(xxii)Indebtedness under the Revolving Facility; provided that (A) such Indebtedness shall at all times remain subject to the Intercreditor Agreement, (B) the

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Borrowers shall provide the Administrative Agent such information as reasonably requested to identify any duplication of letter of credit support under the Revolving Facility and any letter of credit facility permitted under clause (xx), and (C) the amount available under clause (xx) shall be reduced solely to the extent of any actual duplication of letter of credit support between such facilities;
provided that, notwithstanding anything to the contrary in Section 8.03, the baskets set forth in clauses (v), (viii), (ix), (xiv), (xvi), (xviii) and (xx) shall be available solely to Hallador and its Restricted Subsidiaries and shall not be available to Turtle Creek or any of its Subsidiaries; provided further that, notwithstanding anything to the contrary in this Section 8.03, the Borrower shall not, nor shall it permit any Loan Party to, directly or indirectly, incur, create, assume, or permit to exist any Indebtedness that (A) would result in a Credit Support Event, (B) is secured by a Lien on any Project asset or any Collateral (other than as expressly permitted under the applicable clauses of Section 8.01), (C) is structurally senior to the Obligations, (D) is entitled to payment from Project revenues (other than as expressly permitted hereunder), (E) is incurred by any entity that directly or indirectly owns any Project asset, except in each case as expressly permitted pursuant to this Agreement or (F) is made by any Turtle Creek Entity to Hallador or any of its Subsidiaries (other than a Turtle Creek Entity) unless such Indebtedness is the Closing Date Intercompany Loan or is expressly contemplated in the Approved Budget and subordinated to the Obligations.
Section 8.04Fundamental Changes
. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person (whether in one transaction or in a series of transactions), except:
(a)so long as no Default or Event of Default exists or would result therefrom, any Restricted Subsidiary of the Borrower may merge, amalgamate or consolidate with a Restricted Subsidiary or the Borrower; provided that if a Borrower is a party to such merger or consolidation, the Borrower shall be the continuing or surviving Person, and otherwise a Restricted Subsidiary shall be the continuing or surviving Person;
(b)any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) and (ii) pursuant to a Disposition permitted by Section 8.05; and
(c)any Investment expressly permitted by Section 8.02 may be structured as a merger, consolidation or amalgamation; provided that, notwithstanding anything to the contrary in this Section 8.04, no Borrower or Restricted Subsidiary may merge, amalgamate, consolidate with or into, or effect any division with, an Unrestricted Subsidiary.
Section 8.05Dispositions
. Make any Disposition, except:
(a)Dispositions of obsolete, damaged, surplus or worn out property, assets or rights (including surplus real property and any non-Material Intellectual Property), whether now owned or hereafter acquired or Dispositions of property no longer used or useful in the conduct of the business of the applicable Borrower Entity;

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(b)(i) Dispositions of inventory and goods held for sale and (ii) assets that are not Project assets, Collateral constituting material equipment, Gas Turbines, or other material operating assets; provided, that, the fair market value of all assets disposed of pursuant to this (b) shall not exceed (A) $5,000,000 in any fiscal year, and (B) $15,000,000 in the aggregate during the term of this Agreement;
(c)Dispositions of property in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(d)sales of (and the granting of any option or other right to purchase, lease or otherwise acquire) power, natural gas, fuel (including fuel in storage and all rights thereto), emissions credits, energy, capacity or ancillary services or other inventory;
(e)Dispositions of cash and Cash Equivalents;
(f)Dispositions of accounts receivable in connection with the collection or compromise thereof;
(g)sales, Dispositions or contributions of property between Borrower Entities (none of which may be an Unrestricted Subsidiary);
(h)easements, leases, subleases, licenses or sublicenses of real or personal property in the ordinary course of business and which do not materially interfere with, impair or diminish the value, marketability or utility of the applicable Project assets or the Lenders’ Liens therein;
(i)termination, unwinding or novation (in whole or in part) of Hedge Agreements pursuant to their terms;
(j)Dispositions permitted under Section 8.02;
(k)Dispositions consisting of Restricted Payments permitted under Section 8.06;
(l)Dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and
(m)Dispositions permitted under Section 8.14;
provided that, notwithstanding anything to the contrary in this Section 8.05, (i) no Loan Party shall Dispose of any Gas Turbine, Material Project Document, material Permit relating to the Project, Material Intellectual Property of any Turtle Creek Entity, material Project asset or all or substantially all of the assets constituting the Project without the prior written consent of the Required Lenders, (ii) no Turtle Creek Entity shall Dispose of any such asset to Hallador or any Borrower Entity that is not a Turtle Creek Entity, and (iii) no Borrower Entity that is not a Turtle Creek Entity shall acquire or hold any such asset except through ownership of Equity Interests in a Turtle Creek Entity; provided, further, that no Disposition to any Unrestricted Subsidiary shall be permitted except as expressly permitted by Section 8.02.

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Section 8.06Restricted Payments
. Make any Restricted Payment, except:
(a) (i) Restricted Subsidiaries may declare and pay dividends and other Restricted Payments to any Borrower Entity or any other Restricted Subsidiary and (ii) Turtle Creek may make Restricted Payments to Hallador, or any other Restricted Subsidiary, for the purpose of making any payment with respect to the Asset Purchase Agreement, in connection with any other ordinary course business purpose, including any Investment in any Restricted Subsidiary permitted pursuant to Section 8.02, or in connection with funding Project costs or payments otherwise permitted under the Loan Documents; provided that (A) Turtle Creek and its Subsidiaries shall not make any Restricted Payments (including for avoidance of doubt any intercompany loans) to Hallador or any Subsidiary of Hallador (other than a Turtle Creek Entity) other than (1) the Closing Date Intercompany Loan, (2) as expressly permitted in Section 8.06(a)(ii), Section 8.06(c), or an Approved Budget, or (3) with the prior consent of the Required Lenders, and (B) no Default or Event of Default has occurred and is continuing or would result therefrom.
(a)Hallador may (i) make Restricted Payments, including stock buybacks, with the proceeds of Indebtedness permitted pursuant to Section 8.03(a)(xix) in an aggregate amount not to exceed fifteen percent (15%) of the gross proceeds of such Indebtedness, solely in connection with any anti-dilution or dilution-mitigation mechanics associated with such offering or issuance; provided that, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the aggregate amount of Restricted Payments made under this clause shall not exceed $30,000,000, in each case subject to Section 8.02 and (ii) make cash payments on conversion of the convertible securities in excess of par so long as such payments are financed with the proceeds of a Permitted Bond Hedge Transaction.
(b)On the Closing Date, Turtle Creek may make (i) a Restricted Payment to Hallador in an amount not to exceed $43,000,000 for the purpose of reimbursing Hallador for amounts previously paid with respect to the Asset Purchase Agreement and the Project, and (ii) an intercompany loan to Hallador in an amount not to exceed $20,000,000 for the purpose of providing cash collateral to secure existing letter of credit obligations (the “Closing Date Intercompany Loan”); provided, that (1) any refund, release or return of such cash collateral shall be paid directly to Turtle Creek as repayment of the Closing Date Intercompany Loan, (2) if the Closing Date Intercompany Loan remains outstanding after October 31, 2026, the PIK Rate shall be increased by an additional one percent (1.00%) per annum until such time as the Closing Date Intercompany Loan is repaid in full (and, for the avoidance of doubt, shall revert to four and one-half percent (4.50%) upon the repayment in full of the Closing Date Intercompany Loan), and if the Closing Date Intercompany Loan remains outstanding after January 15, 2027, the PIK Rate shall be increased by an incremental additional two percent (2.00%) per annum (for an aggregate increase of three percent (3.00%) per annum above the otherwise applicable PIK Rate) until such time as the Closing Date Intercompany Loan is repaid in full (and, for the avoidance of doubt, shall revert to four and one-half percent (4.50%) upon the repayment in full of the Closing Date Intercompany Loan), (3) from and after January 15, 2027, all Consolidated Excess Cash Flow of Hallador and its Restricted Subsidiaries (other than the Turtle Creek Entities), for the fiscal year ending December 31, 2026 and each fiscal year thereafter, calculated (x) to include the Net Cash Proceeds from all equity contributions, issuances of Equity Interests and issuances of Indebtedness permitted under Section 8.03(a)(xix) and (y) to apply irrespective of whether the Commercial Operation Date has occurred and otherwise in a manner consistent with Section 2.08(b)(i), shall be paid by Hallador into the Construction Account in an amount not to exceed

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the then outstanding balance of the Closing Date Intercompany Loan and applied to repay the Closing Date Intercompany Loan until the Closing Date Intercompany Loan is repaid in full, and (4) Turtle Creek shall deposit all proceeds from the repayment of the Closing Date Intercompany Loan into the Construction Account.
Section 8.07Change in Nature of Business
. Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties on the Closing Date or any business reasonably related, complementary, or ancillary thereto or reasonable extensions thereof or engage in operations in any jurisdiction other than the United States.
Section 8.08Transactions with Affiliates
. Enter into any transaction of any kind with any Affiliate, whether or not in the ordinary course of business, other than, the following, in each case subject to Section 8.02:
(a)transactions among Borrower Entities;
(b)transactions on fair and reasonable terms substantially as (or more) favorable to such Borrower Entity as would be obtainable by such Borrower Entity at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) for any material Affiliate transactions, the Borrower shall provide a Responsible Officer’s certificate certifying compliance with this clause, and (C) no such transaction may involve the sale, transfer, lease, license or other disposition of any Project asset, Material Project Document, Gas Turbine or other Collateral except as otherwise expressly permitted under this Agreement;
(c)customary fees paid to, and indemnities incurred by, any directors of the Borrower and the other Subsidiaries in connection with any services provided to such entity and reasonable out-of-pocket costs of such Persons may be reimbursed;
(d)the Borrower Entities may enter into employment and severance arrangements with officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business consistent with past practice or otherwise on market terms;
(e)transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 8.08 or any amendment thereto to the extent such an amendment is not materially adverse to the Lenders;
(f)the issuance or incurrence of intercompany Indebtedness permitted under Section 8.03(a)(iv);
(g)Restricted Payments permitted by Section 8.06;
(h)ordinary course shared services, employee arrangements, intercompany cost allocations and other transactions otherwise permitted under the Loan Documents among the Borrower and its Subsidiaries; and
(i)investments permitted pursuant to Section 8.02;

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provided that, notwithstanding anything to the contrary in this Section 8.08, any shared services, employee arrangements, intercompany cost allocations or similar charges allocated to or borne by any Turtle Creek Entity shall be on terms no less favorable to such Turtle Creek Entity than would be obtainable in a comparable arm’s length transaction; provided, further, that the aggregate amount of all such shared services, employee arrangements, intercompany cost allocations and similar charges paid in cash and allocated to or borne by the Turtle Creek Entities shall not exceed $6,000,000 in any fiscal year (or such greater amount as approved by the Administrative Agent in writing and acting at the written direction of the KLIM Lender).
Section 8.09No Further Negative Pledges; Burdensome Agreements
.
(a)Enter into or permit to exist, any agreement prohibiting or limiting the creation or assumption of any Lien upon any of the Loan Party’s material properties, whether now owned or hereafter acquired, to secure the Obligations of the Loan Parties under the Loan Documents, except for (i) agreements evidencing Indebtedness expressly permitted to exist or be incurred hereunder, (ii) the Contractual Obligations in effect as of the Closing Date (or any replacements, renewals or substitutions thereof to the extent no more onerous or restrictive than the provision applicable under the relevant Contractual Obligations being replaced, renewed or substituted) and (iii) restrictions and conditions imposed by any applicable Laws, (iv) customary restrictions or conditions imposed by any agreement relating to Indebtedness permitted under Section 8.03(a)(xix) if such restrictions or conditions apply only to the property securing such Indebtedness, (v) customary restrictions or conditions contained in joint venture agreements, (vi) customary provisions in leases restricting the assignment thereof, (vii) customary restrictions in power purchase agreements including any Prepaid Forward Power Sales Contract, (viii) customary restrictions in sale and leaseback arrangements as permitted under Section 8.14, and (ix) customary restrictions in agreements evidencing Dispositions expressly permitted by Section 8.05.
(b)Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction that by its terms limits the right of any Subsidiary Guarantor to pay dividends or make any other distributions on any of a Subsidiary Guarantor’s Equity Interests owned by the Borrower or any other Loan Party, other than restrictions (i) in agreements evidencing Indebtedness permitted to exist or be incurred hereunder, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) any Contractual Obligation in effect as of the Closing Date (or any replacements, renewals or substitutions thereof to the extent no more onerous or restrictive than the provision applicable under the relevant Loan Document or Contractual Obligations being replaced, renewed or substituted), or (v) restrictions and conditions imposed by any applicable Laws or the Loan Documents.
Section 8.10Financial Covenant
. Maintain:
(a)[reserved];

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(b)as of the end of each Test Period, beginning with the Test Period ending on December 31, 2026, (i) Unrestricted Cash of not less than $10,000,000, and (ii) Consolidated Debt Service Coverage Ratio not less than 1.15:1.00; and
(c)as of the end of each Test Period, beginning with the Test Period ending on the last day of the first full fiscal quarter ending after the Commercial Operation Date, a Consolidated Leverage Ratio not exceeding 9:00:1.00 as of the first Test Period for which the covenant is tested and 8.00:1.00 as of the end of each Test Period thereafter.
Section 8.11Accounting Changes
. Change the Borrower’s federal tax identification number without prior notice to the Administrative Agent or make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent (acting at the written direction of the Required Lenders) and the Borrower, to reflect such change in fiscal year.
Section 8.12Hedge Agreements
. Borrower shall not, nor shall it permit any Restricted Subsidiary to, enter into any Hedge Agreement, except (a) Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks to which such Loan Party has actual exposure and not for speculative purposes, (b) other Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Loan Party limited to the principal amount of such interest-bearing liability or investment which have terms and conditions reasonably acceptable to Administrative Agent (acting at the written direction of the Required Lenders) and (c) Permitted Bond Hedge Transactions entered into solely with respect to convertible securities permitted pursuant to Section 8.03(a)(xix).
Section 8.13Organization Documents, Etc.
Terminate, replace, amend, modify or waive any Organization Document or any provision thereof if such termination, replacement, amendment, modification or waiver would reasonably be expected to be materially adverse to the rights or interests of the Lenders.
Section 8.14Sales and Leasebacks
. Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Restricted Subsidiaries of real or personal property that has been or is to be sold or transferred by the Borrower or any of its Restricted Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any of their Restricted Subsidiaries, other than any such arrangement that is a Capitalized Lease as permitted under Section 8.03(a)(v).

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Section 8.15[Reserved]
.
Section 8.16Environmental Protection
. Borrower shall not, nor shall it permit any Restricted Subsidiary to (a) use (or permit any tenant to use) any of their respective Material Real Properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material in material violation of, or in a manner or to a location that could give rise to material liability under, any applicable Environmental Laws, (b) conduct any activity that generates or causes a Release of any Hazardous Material in material violation of any applicable Environmental Laws, (c) otherwise conduct any activity or use any of their respective Material Real Properties or assets in any manner that violates any Environmental Law in a manner that creates material Environmental Liabilities for which any Loan Party would be responsible, or (d) fail to promptly respond to any actual or threatened Release of Hazardous Materials, where such Release could reasonably be expected to give rise to material liability of any Borrower Entity under Environmental Law or fail to conduct and complete, or cause to be conducted and completed, all reporting, investigations, studies, sampling and testing, and all clean-up, remedial, removal, recovery and other actions required pursuant to Environmental Laws; (e) fail to promptly comply with final binding orders and directives of all Governmental Authorities in respect of Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings.
Section 8.17Prepayment of Debt
. Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, make or agree to pay or make, directly or indirectly, any optional or voluntary payment, prepayment, repurchase or redemption of, or any distribution (whether in cash, securities or other Property) in respect of, any junior debt, except (a) to the extent expressly permitted under the terms of the applicable subordination agreement (if any), (b) in connection with the refinancing of such Indebtedness to the extent such refinancing Indebtedness is permitted under Section 8.03, and (c) other payments made in cash so long as at the time of and immediately after giving effect to any such payment, (i) no Default or Event of Default exists or would result therefrom, (ii) the Borrowers are in compliance with the financial covenants set forth in Section 8.10, (in each case calculated before and after giving effect to such payment and any Borrowings made in connection therewith).
Section 8.18Margin Stock
. Use the proceeds of any Loans whether directly or indirectly to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying any margin stock.
Section 8.19AML Laws; Anti-Corruption Laws; Ex-Im Laws; Sanctions
.

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(a)Use, directly or indirectly, the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any other Borrower Entity, other Affiliate, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, AML Laws or Ex-Im Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would constitute or result in a violation of any Sanctions by any Person (including the Borrower, its Affiliates, any Lender, any Agent or any other party hereto).
(b)Directly or knowingly indirectly fund all or part of any repayment of the Loan or other payments under this Agreement out of proceeds (i) derived from criminal activity or activity or transactions in violation of any Anti-Corruption Laws, AML Laws, Ex-Im Laws or Sanctions, or (ii) that would otherwise result in a violation of Anti-Corruption Laws, AML Laws, Ex-Im Laws or Sanctions by any Person (including any Loan Party, any Lender, any Agent, any other party hereto).
Section 8.20Amendments to and Termination of the Qualified Contracts or Material Project Documents
. Borrower Entities shall not, nor shall they permit any Restricted Subsidiary to:
(a)amend or otherwise modify in any respect, or grant any waiver or consent under any Qualified Contract or Material Project Document without the prior written consent of the Required Lenders if such amendment, modification, waiver or consent could reasonably be expected to be materially adverse to the Lenders; provided, that the Borrower Entities shall be permitted to amend and modify (i) the Asset Purchase Agreement and APA Escrow Agreement unless such amendment or modification would result in an increase to the purchase price or delay in the transfer of title, which such amendment or modification shall require the prior written consent of the Required Lenders and (ii) the Hoosier Energy Contract prior to the Commercial Operation Date unless such amendment or modification would shorten the tenor of the Hoosier Energy Contract or reduce the aggregate payment payable to the Borrower Entities thereunder;
(b)terminate any Qualified Contract or Material Project Document without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld or delayed); provided that no such consent shall be required (i) with respect to any Qualified Contract or Material Project Document that terminates in accordance with its terms, or (ii) to the extent that the applicable Borrower Entity has notified the Administrative Agent in writing that such Qualified Contract or Material Project Document will be replaced within forty-five (45) days (which shall automatically be extended to ninety (90) days if such extension could not reasonably be expected to have a Material Adverse Effect) of such termination with another agreement that is on substantially similar terms to such Qualified Contract or Material Project Document that it is replacing; and
(c)assign, in whole or in part, its rights and obligations under any Material Project Document or consent to the assignment, in whole or in part, of a counterparty’s rights under any Material Project Document, in each case without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld or delayed).
Section 8.21Tax Treatment
. Take or permit any action (including making any election) that would change the Borrower’s tax classification for U.S. federal income tax purposes.

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Article IX

Events of Default and Remedies
Section 9.01Events of Default
. Any of the following shall constitute an Event of Default with respect to the Loan Parties unless otherwise expressly indicated below:
(a)Non-Payment. Any Loan Party fails to pay (i) any principal of any Loan when due in accordance with the terms hereof, (ii) any scheduled interest on any Loan or fees (including the MOIC Premium) due and payable pursuant to this Agreement within three (3) Business Days after any such interest or fees become due in accordance with the terms hereof or thereof or (iii) any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after such amount becomes due in accordance with the terms hereof or thereof; or
(b)Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in (i) any of Section 7.03(a), Section 7.05(a), Section 7.10, Section 7.19 or Article VIII, or (ii) any other covenant set forth in the Loan Documents, solely with respect to clause (ii), such default shall continue unremedied for a period of thirty (30) days to the extent such default is reasonably susceptible to cure; or
(c)Other Defaults. Any Loan Party shall default in the observance or performance of any other agreement applicable to such Loan Party contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a), (b) and (d) of this Section 9.01) to which it is a party, and such default shall continue unremedied for a period of thirty (30) days after the earlier of the date on which any Loan Party, as applicable, obtains knowledge or receives notice (from any source) that such breach has occurred, the applicable Loan Party shall eliminate or otherwise cure such breach; or
(d)Representations and Warranties. Any representation or warranty made or deemed made by any Loan Party herein, in any other Loan Document, or in any certificate, furnished by it at any time under or in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect when made or deemed made; provided that, if the facts, circumstance or conditions giving rise to such inaccuracy are reasonably susceptible of cure and do not relate to (i) the due organization, existence, power or authority of any Loan Party, (ii) validity, perfection, priority or enforceability of any Loan Document or Lien purported to be created thereby or (iii) title of ownership of material Collateral; or
(e)Cross-Default. (i) Any Loan Party fails to pay any Indebtedness for borrowed money (other than the Loans) having an aggregate outstanding principal amount in excess of $15,000,000 when due (after giving effect to any applicable grace period), or any default or other event occurs with respect to such Indebtedness that results in, or permits, the acceleration, mandatory prepayment or other early repayment thereof; (ii) any Event of Default, acceleration, termination of commitments or mandatory prepayment under the Revolving Facility; or (iii) an Early Termination Date under any Hedge Agreement to which any Loan Party is a party resulting from an event of default by any Loan Party thereunder and giving rise to a Hedge Termination Value payable by any Loan Party in excess of $25,000,000;
(f)Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee,

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custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or
(g)Inability to Pay Debts; Attachment. Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or
(h)Material Judgments. There is entered against any Loan Party a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny or fail to acknowledge coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)ERISA. (i) Any Loan Party shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any such Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of such Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) there is a determination that any Single Employer Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Title IV of ERISA), (vi) any Loan Party or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA) of, a Multiemployer Plan; or (vii) any Loan Party or any Commonly Controlled Entity shall fail to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to a Single Employer Plan or any required contribution to a Multiemployer Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or
(j)Invalidity of Loan Documents. Any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 8.04 or Section 8.05) or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and termination of all of the Commitments), or purports in writing to revoke or rescind any Loan Document; or

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(k)Change of Control. There occurs any Change of Control; or
(l)Collateral Documents. Any Collateral Document or any material provision of any Collateral Document after delivery thereof pursuant to Section 5.01 or Section 7.11 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 8.04 or Section 8.05) cease to create a valid and perfected first priority lien on and security interest in any material Collateral covered thereby and in accordance therewith, subject to Liens permitted under Section 8.01, (i) except to the extent that any such perfection or priority is not required pursuant to Section 5.01 or Section 7.11 of this Agreement, or the provisions of the applicable Collateral Document, or results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements or (ii) except as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurers have not denied or failed to acknowledge coverage;
(m)Senior Indebtedness. The Loans hereunder or the guarantees of the Loan Parties thereof shall cease, for any reason, to constitute senior Indebtedness under the subordination provisions of any document or instrument evidencing any permitted subordinated Indebtedness or such subordination provisions, shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms, or any Loan Party, any Affiliate of any Loan Party or the holders of such subordinated Indebtedness shall so assert in writing;
(n)Material Project Document. Any counterparty to the Material Project Document shall have suffered a continuing bankruptcy event referred to in paragraph (f) above (unless such counterparty is continuing to perform all of its obligations thereunder); unless the Borrower has replaced the Material Project Document within ninety (90) days after such termination or bankruptcy event; or
(o)Commercial Operation Date. The Commercial Operation Date shall not have occurred on or prior to June 30, 2029.
Section 9.02Remedies Upon Event of Default
. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the direction of the Required Lenders, take any or all of the following actions:
(a)declare all of the Commitments to be terminated, whereupon such Commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, all MOIC Premiums and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(c)exercise (directly or through the Collateral Agent) on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt” (or any comparable term) and/or under applicable Law;

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provided, however, that upon the occurrence of an Event of Default with respect to the Borrower under Section 9.01(f), all of the Commitments shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, in each case without further act of the Administrative Agent or any Lender.
Section 9.03Right to Cure
. (a) Notwithstanding anything to the contrary contained in Section 9.01 or Section 9.02, in the event that the Borrower fails to comply with the requirements set forth in Section 8.10 at any time when the Borrower is required hereunder to comply with such financial covenant, other than a failure to comply with the minimum Unrestricted Cash requirement set forth in Section 8.10(b)(i) then (a) until the expiration of the tenth (10th) Business Day subsequent to the date the relevant financial statements are required to be delivered pursuant to Section 7.01(a) or Section 7.01(b) (the last day of such period being the “Anticipated Cure Deadline”), the Borrower shall have the right, on not more than one occasion with respect to any fiscal quarter, to issue common Equity Interests (or other Equity Interests reasonably acceptable to the Administrative Agent (acting at the written direction of the Required Lenders)) that are not Disqualified Equity Interests for cash and irrevocably contribute the proceeds therefrom to the Borrower (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the exercise by the Borrower of such Cure Right:
(i)solely with respect to any Cure Right exercised in connection with the Borrower’s failure to comply with the requirement set forth in Section 8.10(b)(ii), the calculation of Cash Available for Debt Service as used in the financial covenant set forth in Section 8.10(b)(ii) shall be recalculated giving effect to the following pro forma adjustments:
(A)Cash Available for Debt Service shall be increased, solely for the purpose of measuring the financial covenant set forth in Section 8.10(b)(ii) and not for any other purpose under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs or the satisfaction of any conditions requiring Pro Forma Compliance with such financial covenants), by an amount equal to the Cure Amount; provided that (1) the receipt by the Borrower of the Cure Amount pursuant to the Cure Right shall be deemed to have no other effect whatsoever under this Agreement (including but not limited to determining the availability or amount of any covenant baskets or carve-outs) and (2) no Cure Amount shall reduce Indebtedness on a Pro Forma Basis (by netting or otherwise, except to the extent that such proceeds are actually applied to repay Indebtedness) for the applicable period for purposes of calculating the financial covenant set forth in Section 8.10(b)(ii).
(ii)Solely with respect to any Cure Right exercised in connection with the Borrower’s failure to comply with the requirement set forth in Section 8.10(c), the calculation of Consolidated Debt as used in the financial covenant set forth in Section 8.10(c) shall be recalculated giving effect to the reduction in Consolidated Debt from the prepayment of the Term Loans pursuant to Section 2.08(b)(ii); provided, that (1) the receipt by the Borrower of the Cure Amount pursuant to the Cure Right shall be deemed to have no other effect under this Agreement other than compliance with Section 8.10(c)

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(including but not limited to determining the availability or amount of any covenant baskets or carve-outs) and (2) no Cure Amount shall increase EBITDA on a Pro Forma Basis for the applicable period for purposes of calculating the financial covenant set forth in Section 8.10(c).
(iii)If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements set forth in Section 8.10, the Borrower shall be deemed to have satisfied such requirements as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenants set forth in Section 8.10 that had occurred shall be deemed cured for the purposes of this Agreement; and
(a)the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirement set forth in Section 8.10, other than a failure to comply with the minimum Unrestricted Cash requirement set forth therein, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline in respect of the relevant fiscal quarter; provided that, in each case, that the Borrower shall have notified the Administrative Agent in writing of the exercise of such Cure Right on or prior to the Anticipated Cure Deadline.
Notwithstanding anything herein to the contrary, (i) for purposes of this Section 9.03, the Cure Amount utilized shall be no greater than the minimum amount required to remedy the applicable failure to comply with the financial covenant set forth in Section 8.10, and (ii) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised and the Cure Right shall not be exercised more than three times during the term of this Agreement
Section 9.04Application of Funds
. After the exercise of remedies provided for in Section 9.02 (or after an actual or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Law), any amounts received on account of the Obligations shall be applied as set forth in Section 2.15.
Article X

Administrative Agent and Collateral Agent
Section 10.01Appointment and Authorization of Agents
.
(a)Each Lender Party hereby irrevocably appoints, designates and authorizes U.S. Bank Trust Company, National Association to act as the Administrative Agent and U.S. Bank National Association to act as the Collateral Agent and, in each of their respective capacities, to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such other powers and perform such duties as are expressly delegated to each by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto, including entering into each Loan Document to which each is a party. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, (i) no Agent shall have any duties or responsibilities, except

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those expressly set forth herein, (ii) no Agent shall have or be deemed to have any fiduciary relationship with any Lender Party or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent, (iii) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law, and (iv) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the relevant Agent or any of its Affiliates in any capacity. The provisions of this Section 10.01 are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have the rights as a third-party beneficiary of any such provisions. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)Each Agent is hereby authorized by the Lenders and the other Secured Parties to execute, deliver and perform each of the Loan Documents to which such Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of the Agents contained in the Loan Documents.
(c)Each Lender Party hereby consents and agrees to the appointment by the Administrative Agent on its behalf of the Collateral Agent as the agent of the Secured Parties under this Agreement and the Collateral Documents, to take such action on its behalf under the provisions of this Agreement and the Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the Collateral Documents, together with such other powers as are reasonably incidental thereto.
Section 10.02Delegation of Duties
.
(a)The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The exculpatory provisions of this Section 10.02 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact selected by it with reasonable care.
(b)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lender Parties (except in limited circumstances expressly provided for herein relating to the maintenance of the Register),

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and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower.
Section 10.03Liability of Agents
.
(a)No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction); provided that no action taken or omitted by any Agent at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided herein) shall constitute gross negligence or willful misconduct; or (b) be responsible in any manner to any Lender Party or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender Party or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
(b)The Collateral Agent makes no representations as to and, except as otherwise described in this Section 10.03(b), shall not be responsible for the existence, genuineness, value or condition of any of the Collateral or as to the security afforded or intended to be afforded thereby, hereby or by any of the Loan Documents, or for the validity, perfection, priority or enforceability of the Liens or security interests in any of the Collateral created or intended to be created by any of the Loan Documents, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral, for the validity of the title of the Lenders to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Agent shall not be responsible or liable for (i) seeing to or monitoring the attachment, perfection, or priority of any lien or security interest created or intended to be created in the Collateral hereby or by any of the Loan Documents, or (ii) the preparation, correctness, filing, re-filing, recording or re-recording of any Loan Documents or instruments, including UCC financing statements or continuation statements in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in any of the Collateral. The Collateral Agent shall have no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. The Collateral Agent shall have no liability for the accuracy of any calculations provided to it, or the compliance with the terms of any Loan Document of such calculations. The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by such Collateral Agent in good faith and with due care, except as a result of its own gross negligence or willful misconduct.

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(c)Without limiting the generality of the foregoing, none of the Agents shall:
(i)be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other requisite Lender Parties as provided herein); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; or
(iii)except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.
Section 10.04Reliance by Agents
.
(a)The Lenders hereby acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or the other Loan Documents unless it shall be requested in writing to do so by the Administrative Agent (in the case of the Collateral Agent) or the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), as applicable. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes, provided such payee’s rights are recorded in the Register, unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
(b)For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder

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to be consented to or approved by or acceptable or satisfactory to a Lender Party unless the Administrative Agent shall have received notice from such Lender Party prior to the Closing Date specifying its objection thereto.
(c)No Agent shall be liable for any failure or delay in the performance of any obligation hereunder or under any other Loan Document to the extent such failure or delay is caused by any act of God, flood, fire, earthquake, explosion, war, terrorism, invasion, riot, civil unrest, embargo, natural disaster, pandemic, epidemic, acts of Governmental Authority, changes in Law, labor disputes, unavailability of the Federal Reserve Bank wire or other wire or communication facility, failure of equipment or inability to obtain electricity, telecommunications or other similar services, or any other cause or event beyond such Agent’s reasonable control.
Section 10.05Notice of Default
. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender Party or any Borrower Entity referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lender Parties of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Default or Event of Default as may be directed in writing by the Required Lenders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lender Parties.
Section 10.06Credit Decision; Disclosure of Information by Agents
. Each Lender Party acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Borrower Entity or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender Party as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender Party represents and warrants to each Agent that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) in participating as a Lender Party, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender Party, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender Party agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (c) it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower Entities, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its

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own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder and (d) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender Party, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender Party also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower Entities. Except for notices, reports and other documents expressly required to be furnished to the Lender Parties by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower Entities or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
Section 10.07Indemnification of Agents
.
(a)Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s respective Aggregate Exposure Percentages, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person; provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 10.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender Party or any other Person. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its respective Aggregate Exposure Percentage of any costs or out-of-pocket expenses (including the Agent Expenses and fees, disbursements and other charges of counsel) incurred by any Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that any Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 10.07 shall survive termination of all of the Commitments, the payment of all other Obligations and the resignation of any Agent.
(b)The agreements in this Section 10.07 shall survive the payment of the Term Loans and all other amounts payable hereunder and under the other Loan Documents and the termination for any reason of the Loan Documents.

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Section 10.08Agents in their Individual Capacities
. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender Party and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” (in each case to the extent applicable) shall include the Administrative Agent in its individual capacity.
Section 10.09Successor Administrative Agent
.
(a)The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 9.01(a), (f), or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders.
(b)The Required Lenders may, to the extent permitted by Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 9.01(a), (f), or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Notwithstanding any other provision of any Loan Document, after any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10.09 and Section 11.05 of shall continue to inure to its benefit.
(c)Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers, discretion, privileges and duties of the retiring or removed Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring or

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removed Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. Notwithstanding any other provision of any Loan Document, after the retiring or removed Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article X and Section 11.03 and Section 11.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective officers, directors, employees, agents, advisors, attorneys-in-fact and Affiliates as to any actions taken or omitted to be taken by any of them while such Person and Affiliates was acting as the Administrative Agent under this Agreement or any other Loan Document. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor or upon the expiration of the 30-day period following the retiring or removed Administrative Agent’s notice of resignation or the Removal Effective Date, as applicable, without a successor agent having been appointed, the retiring or removed Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.
(d)Notwithstanding anything herein to the contrary, any Person into which the Administrative Agent may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Administrative Agent shall be a party, or any Person succeeding to the business of Administrative Agent, shall be the successor of the Administrative Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession; provided that the Administrative Agent shall forthwith notify the parties hereto in writing of any such event.
Section 10.10Administrative Agent May File Proofs of Claim
. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.06 and Section 11.03) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
(c)and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Section 2.06 and Section 11.03.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 10.11Collateral Agent under Collateral Documents
. Each Lender hereby authorizes the Collateral Agent, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Lenders with respect to the Collateral and the Collateral Documents.
Section 10.12Collateral and Guaranty Matters
. Each of the Lender Parties (including in their capacities as potential Cash Management Banks party to a Secured Cash Management Agreement) irrevocably authorize the Administrative Agent (and the Collateral Agent on its behalf) at its option and in its discretion:
(a)to release (and the Administrative Agent does hereby automatically release upon any such event) any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of all of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted), (ii) that is sold or distributed or to be sold or distributed as part of or in connection with any sale permitted hereunder or under any other Loan Document; provided that (x) no Default or Event of Default shall exist at the time of such release, (y) prior to or simultaneously with any such release the Loans shall have been prepaid to the extent required to be prepaid in connection with such sale or distribution pursuant to the terms of this Agreement, and (z) the Administrative Agent shall have provided not less than ten (10) Business Days’ prior written notice to the Lenders of such proposed release (during which period any Lender may object to such release by written notice to the Administrative Agent); provided, further, that the certificate delivered by the Borrower in connection therewith shall set forth in reasonable detail the basis for such release and the applicable section of this Agreement permitting such sale or disposition or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by each Lender;
(b)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); provided that the Administrative Agent shall provide not less than ten (10) Business Days’ prior written notice to the Term Lenders (or the KLIM Representative on their behalf) of any such proposed subordination; and
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 10.12. In each case as specified in this Section 10.12, the Administrative Agent will, at the Borrower’s expense without requiring consent of the Lender Parties, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request in writing to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.12; provided that the Borrower shall have delivered to the

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Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents.
Section 10.13Secured Cash Management Agreements
. No Cash Management Bank that obtains the benefits of Section 9.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, obligations arising under Secured Cash Management Agreements unless the Administrative Agent has received written notice of such obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank.
Section 10.14No Discretion
. Whenever reference is made in this Agreement or any Loan Document to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Administrative Agent or the Collateral Agent, as applicable, or to any amendment, waiver or other modification of this Agreement to be executed (or not to be executed) by the Administrative Agent or the Collateral Agent, or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion or rights or remedies to be made (or not to be made) by the Administrative Agent or the Collateral Agent, it is understood that in all cases the Administrative Agent and the Collateral Agent shall be acting, giving, withholding, suffering, omitting, making or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) as directed in accordance with this Agreement and the Loan Documents. This provision is intended solely for the benefit of the Administrative Agent, Collateral Agent and such Persons’ respective permitted successors and assigns and is not intended to, and will not, entitle the other parties hereto to any defense, claim or counterclaims under or in relation to any Loan Documents, or confer any rights or benefits on any party hereto. Notwithstanding any other provision of the Loan Documents, the Collateral Agent shall have no obligation to solicit consents or directions from the Required Lenders or the Lenders, as the case may be, in connection with any enforcement of remedies or any amendment or waiver of any provision of any of the Loan Documents. The parties hereto acknowledge and agree that the Collateral Agent is acting as agent to hold and perfect the Collateral and to enforce remedies as directed and is not acting in any capacity as a trustee, administrative agent or holder representative.
Section 10.15Credit Bid; Plan of Reorganization

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. Subject to Section 2.15 and Section 9.02, each of the Lenders hereby irrevocably authorizes (and by entering into documentation in connection with any Secured Cash Management Agreement, each of the Cash Management Banks hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of the Lenders and Cash Management Banks to take (or direct the Collateral Agent to take) any of the following actions upon the instruction of the Required Lenders:
(a)consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code of the United States, including Section 363 thereof, or any equivalent provision of any other Debtor Relief Law;
(b)credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code of the United States, including under Section 363 thereof, or any equivalent provision of any other Debtor Relief Law;
(c)credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;
(d)credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or
(e)estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or Cash Management Bank, it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.
Each Lender Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Lender Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by, or at the direction of, the Administrative Agent on a ratable basis.
With respect to each contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid (or cause the Collateral Agent to credit bid) the Secured Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such

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contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate, or cause the consummation of, any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.
Each Lender Party whose Secured Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Lender Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.
Section 10.16Erroneous Payments
.
(a)If the Administrative Agent (i) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (ii) demands the return of such Erroneous Payment (or a portion thereof) (provided that such notice and demand is given to the applicable Lender, Secured Party or Person within five (5) Business Days of its receipt of such funds), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.16 and shall be segregated by the Payment Recipient on its books and records and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of (A) the Federal Funds Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

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(b)Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) and each such Payment Recipient shall be deemed to have knowledge of such error or (B) an error and mistake has been made and each such Payment Recipient shall be deemed to have knowledge of such error (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this (b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this (b) shall not have any effect on a Payment Recipient’s obligations pursuant to (a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under clause (a).
(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus

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any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(i)Subject to Section 11.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”); provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment.
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 10.16 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that, for the avoidance of doubt, the immediately preceding clause (d) shall not apply, except, in each case, to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

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(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)Without limiting any other rights or remedies of the Administrative Agent hereunder or under applicable Law, if any Payment Recipient has failed to return an Erroneous Payment (or portion thereof) to the Administrative Agent within the time period specified in clause (a) above, then in addition to interest payable thereon pursuant to clause (a), the Administrative Agent may, in its sole discretion and without prior notice (which notice is hereby waived by each Lender and each other Payment Recipient), setoff against any amounts otherwise payable by the Administrative Agent to such Payment Recipient under this Agreement or any other Loan Document any Erroneous Payment Return Deficiency owed by such Payment Recipient to the Administrative Agent.
(h)Each party’s obligations, agreements and waivers under this Section 10.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Section 10.17Appointment of Collateral Agent
.
Each Lender Party and each other Secured Party, by its execution of this Agreement or any other Loan Document or by accepting the benefits of any Loan Document, hereby irrevocably appoints, designates and authorizes U.S. Bank National Association, in its capacity as Collateral Agent, to act as collateral agent for the Secured Parties under this Agreement, the Collateral Documents and each other Loan Document to which the Collateral Agent is or is intended to be a party, and to take such action on its behalf under the provisions of this Agreement and the Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement and the Collateral Documents or any other Loan Document, together with such powers as are reasonably incidental thereto. The Collateral Agent shall hold the Liens and security interests created or purported to be created under the Collateral Documents for the benefit of the Secured Parties, subject in all respects to the terms of this Agreement and the Collateral Documents.
(a)Without limiting the generality of the foregoing, each Secured Party hereby authorizes the Collateral Agent to (i) execute, deliver and perform each Collateral Document and any other Loan Document to which the Collateral Agent is or is intended to be a party, and each Secured Party agrees to be bound by all of the agreements of the Collateral Agent contained therein, (ii) accept, hold, administer, maintain, perfect and otherwise deal with the Collateral and any Liens or security interests granted or purported to be granted under the Collateral Documents, (iii) take such actions, make such filings and recordings, and deliver such notices, acknowledgments, amendments, supplements, releases, terminations and other instruments as the Collateral Agent is expressly authorized or required to take or deliver under the Collateral Documents or as may be reasonably incidental thereto, (iv) release or subordinate any Lien on any Collateral, or release any Subsidiary Guarantor from its obligations under the

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Guaranty, in each case solely to the extent authorized under Section 10.12 or otherwise expressly permitted by the Loan Documents, and (v) following the occurrence and during the continuance of an Event of Default, exercise the rights and remedies of the Secured Parties with respect to the Collateral under the Collateral Documents and applicable Laws, including the right to foreclose upon, sell, credit bid or otherwise Dispose of any Collateral, in each case subject to Section 9.02, Section 9.04, Section 10.15 and the other applicable provisions of the Loan Documents. Except as otherwise expressly provided in this Agreement, the Collateral Documents, the Collateral Agent shall act, or refrain from acting, with respect to the Collateral and the Collateral Documents at the written direction of the Administrative Agent (acting at the written direction of the Required Lenders or such other number or percentage of the Lenders or Lender Parties as shall be expressly provided for herein or in the other Loan Documents), and any such direction and any action taken or failure to act pursuant thereto shall be binding upon all Secured Parties.
(b)The Collateral Agent shall be entitled to the benefits of Section 10.02, Section 10.03, Section 10.04, Section 10.05, Section 10.06, Section 10.07, Section 10.08, Section 10.10, Section 10.12, Section 10.15, Section 10.16, Section 11.03 and Section 11.05, in each case mutatis mutandis, as if the Collateral Agent were the Administrative Agent thereunder, solely with respect to its role as Collateral Agent under the Loan Documents; provided that, for purposes of the Collateral Agent, references in such Sections to the Administrative Agent, any Agent or any Agent-Related Person shall be deemed to include the Collateral Agent and the Agent-Related Persons with respect to the Collateral Agent, references to this Agreement or any other Loan Document shall be deemed to include the Collateral Documents, and references to any action taken or omitted to be taken by the Administrative Agent shall be deemed to include any action taken or omitted to be taken by the Collateral Agent. Without limiting the foregoing, the Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, the Collateral Documents or the other Loan Documents, no fiduciary relationship shall be deemed to exist between the Collateral Agent and any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, any Collateral Document or any other Loan Document or otherwise exist against the Collateral Agent.
(c)The Collateral Agent may resign as Collateral Agent upon thirty (30) days’ notice to the Borrower, the Administrative Agent and the Lenders. The Required Lenders may, to the extent permitted by Law, by notice in writing to the Borrower, the Administrative Agent and the Collateral Agent, remove such Person as Collateral Agent upon thirty (30) days’ prior notice and appoint a successor Collateral Agent, which successor Collateral Agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 9.01(a), (f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor Collateral Agent shall have been appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation or removal of the Collateral Agent, then the Collateral Agent may, after consulting with the Administrative Agent, the Lenders and the Borrower, appoint a successor Collateral Agent. Upon the acceptance of its appointment as successor Collateral Agent hereunder, the Person acting as such successor Collateral Agent shall succeed to all the rights, powers, discretion, privileges and duties of the retiring or removed Collateral Agent and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring or removed Collateral Agent’s appointment, powers and duties as Collateral Agent shall be terminated. The Loan Parties shall, at the Borrower’s expense, execute and deliver such amendments, supplements, filings, recordings and other instruments as may be reasonably requested by the Administrative Agent or the successor Collateral Agent to evidence or effect the appointment of such successor Collateral Agent and the transfer to such successor Collateral Agent of the Liens and security interests granted or purported to be granted under the Collateral Documents. Notwithstanding any other provision of any Loan Document, after the retiring or removed Collateral Agent’s resignation or removal hereunder, the provisions of this Article X, and Article

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XI shall continue in effect for the benefit of such retiring or removed Collateral Agent, its sub-agents and their respective officers, directors, employees, agents, advisors, attorneys-in-fact and Affiliates as to any actions taken or omitted to be taken by any of them while such Person was acting as Collateral Agent under this Agreement or any other Loan Document.
(d)No Agent-Related Person shall be liable for any action taken or omitted to be taken by it under or in connection with any Loan Document or the transactions contemplated thereby, except for its own gross negligence or willful misconduct in connection with its duties expressly set forth therein, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction. The Collateral Agent shall not be responsible to any Secured Party for any recital, statement, representation or warranty made by any Loan Party or any other Person, the execution, validity, effectiveness, genuineness, enforceability or sufficiency of any Loan Document, any Collateral or any Lien or security interest created or purported to be created under the Collateral Documents, the value, existence, location, condition, title, ownership, insurance or maintenance of any Collateral, the perfection or priority of any Lien or security interest, or the failure of any Loan Party or any other Person to perform its obligations under any Loan Document. The Collateral Agent shall not be under any obligation to any Secured Party to ascertain or inquire as to the observance or performance of any agreement contained in, or any condition of, any Loan Document, to inspect the properties, books or records of any Loan Party or any Affiliate thereof, or to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or is contrary to any Loan Document or applicable Law.
(e)The parties hereto acknowledge that the Person serving as Collateral Agent may be different from the Person serving as Administrative Agent. The rights, powers, duties and obligations of the Administrative Agent and the Collateral Agent are separate and distinct, and neither the Administrative Agent nor the Collateral Agent shall be responsible for the duties, obligations, acts or omissions of the other in such capacity. The Collateral Agent may rely on any written direction, instruction, notice or certificate delivered by the Administrative Agent without any duty to ascertain whether the Administrative Agent has obtained any required direction, consent or approval from the requisite Lenders, Lender Parties or Secured Parties.
(f)Notwithstanding anything herein to the contrary, any Person into which the Collateral Agent may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any Person succeeding to the business of Collateral Agent, shall be the successor of the Collateral Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession; provided that the Collateral Agent shall forthwith notify the parties hereto in writing of any such event.
Section 10.18Agreement of Applicable Lenders
. Subject to Section 10.04 and Section 11.01, on any occasion requiring the approval, consent, waiver, election or other action of the Required Lenders (or such other number or percentage of Lenders as provided herein), the applicable Agent may, but shall not be required to, act for and on behalf of or for the benefit of all Secured Parties pursuant to the direction of the Required Lenders (or such other number or percentage of Lenders as provided herein). Any such action shall be binding on all Secured Parties. No Agent shall have any liability to any Secured Party for any action taken for and on behalf of or for the benefit of all Secured Parties in accordance with this Section 10.18.

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Article XI

Miscellaneous
Section 11.01Amendments, Etc.
Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)extend or increase the Term Commitment of any Lender, or reinstate the Term Commitment of any Lender after the termination of such Term Commitment pursuant to Section 9.02, in each case without the written consent of such Lender (it being understood that the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Term Commitments shall not constitute an extension or increase of any Term Commitment of any Lender);
(b)postpone any date scheduled for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder (including any MOIC Premium), without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under the last two paragraphs of this Section 11.01), it being understood that the waiver of any mandatory prepayment of Term Loans under the Term Facility shall not constitute a postponement of any date scheduled for the payment of principal or interest;
(c)forgive, reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document (including the MOIC Premium) without the written consent of each Lender directly and adversely affected thereby;
(d)(i) modify Section 2.10 or (ii) amend, modify or waive (A) the pro rata sharing provisions of Section 2.15(a), Section 2.15(b), Section 2.15(c) or Section 11.09(b) or (B) the provisions of Section 2.17(d) or Section 9.04, in each case, without the written consent of each Lender Party directly and adversely affected thereby;
(e)change any provision of this Section 11.01 (other than the last two paragraphs of this Section 11.01; provided that no change in such two paragraphs shall otherwise affect the provisions of clauses (a) through (k) of this Section 11.01) or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(f)other than in a transaction permitted under Section 8.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(g)other than in a transaction permitted under Section 8.04 or Section 8.05, release all or substantially all of the value of the aggregate Guaranty, without the written consent of each Lender;

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(h)amend, modify or waive any provision of this Agreement in a manner that would adversely affect any Class of Lenders disproportionately to any other Class of Lenders without the consent of each Lender of the adversely affected Facility;
(i)waive any condition precedent to a credit extension under any Facility without the consent of the Required Lenders;
(j)subordinate the Obligations to any other Indebtedness for borrowed money or the Liens granted to the Collateral Agent (for the benefit of the Secured Parties) in the Collateral to the Liens securing any other Indebtedness for borrowed money without the written consent of each Lender directly and adversely affected thereby; or
(k)amend, modify or waive (i) the definitions of “Commercialization”, “Qualified Contract” or “Independent Manager” or (ii) Section 2.18, Section 7.22, Section 8.05, Section 8.10 or Section 8.20, in each case, without the prior written consent of the KLIM Representative;
and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or Collateral Agent, in each’s capacity as such, in addition to the Borrower and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (ii) Section 11.07(g) may not be amended, waived or otherwise modified without the consent of each Lender all or any part of whose Loans are being funded by a Conduit Lender at the time of such amendment, waiver or other modification; and (iii) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, any amendment, modification, waiver or consent may be effected with the consent of the applicable Lenders other than Affiliate Lenders, except that (x) the Commitments of any such Affiliate Lender may not be increased or extended, the maturity of the Loans of any Affiliate Lender may not be extended, the rate of interest on any of such Loans may not be reduced, the fees or premium of or due in respect of any such Loans may not be reduced, the principal amount of any of such Loans may not be forgiven, the pro rata status of such Loans may not be forgiven, in each case without the consent of such Affiliate Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Affiliate Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Affiliate Lender than it is to, other affected Lenders shall require the consent of such Affiliate Lender.
Notwithstanding anything to the contrary herein, if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law: each Affiliate Lender shall not have the right to vote in accordance with its discretion, but shall authorize the Administrative Agent to vote on its behalf as directed by the Required Lenders (and such Affiliate Lender shall grant to the Administrative Agent a power of attorney in furtherance thereof) and shall agree not take any step or action (whether directly or indirectly) in such proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party to which the Administrative Agent has consented with respect to any disposition of assets by the relevant Loan Party or any equity or debt financing to be made to the relevant Loan Party), including the

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filing of any pleading by the Administrative Agent in (or with respect to any matters related to) the proceeding so long as the Administrative Agent is not taking any action to treat such Affiliate Lender’s Loans in a manner that is less favorable to such Affiliate Lender in any material respect than the proposed treatment of similar Obligations held by other Lenders.
Notwithstanding anything else to the contrary contained in this Section 11.01, (a) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (b) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following receipt of notice thereof.
Notwithstanding anything to the contrary herein, at any time and from time to time and on one or more occasions, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders of any Facility that would, if and to the extent accepted by any such Lender, (a) extend the Scheduled Termination Date for such Facility and any amortization of the Loans and Commitments under such Facility and/or change the Applicable Rate and/or fees payable with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lender Parties in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “Term Facility”, as applicable, for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the relevant Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent), (ii) no Event of Default shall have occurred and be continuing at the time of such loan modification other than as would be cured by the execution of such loan modification and (iii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent, without its prior written consent.
In connection with any such loan modification, the Borrower and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lender Parties that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender Party has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such

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modified Loans and/or Commitments as a “Term Facility”, as applicable, hereunder). No Lender Party shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 5.01 with respect to the Loan Parties.
If, in connection with any such loan modification, any Lender declines to consent to such loan modification on the terms and by the deadline set forth in such loan modification offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Accepting Lender, replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.07) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable loan modification offer, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the affected Class assigned by it pursuant to this paragraph, accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.08(a)) payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 11.07(b).
Section 11.02Notices; Electronic Communications
.
(a)General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to any Borrower Entity or any Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto; and
(ii)if to any other Lender Party, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

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Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III or Article IX unless otherwise agreed by the Administrative Agent, the Borrower (in respect of notices pursuant to Article IX) and the applicable Lender Party. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(b)The Platform. The Borrower hereby acknowledges that the Administrative Agent will make available to the Lender Parties materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Debtdomain, SyndTrak, DebtX or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrower, any Lender Party or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). The Borrower shall use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to Public Lenders, and Borrower Materials shall be permitted to be made available through the “Public Side Information” portion of the Platform only if they are clearly and conspicuously marked “PUBLIC.” The Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as suitable only for posting on a portion of the Platform not designated “Public Side Information”.

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(c)Change of Address, Etc. Each of the Borrower and each Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and each Agent. In addition, each Lender Party agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender Party. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or their securities for purposes of United States federal or state securities Laws.
(d)Reliance by Agents and Lender Parties. The Agents and the Lender Parties shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agents, each Lender Party and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.
Section 11.03No Waiver; Cumulative Remedies; Enforcement
. No failure by any Lender Party or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lender Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender Party from exercising setoff rights in accordance with Section 11.09 (subject to the terms of Section 2.10), or (c) any Lender Party from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is

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no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 11.04Expenses
. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all reasonable documented costs and expenses incurred in connection with the preparation, negotiation, and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable documented fees, disbursements and other charges of counsel (limited to the reasonable documented fees, disbursements and other charges of one primary counsel to the Agents and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of an actual or potential conflict of interest, where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm or counsel in each relevant jurisdiction for each such affected person)), and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender for all reasonable documented costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring and all documentary taxes associated with the Facilities), including the reasonable documented fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, the other Agents and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the event of any actual or potential conflict of interest, where the party affected by such conflicts informs the Borrower of such conflict and thereafter retains its own counsel in each relevant jurisdiction for each Lender or group of Lenders or Agents subject to such conflict), in each case without duplication for any amounts paid (or indemnified) under Section 4.01 or Section 4.04. The foregoing costs and expenses shall include, without duplication of Taxes or Other Taxes paid or indemnified pursuant to Section 4.01 and Section 4.04, all search, filing, recording, title insurance and appraisal charges and fees and Impositions related thereto, and other out-of-pocket expenses incurred by any Agent but shall exclude any Excluded Taxes. All amounts due under this Section 11.04 shall be paid within ten (10) days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least three (3) Business Days prior to the Closing Date). The agreements in this Section 11.03 shall survive the termination of all of the Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts

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payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.
Section 11.05Indemnification by the Borrower
. The Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender Party, each of their respective Related Parties (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including Agent Expenses and the fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee in each relevant jurisdiction, and (iii) if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment, or Loan or the use or proposed use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, ((x) and (y), collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by any Borrower, its equity holders, its Affiliates, creditors or any other third person. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, nor shall any Indemnitee have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether

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before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties under this Section 11.05. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above. All amounts due under this Section 11.05 shall be payable within 30 days after demand therefor. The agreements in this Section 11.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender Party, the termination of all of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 11.05 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.
Section 11.06Payments Set Aside
. To the extent that any payment by or on behalf of any Borrower is made to any Agent or any Lender Party, or any Agent or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 11.07Successors and Assigns
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(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 8.04), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 11.07.

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(b)(i) Subject to the conditions set forth in clause 11.07(b)(i)(A) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
(A)the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment to (w) a Lender, (x) an Affiliate of a Lender or (y) an Approved Fund (any two (2) or more Approved Funds related to the same Lender being treated as a single Eligible Assignee for all purposes of this Section 11.07) or, if an Event of Default under Section 9.01(a), (f) or (g) has occurred and is continuing, any other Eligible Assignee; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days of the date on which approval is requested;
(B)the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund (any two more Approved Funds related to the same Lender being treated as a single Eligible Assignee for all purposes of this Section 11.07); provided further that to the extent that the Administrative Agent has not objected to any such assignment within ten (10) Business Days of a request for such consent it shall be deemed to have consented to such assignment; and
(i)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in respect of the Term Facility, unless in each case, each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 9.01(a), (f) or (g) has occurred and is continuing and the consent of the Administrative Agent shall not be unreasonably withheld, conditioned or delayed and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(B)the assigning Lender and the Assignee party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recording fee in the case of any assignment);
(C)the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws;

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(D)no such assignment shall be made to any natural person; and
(E)the assigning Lender may deliver any Notes or, in lieu thereof, a lost note affidavit reasonably acceptable to the Borrower evidencing such Loans to the Borrower or the Administrative Agent.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to (c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 4.01, Section 4.03, Section 4.04, Section 11.03 and Section 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 11.08). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with (d).
In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent (such consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed), the applicable Aggregate Exposure Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Aggregate Exposure Percentage of all Loans in accordance with its Aggregate Exposure Percentage thereof. Subject to Section 11.25, except to the extent expressly agreed by the affected parties, no assignment by a Defaulting Lender shall constitute a waiver or release of any claims of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of any applicable non-defaulting Lender as a result of such non-defaulting Lender’s increased exposure following such assignment.
(c)The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption and Affiliate Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms

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hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, an Affiliate Lender, a Defaulting Lender, an Affiliate of a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. Subject to (e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 4.01, Section 4.03 and Section 4.04 (subject to the requirements and the limitations of such Sections and Section 11.15) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to (b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.
(e)A Participant shall not be entitled to receive any greater payment under Section 4.01, Section 4.04 or Section 4.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.07(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one (1) year and one (1) day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

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(h)Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans hereunder to any Affiliate Lender, but only if:
(i)the assigning Lender and Affiliate Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit D-2 hereto (an “Affiliate Lender Assignment and Assumption”) in lieu of an Assignment and Assumption and the Administrative Agent shall record such assignment on the Register pursuant to Section 11.07(c);
(ii)after giving effect to such assignment, Affiliate Lenders shall not, in the aggregate, own or hold Term Loans with an aggregate principal amount in excess of 30% of the principal amount of all Term Loans then outstanding (calculated as of the date of such purchase) (such percentage, the “Affiliate Lender Cap”); and
(iii)such Affiliate Lender shall at all times be subject to the voting restrictions specified in Section 11.01 with respect to matters relating to the Term Loan held by such Affiliate Lender.
(i)Notwithstanding anything to the contrary herein, (i) Affiliate Lenders shall not have any right to attend (including by telephone) any meeting or discussions (or portion thereof) among the Lenders to which representatives of the Borrower are not then present, (ii) Affiliate Lenders shall not have any right to receive any information or material prepared by the Administrative Agent or any other Lender to the extent provided solely to Lenders (other than the right to receive notices of borrowings, notices of prepayments, and other administrative notices in respect of its Loans or Commitments required to be delivered pursuant to Article II), (iii) at the time of any purchase or sale of any Term Loans held by an Affiliate Lender, such Affiliate Lender shall disclose its identity to the counterparty to such purchase or sale and shall either (x) represent and warrant that such Affiliate Lender is not in possession of any information that has not been disclosed to the Administrative Agent and non-Public Lenders and that would reasonably be expected to be material to a Lender’s decision to participate in such purchase or sale or (y) make a statement that such representation cannot be made; and (iv) no Borrower or any Affiliate of a Borrower shall be entitled to receive advice of counsel to the Agents or other Lenders and none of them shall challenge any assertion of attorney-client privilege by any Agent or other Lender.
(j)The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of (i) each Conduit Lender (other than any Conduit Lender that is treated as a disregarded entity of the applicable Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 11.07(g) and (ii) each Participant, and the amount of each such Conduit Lender’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement.
(k)Notwithstanding anything to the contrary contained herein but subject to recording thereof by the Administrative Agent pursuant to Section 11.07(c), each Lender shall

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have the right at any time to sell, assign or transfer all or a portion of its Term Commitment and Term Loans owing to it (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan and any related Term Commitments) to the Borrower or any Affiliate Lender on a non pro rata basis among the Lenders through (x) one or more Dutch Auctions open to all Lenders holding the relevant Term Loans on a pro rata basis (provided that (A) notice of the Dutch Auction shall be made to all Term Lenders and (B) the Dutch Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with the Dutch Auction procedures set forth on Schedule IB and are otherwise reasonably acceptable to the Borrower and the Auction Manager) or (y) open market purchases, in each case with respect to clauses (x) and (y), without the consent of the Administrative Agent, and subject to the following additional limitations, provided that, such open market purchases shall be (i) made through a third party market maker or an established market, (ii) be open to any Term Lender and (iii) not be made in connection with any concurrent debt exchange or refinancing:
(i)the assigning Lender and Borrower, as applicable, shall execute and deliver to the Administrative Agent an Affiliate Lender Assignment and Assumption;
(ii)(A) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (C) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;
(iii)no Default or Event of Default shall have occurred and be continuing after giving effect to any such purchase, it being understood and agreed that no representation shall be required of the Borrower relating to its possession of material non-public information.
(l)Notwithstanding anything to the contrary in this Agreement, unless an Event of Default has occurred and the Required Lenders have elected to exercise remedies in connection with such Event of Default, no assignment or participation shall be made to, and no increase in any Commitment shall be provided by, any Person that was a bona fide competitor of any Borrower Entity as of the date on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person or the applicable increase effective date, as the case may be; provided, however, that none of the following shall be considered a competitor of any Borrower Entity: (i) any bona fide debt fund, investment vehicle, or other financial institution (including any such Person that is an Affiliate of a competitor of a Borrower Entity but is primarily engaged in the business of making, purchasing, holding, or otherwise investing in commercial loans, bonds, and similar extensions of credit in the ordinary course of business), (ii) any commercial bank, insurance company, or other regulated financial institution, even if such institution has an Affiliate that would otherwise constitute a competitor of a Borrower Entity or (iii) any other Person specified in a written notice to the Borrowers as a proposed assignee if the Borrowers do not deliver a written objection within five (5) Business Days following receipt of such notice on the grounds that such Person is a competitor.
(m)Notwithstanding anything to the contrary in this Agreement, no assignment or participation shall involve any Sanctioned Person or result in a violation of AML

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Laws, Anti-Corruption Laws, Ex-Im Laws or Sanctions by any Person (including any Lender Party, any Agent or any other party hereto or their respective Affiliates).
Section 11.08Confidentiality
. Each of the Agents and the Lender Parties agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, employees and agents, including accountants, legal counsel and other advisors, any numbering administration and settlement service providers and other Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent requested by any Governmental Authority or representative thereof or regulatory authority (including any self-regulatory authority or representative thereof) having jurisdiction over such Agent, Lender Party or its respective Affiliates or in connection with any pledge or assignment permitted under Section 11.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process (in which case such Agent or Lender Party agrees to the extent practicable and not prohibited by applicable, law, rule or regulation to inform the Borrower promptly thereof, prior to such disclosure if possible, or at such later time as may be required by law); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 11.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower or its obligations (including (i) any credit insurance provider and related broker relating to the Borrower and its obligations and (ii) any leverage provider, provided that, with respect to this clause (ii), prior to any Lender Party disclosing confidential Information to any such leverage provider, the Lender Party must give written notice to the Borrower of the identity of any such leverage provider to the extent such Lender Party is not prohibited from disclosing the identity of such leverage provider as a result of any confidentiality agreement not entered into in contemplation of this clause (ii)); (g) with the prior written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach by any Lender Party or any Agent of this Section 11.08; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender Party) or (k) to the extent that such information was already in any Lender Party’s or its Affiliate’s rightful possession or is independently developed by such Lender Party or any of its Affiliates or (l) in communications with a Governmental Authority regarding AML Laws, Anti-Corruption Laws, Ex-Im Laws or Sanctions. In addition, the Agents and the Lender Parties may disclose the existence of this Agreement to market data collectors, similar service providers to

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the lending industry, and service providers to the Agents and the Lender Parties in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings. For the purposes of this Section 11.08, “Information” means all information received from any Loan Party or any of their respective Affiliates relating to any Borrower Entity or its business including without limitation information delivered pursuant to Section 7.01, Section 7.02 or Section 7.03 hereof, other than any such information that is publicly available to any Agent or any Lender Party prior to disclosure by any Loan Party or any of their respective Affiliates other than as a result of a breach of this Section 11.08 by any Lender Party or Agent; provided that, in the case of information received from a Loan Party or any of their respective Affiliates after the Closing Date, such information shall be deemed to be confidential unless clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing in this paragraph shall prohibit any person from voluntarily disclosing or providing any information within the scope of this paragraph to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this paragraph shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
Each of the Administrative Agent and each Lender Party acknowledge that (i) the Information may include material non-public information concerning any Borrower Entity, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
Section 11.09Setoff
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(a)In addition to any rights and remedies of the Lender Parties provided by Law, upon the occurrence and during the continuance of any Event of Default under Section 9.01(a), Section 9.01(f) or Section 9.01(g), each Agent and each Lender Party is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party, at any time held by, and other Indebtedness at any time owing by, such Agent or such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Agent or such Lender Party hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender Party shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. The rights of each Agent and each Lender under this Section 11.09 are in addition to other rights and remedies (including other rights of setoff) that such Person may have; provided that, in the event that any Defaulting Lender shall exercise any such right of

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setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.07 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
(b)Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or to Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 11.07), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.01(f), or otherwise), in a greater proportion than any such payment to or collateral received by any Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other and Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that, if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. This (b) shall survive the termination of this Agreement.
Section 11.10Interest Rate Limitation
. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to any Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 11.11Counterparts
. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other

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electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.
Section 11.12Integration; Effectiveness
. This Agreement and the other Loan Documents, and those provisions of any Fee Letter that, by its terms, survive the termination or expiration of such Fee Letter and/or the execution and delivery of the Loan Documents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. It is expressly agreed and confirmed by the parties hereto that the provisions of each Fee Letter shall survive the execution and delivery of this Agreement, and the occurrence of the Closing Date, and shall continue in effect thereafter in accordance with its terms. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents, the Lender Parties or any Secured Party in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
Section 11.13Survival of Representations and Warranties
. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender Party, regardless of any investigation made by any Agent or any Lender Party or on their behalf and notwithstanding that any Agent or any Lender Party may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan, any other Obligation hereunder shall remain unpaid or unsatisfied.
Section 11.14Severability
. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.15Tax Forms

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(a)Each Lender Party and Agent shall deliver to the Borrower and the Administrative Agent, when reasonably requested by the Borrower or the Administrative Agent, such properly completed executed documentation and information as will permit payments hereunder to be made without withholding or at a reduced rate of withholding, or as will permit the Borrower and the Administrative Agent to determine the applicable rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 11.15(b) and (c) below) shall not be required if in the Lender Party’s reasonable judgment such completion, execution or submission would subject such Lender Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender Party.
(b)(i) Without limiting the generality of the foregoing, each Lender Party that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant or Conduit Lender, to the relevant Lender), prior to receipt of any payment hereunder subject to withholding under the Code (or upon accepting an assignment of an interest herein), (x) two duly signed, properly completed copies of either IRS Form W-8BEN, W-8BEN-E or any successor thereto (relating to such Foreign Lender and, if applicable, entitling it to an exemption from, or reduction of, United States withholding Imposition on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document), (y) two duly signed, properly completed copies of IRS Form W-8BEN, W-8BEN-E or any successor thereto and a certificate in the form of Exhibit F that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a ten-percent (10%) shareholder within the meaning of Section 871(h)(3)(B) of the Code or (iii) a controlled foreign corporation related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code or (z) two duly signed, properly completed copies of either IRS Form W-8IMY or any successor thereto, together with all required attachments. Thereafter and from time to time, each such Foreign Lender shall promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms and/or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant Governmental Authority or such other evidence as is satisfactory to the Borrower and the Administrative Agent (in either case, in its sole discretion)) as may then be prescribed by then current United States Laws and regulations to avoid or reduce, United States withholding Impositions in respect of all payments to be made to such Foreign Lender by any Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or other evidence previously delivered by it to the Borrower and the Administrative Agent (including, for the avoidance of doubt, due to a designation of a new Lending Office) and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.
(i)Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own

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account with respect to any portion of any such sums paid or payable, and at such other times as prescribed by the last sentence of Section 11.15(b) or as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed, properly completed, original copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding Imposition, and (B) two duly signed, properly completed, original copies of IRS Form W-8IMY (or any successor thereto), together with all required supporting documentation, and any other certificate or statement of exemption required under the Law, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.
(ii)The Borrower shall not be required to pay any additional amount or any indemnity payment under Section 4.01 (other than Section 4.01(b) and, to the extent it relates to Other Taxes and reasonable expenses arising therefrom or with respect thereto, Section 4.01(c)) to (A) any Foreign Lender if such Foreign Lender shall have failed to satisfy the provisions of this Section 11.15 or Section 4.01(g), or (B) any U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 11.15(c); provided that, if such Lender Party shall have satisfied the requirements of this Section 11.15 or Section 4.01(g) (as applicable) on the date such Lender Party became a Lender Party (including, for the avoidance of doubt, as a result of an assignment), nothing in Section 11.15(a), (b) or (c) or Section 4.01(g) shall relieve any Borrower of its obligation to pay any amounts pursuant to Section 4.01 in the event that, as a result of any U.S. Tax Law Change, such Lender Party is no longer properly entitled to deliver forms, or certificates at a subsequent date establishing the fact that such Lender Party or other Person for the account of which such Lender Party receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.
(iii)The Administrative Agent may deduct and withhold any Impositions required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.
(c)Each Lender Party that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower (or in the case of a Participant or Conduit Lender, to the relevant Lender) two duly signed, properly completed, original copies of IRS Form W-9 (or any successor form) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement, including, for the avoidance of doubt, by means of an assignment), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding. If such U.S. Lender fails to deliver such forms, then the applicable Withholding Agent may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding imposed by the Code (and for the avoidance of doubt, such backup withholding will constitute an Excluded Tax).
(d)On or before the date that the Administrative Agent or any successor or replacement Administrative Agent becomes the Administrative Agent hereunder or any such form expires or becomes obsolete or inaccurate in any respect, and at such other times upon the reasonable request of the Borrower, the Administrative Agent shall deliver to the Borrower two copies of duly executed either (1) if the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, IRS Form W-9, or (2) if the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (a) IRS Form W-8ECI with respect to amounts it receives on its own account and (b) IRS Form

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W-8IMY (or successor form) with respect to all other payments certifying that it is either (x) a “qualified intermediary” and that it assumes primary withholding responsibility under Chapters 3 and 4 of the Code and primary IRS Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others or (y) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to payments (and the Borrower agrees to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)), with the effect that the Borrower and the other Loan Parties can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States. The Administrative Agent agrees that if it becomes aware any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.
(e)If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any Imposition or other amount from payments made to or for the account of any Foreign Lender or U.S. Lender (other than Impositions for which any Borrower is responsible under Section 4.01), such Foreign Lender or U.S. Lender shall indemnify the Administrative Agent for the full amount of Impositions imposed or asserted by such Governmental Authority and any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Impositions were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender Party by the Administrative Agent shall be conclusive absent manifest error. Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender Party under any Loan Document or otherwise payable by the Administrative Agent to the Lender Party from any other source against any amount due to the Administrative Agent under this paragraph.
The obligation of the Foreign Lenders or U.S. Lenders, severally, under this Section 11.15 shall survive the termination of all of the Commitments, repayments of all other Obligations hereunder and the resignation of the Administrative Agent.
Notwithstanding any other provision of this Section 11.15, a Lender Party shall not be required to deliver any form that such Lender Party is not legally able to deliver; provided that, on the Closing Date, each Foreign Lender that becomes a Lender Party on such date shall deliver such properly completed and executed documentation and information as will permit payment hereunder to be made without withholding of U.S. federal withholding tax.
Section 11.16Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (EXCEPT THE MORTGAGES) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. EACH PARTY HERETO EXPRESSLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE

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SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT THAT AN ACTION TO FORECLOSE ON THE MORTGAGES SHALL BE BROUGHT IN THE COUNTY IN WHICH THE MORTGAGE PROPERTY IS LOCATED), AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 11.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Section 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 11.17WAIVER OF RIGHT TO TRIAL BY JURY
. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 11.18Binding Effect

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. When this Agreement shall have become effective in accordance with Section 11.12, it shall thereafter be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders except as permitted by Section 8.04.
Section 11.19No Advisory or Fiduciary Responsibility
. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that it has informed its Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower and its Subsidiaries and any Agent or any Lender is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or any Lender has advised or is advising the Borrower and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Agents and the Lenders, on the other hand, (C) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and Lender is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither any Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither any Agent nor any Lender has any obligation to disclose any of such interests and transactions to the Borrower or any of its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 11.20Affiliate Activities
. The Borrower acknowledges that each Agent and each Lender (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other

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activities may involve securities and instruments of the Borrower and its Affiliates, as well as of other entities and persons and their Affiliates which may (a) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan Documents, (b) be customers or competitors of the Borrower and its Affiliates or (c) have other relationships with the Borrower and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.
Section 11.21Electronic Execution of Assignments and Certain Other Documents
. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
Section 11.22USA PATRIOT ACT
. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and Beneficial Ownership Regulation.
Section 11.23[Reserved]
.
Section 11.24Scope of Liability
. Notwithstanding anything to the contrary in this Agreement, any other Loan Document, or any other document, certificate or instrument executed by any Loan Party pursuant hereto or thereto, none of the Lender Parties or Agents shall have any claims with respect to the

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transactions contemplated by the Loan Documents against any present or future holder (whether direct or indirect) of any Equity Interests in any Loan Party (other than the Equity Interests in any Loan Party held by any other Loan Party), or, in each case, any of their respective Affiliates (other than the Loan Parties), shareholders, officers, directors, employees, representatives, Controlling persons, executives or agents (collectively, the “Non-Recourse Persons”), such claims against such Non-Recourse Persons (including as may arise by operation of Law) being expressly waived hereby; provided that the foregoing provision of this Section 11.24 shall not:
(a)constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the Obligations, or of any of the terms, covenants, conditions, or provisions of any Loan Document and the same shall continue (but without personal liability of the Non-Recourse Persons) until fully paid, discharged, observed, or performed;
(b)constitute a waiver, release or discharge of any lien or security interest purported to be created pursuant to the Collateral Documents (or otherwise impair the ability of any Secured Party to realize or foreclose upon any Collateral);
(c)limit or restrict the right of any Lender Party or Agent (or any assignee, beneficiary or successor thereto) to name any Loan Party or any other person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to any Loan Document, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Person, except as set forth in other provisions of this Section 11.24; or
(d)in any way limit or restrict any right or remedy of any Lender Party or Agent (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Non-Recourse Persons shall remain fully liable to the extent that it would otherwise be liable for its own actions with respect to, any fraud (which shall not include innocent or negligent misrepresentation), willful misrepresentation, or misappropriation of revenues, profits or proceeds from or of the Project or any Collateral, that should or would have been paid as provided herein or paid or delivered to any Lender Party or Agent (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other Loan Document.
The limitations on recourse set forth in this Section 11.24 shall survive the repayment of Obligations and the termination of this Agreement.
Section 11.25Acknowledgement and Consent to Bail-In of Affected Financial Institutions
. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and.

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(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 11.26ERISA Representation
.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in,

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administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 11.27Acknowledgement Regarding Any Supported QFCs
. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 11.27, the following terms have the following meanings:

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“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
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IN WITNESS WHEREOF, the parties hereto have executed this Credit Agreement as of the date first written above.

HALLADOR ENERGY COMPANY,
as Borrower

By:	/s/TODD E. TELESZ
Name: Todd E. Telesz
Title: Executive Vice President, Chief Executive Officer and Treasurer

TURTLE CREEK GAS HOLDINGS, LLC,
as Borrower

By:	/s/TODD E. TELESZ
Name: Todd E. Telesz
Title: Vice President and Treasurer

[Hallador – Signature Page to Credit Agreement]

U.S. BANK TRUST COMPANY NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/JAMES A. HANLEY
Name: James A. Hanley
Title: Senior Vice President

[Hallador – Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/ANJUM SARWAR
Name: Anjum Sarwar
Title: VP

[Hallador – Signature Page to Credit Agreement]

LIBERTY ORIGINATION SOLUTIONS LLC,
as Term Lender

By:	/s/ANTHONY PASQUA
Name: Anthony Pasqua
Title: Authorized Signatory

KL FINANCIAL PRODUCTS LLC,
as Term Lender

By:	/s/ANTHONY PASQUA
Name: Anthony Pasqua
Title: Authorized Signatory

KL FINANCIAL PRODUCTS LLC,
as Term Lender

By:	Kennedy Lewis Capital Holdings LLC, its Investment Advisor

By:	/s/ANTHONY PASQUA
Name: Anthony Pasqua
Title: Authorized Signatory

[Hallador – Signature Page to Credit Agreement]